UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐      Soliciting Material Pursuant to §240.14a-12
REALNETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
INFORMATION CONCERNING PROXY SOLICITATION AND VOTING
PROPOSAL 1 -- ELECTION OF DIRECTORS
BOARD OF DIRECTORS
VOTING SECURITIES AND PRINCIPAL HOLDERS

RealNetworks, Inc. 2601 Elliott Avenue, Suite 1000, Seattle, WA 98121

August 12, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 2:00 p.m. on Monday, September 21, 2009 at the Bell Harbor International Conference Center, 2211 Alaskan Way, Seattle, Washington 98121.

At the Annual Meeting, the following matters of business will be presented:

1.	The election of John Chapple and Robert Glaser as Class 3 directors, each to serve for a three-year term, and the election of Pradeep Jotwani as a Class 2 director to serve for a two-year term;

2.	The approval of amendments to certain of RealNetworks’ equity plans, including (among other amendments) to permit a one-time stock option exchange program for eligible employees other than directors and Section 16 officers;

3.	The ratification of the appointment of KPMG LLP as RealNetworks, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4.	The transaction of any other business properly presented at the meeting.

Detailed information as to the business to be transacted at the Annual Meeting is contained in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

The Board of Directors unanimously recommends a vote “For” each of the foregoing proposals.

We encourage you to join us and participate in the meeting. If you are unable to do so, you have the option to vote in one of three ways:

1.	Sign and return the enclosed proxy card as soon as possible in the envelope provided;

2.	Call the toll-free telephone number shown on your proxy card; or

3.	Vote via the Internet as described in the accompanying proxy statement.

On behalf of the Board of Directors, I would like to express our appreciation for your support of RealNetworks. We look forward to seeing you at the meeting.

Sincerely,

Robert Glaser
Chief Executive Officer and
Chairman of the Board

RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000
Seattle, Washington 98121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
August 12, 2009

To the Shareholders of RealNetworks, Inc.:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of RealNetworks, Inc., a Washington corporation, will be held on Monday, September 21, 2009, at 2:00 p.m., local time, at the Bell Harbor International Conference Center, 2211 Alaskan Way, Seattle, Washington 98121. At the Annual Meeting, the following business matters will be presented:

(1)	The election of John Chapple and Robert Glaser as Class 3 directors to serve until the 2012 annual meeting of shareholders and the election of Pradeep Jotwani as a Class 2 director to serve until the 2011 annual meeting of shareholders, or until the earlier of each such director’s earlier retirement, resignation or removal, or the election of his successor;

(2)	The approval of amendments to the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated, the RealNetworks, Inc. 2000 Stock Option Plan, as amended and restated, and the RealNetworks, Inc. 1996 Stock Option Plan, as amended and restated, including (among other amendments) to permit a one-time stock option exchange program for eligible employees other than directors and Section 16 officers;

(3)	The ratification of the appointment of KPMG LLP as RealNetworks, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

(4)	The transaction of any other business properly presented at the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

This Proxy Statement is being issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of RealNetworks, Inc. for use at RealNetworks, Inc.’s 2009 Annual Meeting of Shareholders. You are entitled to vote at the Annual Meeting if you were a shareholder of record at the close of business on July 23, 2009. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at the principal executive offices of RealNetworks, Inc. located at 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121.

The 2008 Annual Report and this Proxy Statement can be viewed at http://www.proxydocs.com/rnwk in accordance with the rules of the U.S. Securities and Exchange Commission.

BY ORDER OF THE BOARD OF DIRECTORS

Robert Kimball
Executive Vice President, Corporate Development and Law, General Counsel and Corporate Secretary

Seattle, Washington
August 12, 2009

YOUR VOTE IS IMPORTANT!

All shareholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you plan to attend the meeting, please vote by telephone or Internet, as described in the accompanying Proxy Statement, or complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may still vote in person if you attend the meeting, even if you have given your proxy. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a proxy card issued in your name.

RealNetworks, Inc.

2009 PROXY STATEMENT

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of RealNetworks, Inc. for use at the Annual Meeting of Shareholders to be held Monday, September 21, 2009, at 2:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Bell Harbor International Conference Center, 2211 Alaskan Way, Seattle, Washington 98121.

These proxy solicitation materials and RealNetworks’ Annual Report to Shareholders for the fiscal year ended December 31, 2008, including financial statements, were mailed on or about August 12, 2009, to all shareholders entitled to vote at the Annual Meeting.

Record Date and Quorum

Shareholders of record at the close of business on July 23, 2009, the record date, are entitled to notice of and to vote their shares at the Annual Meeting. At the record date, 134,771,677 shares of RealNetworks’ common stock, $0.001 par value per share, were issued and outstanding. The common stock is listed for trading on the Nasdaq Global Select Market under the symbol RNWK. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered as shares present at the Annual Meeting for the purpose of determining a quorum.

How to Vote

Registered shareholders can vote by telephone, by the Internet or by mail, as described below. If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you.

Registered shareholders may cast their vote by:

(1)	Signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;

(2)	Accessing the Internet website www.proxyvoting.com/rnwk and following the instructions provided on the website; or

(3)	Calling 1-866-540-5760 and voting by following the instructions provided on the phone line.

We encourage you to vote your shares in advance of the Annual Meeting date even if you plan on attending the Annual Meeting.

Vote Required, Abstentions and Broker Non-Votes

Each holder of record of common stock on the record date is entitled to one vote for each share held on all matters to be voted on at the Annual Meeting.

If a quorum is present at the Annual Meeting, the three candidates for director who receive the highest number of affirmative votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors.

If a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares present in person or represented by proxy and voting on the matter is required for the approval of Proposal 2.

If a quorum is present at the Annual Meeting, Proposal 3 will be approved if the number of votes cast in favor of this proposal exceeds the number of votes cast against the proposal.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of “uninstructed shares,” in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are “non-discretionary,” however, and brokers who have received no instructions from their clients do not have discretion to vote such uninstructed shares on those items. At this year’s meeting, brokers will have discretion to vote uninstructed shares on the election of directors and Proposal 3, but not on Proposal 2.

The failure of a brokerage firm or other intermediary to vote its customers’ shares at the Annual Meeting will have no effect on the proposal for the election of directors or Proposal 3 since the approval of such proposals is based on the number of votes actually cast for or against the proposal (as applicable). Additionally, broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will not be counted as votes for or against a matter where the approval of such matter only requires a majority of the shares voting thereon and, accordingly, will have no effect on Proposal 2.

Shareholders may abstain from voting on the nominees for director and on Proposals 2 and 3. Abstention from voting on the nominees for director and on Proposal 3 will have no effect, since the approval of each matter is based solely on the number of votes actually cast for or against the proposal (as applicable). Abstention from voting on Proposal 2 will have the same effect as votes against this proposal.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will determine whether or not a quorum is present at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of RealNetworks at RealNetworks’ principal offices as set forth above in the Notice of Annual Meeting a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Proxy Solicitation

The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by RealNetworks. Proxies will be solicited by mail and may also be solicited by RealNetworks’ directors, officers and other employees, without additional remuneration, in person or by telephone, electronic mail or facsimile transmission. RealNetworks will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of the record date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. In addition, RealNetworks has engaged Innisfree M&A Incorporated to provide proxy solicitation services for a fee of $25,000, plus reimbursement of its out-of-pocket expenses. Your cooperation in promptly voting your shares and submitting your proxy by telephone, Internet or by completing and returning the enclosed proxy card will help to avoid additional expense.

Shareholder Proposals for 2010 Annual Meeting

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement and form of proxy prepared in connection with RealNetworks’ 2010 annual meeting of shareholders must deliver a copy of the proposal to the Corporate Secretary of RealNetworks, at the principal offices of RealNetworks, not less than one hundred twenty (120) days prior to the first anniversary of the date that this Proxy Statement was released to RealNetworks’ shareholders, or, if the date of RealNetworks’ 2010 Annual Meeting has been changed by more than 30 days from the date of RealNetworks’ 2009 Annual Meeting, then no later than a reasonable time before RealNetworks begins to print and mail its proxy materials. To be eligible to submit a proposal for inclusion in our proxy statement, a shareholder must have continually been a record or beneficial owner of shares of Common Stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

A shareholder of record who intends to submit a proposal at the 2010 annual meeting of shareholders that is not eligible or not intended for inclusion in RealNetworks’ proxy statement must provide written notice to RealNetworks, addressed to the Corporate Secretary at the principal offices of RealNetworks, not less than one hundred twenty (120) days prior to the first anniversary of the date that this Proxy Statement was released to RealNetworks’ shareholders, or, if the date of RealNetworks’ 2010 Annual Meeting has been changed by more than 30 days from the date of RealNetworks’ 2009 Annual Meeting, then no later than a reasonable time before RealNetworks begins to print and mail its proxy materials. The notice must also satisfy certain additional requirements specified in RealNetworks’ Bylaws. A copy of the Bylaws will be sent to any shareholder upon written request to the Corporate Secretary of RealNetworks.

Shareholder Communication with the Board of Directors

Shareholders who wish to communicate with RealNetworks’ Board of Directors, or with any individual member of the Board, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward the same to the intended recipient. Shareholder communications must include confirmation that the sender is a shareholder of RealNetworks. All such communications will be reviewed by RealNetworks’ General Counsel and Corporate Secretary or Chief Financial Officer in order to create an appropriate record of the communication, to assure director privacy, and to determine whether the communication relates to matters that are appropriate for review by RealNetworks’ Board of Directors or by any individual director. Communications will not be forwarded to Board members that (i) are unrelated to RealNetworks’ business, (ii) contain improper commercial solicitations, (iii) contain material that is not appropriate for review by the Board of Directors based upon RealNetworks’ Bylaws and the established practice and procedure of the Board, or (iv) contain other improper or immaterial information.

Householding Information

If you share an address with another shareholder, each shareholder may not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials. Shareholders who do not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials, but would like to receive a separate copy or additional copies, may request these materials by sending an e-mail to investor_relations@real.com, calling 1-206-892-6320 or writing to: Investor Relations, RealNetworks, Inc., 2601 Elliott Avenue, Suite 1000, Seattle, WA 98121.

Shareholders who share an address and receive multiple copies of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials may also request to receive a single copy by following the instructions above. Current and prospective investors can also access our Form 10-K, proxy statement and other financial information on the Investor Relations section of our web site at www.realnetworks.com/company/investor.

PROPOSAL 1 — ELECTION OF DIRECTORS

RealNetworks’ Amended and Restated Bylaws provide for a Board of Directors that consists of not less than two and no more than seven members. RealNetworks’ Amended and Restated Articles of Incorporation provide that the directors will be divided into three classes, with each class as nearly equal in number of directors as possible and serving for staggered, three-year terms. The authorized number of directors is currently set at seven. Robert Glaser is a Class 3 director whose term expires at the Annual Meeting. John Chapple was appointed as a Class 3 director on May 1, 2009 to fill the vacancy created by the resignation of Jeremy Jaech, and his initial term expires at the Annual Meeting. Pradeep Jotwani is a Class 2 director who was appointed as a director on July 31, 2008, and as a result of his appointment following the annual meeting of shareholders in 2008, he is subject to election at the Annual Meeting. Jonathan Klein is a Class 2 director whose term expires at the annual meeting of shareholders in 2011. Eric Benhamou, Edward Bleier and Kalpana Raina are Class 1 directors whose terms expire at the annual shareholders meeting in 2010.

At the Annual Meeting, two Class 3 directors are to be elected to serve until the 2012 annual meeting of shareholders and one Class 2 director is to be elected to serve until the 2011 annual meeting of shareholders, each such director to serve until his earlier retirement, resignation, removal, or the election of his successor. John Chapple and Robert Glaser are the nominees who currently serve as Class 3 directors and Pradeep Jotwani is the nominee who currently serves as a Class 2 director. These individuals, including new nominees Messrs. Chapple and Jotwani, have been nominated by the Nominating and Corporate Governance Committee of the Board of Directors, comprised of non-management directors, and recommended to the shareholders by the Board of Directors for election at the Annual Meeting. The accompanying proxy will be voted FOR the election of Messrs. Chapple, Glaser and Jotwani to the Board of Directors, except where authority to so vote is withheld. Proxies may not be voted for a greater number of persons than the number of nominees named. The nominees have consented to serve as directors of RealNetworks if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

Nominees for Director

Class 3 Director Nominees

Robert Glaser has served as Chairman of the Board and Chief Executive Officer of RealNetworks since its inception in February 1994. Mr. Glaser’s professional experience also includes ten years of employment with Microsoft Corporation where he focused on the development of new businesses related to the convergence of the computer, consumer electronics and media industries. Mr. Glaser holds a B.A. and an M.A. in Economics and a B.S. in Computer Science from Yale University. Age 47.

John Chapple has served as a director of RealNetworks since May 2009. Mr. Chapple has served as President of Hawkeye Investments LLC, a privately-owned equity firm investing primarily in telecommunications and real estate ventures, since October 2006, and has served as Chairman of Syracuse University’s Board of Trustees since 2005. Prior to forming Hawkeye, Mr. Chapple served as President, Chief Executive Officer and Chairman of the Board of Nextel Partners and its subsidiaries from August 1998 to June 2006, when the company was purchased by Sprint Communications. From 1995 to 1997, Mr. Chapple was the President and Chief Operating Officer for Orca Bay Sports and Entertainment in Vancouver, B.C. From 1988 to 1995, he served as Executive Vice President of Operations for McCaw Cellular Communications and subsequently AT&T Wireless Services following the merger of those companies. Mr. Chapple serves on the Boards of Directors of Yahoo! Inc., a leading global Internet brand and one of the most trafficked Internet destinations worldwide; Cbeyond, Inc., a publicly traded integrated service telephony company; Seamobile Enterprises, a privately held company providing integrated wireless services at sea; and Telesphere, a privately held VOIP (voice over internet protocol) company. Mr. Chapple holds a Bachelor’s degree from Syracuse University and completed Harvard University’s Advanced Management Program. Age 56.

Class 2 Director Nominee

Pradeep Jotwani has served a director of RealNetworks since July 2008. Mr. Jotwani was employed by Hewlett-Packard Company, a leading provider of printing and personal computing products and IT services, software and solutions, from 1982 to 2007, most recently serving as Senior Vice President of the Printing Supplies Global Business Unit from 2002 to 2007. Mr. Jotwani holds a Bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology, Kanpur, a Master’s degree in Industrial Engineering from the University of Wisconsin-Madison and an M.B.A. from the Stanford University Graduate School of Business. Age 54.

Director Independence

The Board has determined that (i) Messrs. Chapple and Jotwani are independent under the Nasdaq listing standards and (ii) all directors not standing for election at the Annual Meeting are independent under the Nasdaq listing standards and the applicable rules promulgated by the Securities and Exchange Commission (the “SEC”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED IN PROPOSAL 1.

BOARD OF DIRECTORS

The business of RealNetworks is managed under the direction of a Board of Directors, which has responsibility for establishing broad corporate policies and for the overall performance of RealNetworks. It is not, however, involved in operating details on a day-to-day basis.

Identification, Evaluation and Qualification of Director Nominees

All Board members are responsible for identifying and submitting candidates for consideration as directors. The name of each candidate must be presented to the Nominating and Corporate Governance Committee with a reasonably detailed statement of his or her qualifications for serving as a director of RealNetworks. The Committee and RealNetworks’ Chief Executive Officer will interview and evaluate candidates that meet the criteria for serving as directors, and the Committee will recommend to the full Board the nominees that it has determined best suit the Board’s needs.

Qualifications required of individuals who are considered as board nominees will vary according to the particular areas of expertise being sought as a complement to RealNetworks’ existing board composition at the time of any vacancy. All directors should possess the background, skills, expertise, and commitment necessary to make a significant contribution to RealNetworks. Relevant qualifications for RealNetworks’ directors include: (1) exemplary personal and professional ethics and integrity; (2) the ability to engage in objective, fair and forthright deliberations; (3) operating experience at a policy-making level in business(es) relevant to RealNetworks’ current and future plans; (4) independent judgment; (5) adequate time and personal commitment to provide guidance and insight to management; (6) a commitment to provide long term value to RealNetworks’ shareholders; (7) sophisticated business skills to enable rigorous and creative analysis of complex issues; and (8) understanding and experience in relevant markets, technology, operations, finance or marketing in the context of an assessment of the perceived needs of the Board as determined from time to time.

The Committee will evaluate potential nominees by reviewing qualifications and references, conducting interviews and reviewing such other information as the Committee members may deem relevant. RealNetworks has not employed consultants to assist in identifying or screening prospective directors in the past; however, the Nominating and Corporate Governance Committee may retain a search firm for this purpose in the future. Once the Nominating and Corporate Governance Committee has approved a candidate, the Committee will recommend the candidate to the full Board for appointment. The Board ultimately makes all nominations for directors to be considered and voted upon at RealNetworks’ annual meetings of shareholders.

Shareholder Nominations and Recommendations for Director Candidates

Shareholder Nominations for Director

Pursuant to RealNetworks’ Amended and Restated Bylaws, shareholders who wish to nominate one or more candidates for election as directors at an annual meeting of shareholders must give notice of the proposal to nominate such candidate(s) in writing to the Corporate Secretary of RealNetworks not less than 120 days before the first anniversary of the date that RealNetworks’ proxy statement was released to shareholders in connection with the previous year’s annual meeting, or, if the date of the annual meeting at which the shareholder proposes to make such nomination is more than 30 days from the first anniversary of the date of the previous year’s annual meeting, then the shareholder must give notice in a reasonable time before RealNetworks begins to print and mail its proxy materials. The notice must satisfy certain requirements specified in RealNetworks’ Amended and Restated Bylaws, a copy of which will be sent to any shareholder upon written request to the Corporate Secretary of RealNetworks. The Nominating and Corporate Governance Committee will evaluate shareholder nominees using the same standards it uses to evaluate other nominees.

No shareholder has presented a timely notice of a proposal to nominate a director this year. Accordingly, the only directors to be elected at the Annual Meeting are Messrs. Chapple, Glaser and Jotwani. No other nominations are before, or may be brought at, the Annual Meeting.

Shareholder Recommendations for Director

In addition to the general nomination rights of shareholders, the Nominating and Corporate Governance Committee of the Board of Directors will consider Board candidates recommended by qualified shareholders in accordance with a written policy adopted by the Board. To be a qualified shareholder eligible to recommend a candidate to serve on the Board, a shareholder must have continuously held at least 2% of RealNetworks’ outstanding securities for at least 12 months prior to the date of the submission of the recommendation.

A qualified shareholder may recommend a Board candidate for evaluation by the Committee by delivering a written notice to the Committee subject to the requirements set forth below. The notice must be received by the Committee not less than 120 days before the first anniversary of the date that RealNetworks’ proxy statement was released to shareholders in connection with the previous year’s annual meeting. Where RealNetworks changes its annual meeting date by more than 30 days from year to year, the notice must be received by the Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.

Any Board candidate recommended by a shareholder must be independent of the recommending shareholder in all respects (e.g., free of material personal, professional, financial or business relationships from the proposing shareholder), as determined by the Committee or applicable law. Any Board candidate recommended by a shareholder must also qualify as an “independent director” under applicable Nasdaq rules.

The notice shall also contain or be accompanied by (i) proof of the required stock ownership (including the required holding period) of the proposing shareholder, (ii) a written statement that the qualified shareholder intends to continue to own the required percentage of shares through the date of the annual meeting with respect to which the Board candidate is proposed to be nominated, (iii) the name or names of each shareholder submitting the proposal, the name of the Board candidate, and the written consent of each such shareholder and the Board candidate to be publicly identified, (iv) the recommending shareholder’s business address and contact information, and (v) all other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended.

With respect to the proposed Board candidate, the following information must be provided:

•	name, age, business and residence addresses;

•	principal occupation or employment;

•	number of shares of RealNetworks’ stock beneficially owned (if any);

•	a written resume of personal and professional experiences;

•	a statement from the recommending shareholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected;

•	all other information relating to the proposed Board candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder; and

•	information, documents or affidavits demonstrating to what extent the proposed Board candidate meets the required minimum criteria established by the Committee, and the desirable qualities or skills, described in the RealNetworks policy regarding director nominations.

The notice must also include a written statement that the recommending shareholder and the proposed Board candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation as well as the signature of each proposed Board candidate and of each shareholder submitting the recommendation.

The notice must be delivered in writing, by registered or certified, first-class mail, postage prepaid, to Chair, Nominating and Corporate Governance Committee, RealNetworks, Inc., c/o Corporate Secretary, 2601 Elliott Avenue, Suite 1000, Seattle, WA 98121.

Continuing Directors — Not Standing for Election This Year

The following individuals are Class 1 Directors whose terms continue until 2010:

Eric A. Benhamou has been a director of RealNetworks since October 2003 and has served as the lead independent director since 2008. Mr. Benhamou has served as chairman and chief executive officer of Benhamou

Global Ventures, LLC, a venture capital company, since November 2003. Mr. Benhamou also serves as chairman of the boards of directors of 3Com Corporation and Cypress Semiconductor Corporation. He served as chief executive officer of Palm, Inc. from 2001 to October 2003 and chairman until October 2007, and was chief executive officer of 3Com Corporation from 1990 to 2000. Mr. Benhamou also serves on the boards of Silicon Valley Bancshares and several privately held companies. Mr. Benhamou also serves on the executive committee of TechNet and of the Computer Science and Telecommunications Board. Mr. Benhamou holds a Master of Science degree from Stanford University School of Engineering and a Diplôme d’Ingénieur from Ecole Nationale Supérieure d’Arts et Métiers, Paris, France. Age 53.

Edward Bleier has been a director of RealNetworks since 1999. Mr. Bleier serves as a director of CKX, Inc., a company engaged in the ownership, development and commercial utilization of entertainment content, and of Blockbuster Inc., a provider of in-home movie and game entertainment. Mr. Bleier is retired from Warner Bros. where he served as President of Pay-TV, Cable and Networks Features. Mr. Bleier serves on the Advisory Board of Drakontas LLC, a security technology company, is Chairman Emeritus of the Center for Communication and the Academy of the Arts Guild Hall, serves as a trustee of the Charles A. Dana Foundation and is a member of the Council on Foreign Relations. In 2003, Mr. Bleier published the New York Times’ bestseller “The Thanksgiving Ceremony.” Mr. Bleier holds a Bachelor of Science Degree from Syracuse University and served in the U.S. Army, specializing in public information. Age 79.

Kalpana Raina has been a director of RealNetworks since 2001. Ms. Raina currently serves as the managing partner of 252 Solutions LLC, an advisory firm. From 1988 to October 2006, Ms. Raina was employed by The Bank of New York, a financial holding company, most recently serving as Executive Vice President in charge of European Country Management and Corporate Banking. Prior to joining The Bank of New York, Ms. Raina was employed in the Media Division of Manufacturers Hanover Trust Company. Ms. Raina serves on the Boards of ADITI: Foundation for the Arts and The World Music Institute in New York City. Ms. Raina holds a B.A. Honors degree from Panjab University, India and an M.A. degree in English Literature from McMaster University. Age 53.

The following individual is a Class 2 Director whose term continues until 2011:

Jonathan D. Klein has been a director of RealNetworks since 2003. Mr. Klein is a co-founder of Getty Images, Inc., a provider of imagery and related products and services, where he has served as Chief Executive Officer and a director since 1998. Mr. Klein served as Chief Executive Officer and as a director of Getty Communications Limited, the predecessor to Getty Images, Inc., from 1996 to 1998. From 1995 to 1996, Mr. Klein served as the Joint Chairman of Getty Communications Limited. Prior to founding Getty Images, Mr. Klein served as a director of London-based investment bank Hambros Bank Limited, where he led the bank’s media industry group. Mr. Klein also serves on the boards of Getty Investments L.L.C. and The Global Business Coalition on HIV/AIDS. Mr. Klein holds a Master’s Degree from Cambridge University. Age 49.

Meetings of the Board and Committees

The Board meets on a regularly scheduled basis during the year to review significant developments affecting RealNetworks and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The Board of Directors met 13 times during RealNetworks’ fiscal year ended December 31, 2008 and took action by unanimous written consent on two other occasions. The independent members of the Board of Directors regularly met in executive session without management present. No incumbent member attended fewer than 75% of the aggregate number of meetings of the Board of Directors held during the period for which he or she has been a director. No incumbent member, other than James Breyer, attended fewer than 75% of the aggregate number of meetings of any Board committees on which he or she served held during the periods that he or she served during the fiscal year.

Committees of the Board

The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategic Transactions Committee. Applying the rules of the Nasdaq Stock Market and the SEC, the Board has determined that all members of the Audit Committee, the Compensation Committee and

the Nominating and Corporate Governance Committee are “independent.” Committee membership as of July 23, 2009, the record date, was as follows:

	Nominating and Corporate		Strategic Transactions
Audit Committee	Governance Committee	Compensation Committee	Committee

Eric A. Benhamou*	Edward Bleier	Eric A. Benhamou	Robert Glaser*
John Chapple	Jonathan Klein	John Chapple	Jonathan Klein
Pradeep Jotwani	Kalpana Raina*	Pradeep Jotwani*
Kalpana Raina

*	Chairman

Audit Committee.  The Audit Committee provides oversight of our accounting and financial reporting, processes and financial statement audits, reviews RealNetworks’ internal accounting procedures and consults with and reviews the services provided by its independent auditors. All of the members of our Audit Committee are financially literate pursuant to Nasdaq rules, and our Board has designated Mr. Benhamou as the Audit Committee Financial Expert, as defined by the SEC and applicable listing standards. Prior to August 1, 2008, the Audit Committee was composed of Messrs. Benhamou, Jaech and Ms. Raina. From August 1, 2008 to May 1, 2009, the Audit Committee was composed of Messrs. Benhamou, Jaech, Jotwani and Ms. Raina. From May 2, 2009 to June 29, 2009, the Audit Committee was composed of Messrs. Benhamou and Jotwani and Ms. Raina. The Board of Directors has adopted a written charter for the Audit Committee which can be found on our corporate website at www.realnetworks.com/company/investor under the caption “Corporate Governance.” The Audit Committee met five times during the fiscal year ended December 31, 2008.

Compensation Committee.  The Compensation Committee establishes, reviews and recommends to the Board the compensation and benefits to be provided to the executive officers of RealNetworks and reviews general policy matters relating to employee compensation and benefits. Prior to June 3, 2008, the Compensation Committee was composed of Messrs. Benhamou and Jaech and James Breyer, who did not stand for re-election upon the expiration of his term at the 2008 Annual Meeting of Shareholders. From June 3, 2008 to July 31, 2008, the Compensation Committee was composed of Messrs. Benhamou and Jaech. From August 1, 2008 to May 1, 2009, the Compensation Committee was composed of Messrs. Benhamou, Jotwani and Jaech, who resigned from the Board of Directors effective of May 1, 2009. From May 2, 2009 to June 29, 2009, the Compensation Committee was composed of Messrs. Benhamou and Jotwani. The Board of Directors has adopted a written charter for the Compensation Committee which can be found on our corporate website at www.realnetworks.com/company/investor under the caption “Corporate Governance.” The Compensation Committee met 14 times during the fiscal year ended December 31, 2008 and took action by unanimous written consent on 11 other occasions.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee searches for and recommends to the Board potential nominees for Board positions, makes recommendations to the Board regarding size and composition of the Board, and develops and recommends to the Board the governance principles applicable to RealNetworks. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which can be found on our corporate website at www.realnetworks.com/company/investor under the caption “Corporate Governance.” The Nominating and Corporate Governance Committee met eight times during the fiscal year ended December 31, 2008 and took action by unanimous written consent on one other occasion.

Strategic Transactions Committee.  Pursuant to our Amended and Restated Articles of Incorporation, the approval of the Strategic Transactions Committee is required before the Board of Directors may:

•	adopt a plan of merger;

•	authorize the sale, lease, exchange or mortgage of (a) assets representing more than 50% of the book value of RealNetworks’ assets prior to the transaction or (b) any other asset or assets on which the long-term business strategy of RealNetworks is substantially dependent;

•	authorize the voluntary dissolution of RealNetworks; or

•	take any action that has the effect of the foregoing clauses.

Prior to May 1, 2009, the Strategic Transactions Committee was composed of Messrs. Glaser, Klein and Jaech. A written charter for the Strategic Transactions Committee can be found on our corporate website at

www.realnetworks.com/company/investor under the caption “Corporate Governance.” The Strategic Transactions Committee took action by unanimous written consent on one occasion during the fiscal year ended December 31, 2008.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

We have a policy that at least one member of our Board of Directors will attend each annual meeting of shareholders, and all directors are encouraged to attend shareholder meetings. We will reimburse directors for reasonable expenses incurred in attending annual meetings of shareholders. One director attended the annual meeting of shareholders held on June 3, 2008.

Code of Business Conduct and Ethics

RealNetworks has adopted a Code of Business Conduct and Ethics that applies to all of RealNetworks’ employees, officers and directors. RealNetworks’ Code of Business Conduct and Ethics is publicly available on its website (www.realnetworks.com/company/investor under the caption “Corporate Governance”), or can be obtained without charge by written request to RealNetworks’ Corporate Secretary at the address of RealNetworks’ principal executive office. RealNetworks intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to or waiver from the application of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on its website at www.realnetworks.com/company/investor under the caption “Corporate Governance.”

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 23, 2009, information regarding beneficial ownership of the Common Stock by (a) each person known to RealNetworks to be the beneficial owner of more than five percent of RealNetworks’ outstanding common stock, (b) each director, (c) RealNetworks’ Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers serving as executive officers at the end of fiscal year 2008, and (d) all of RealNetworks’ executive officers and directors as a group. Percentage of beneficial ownership is based on 134,771,677 shares outstanding as of July 23, 2009. The mailing address for each named executive officer and director in the table below is c/o RealNetworks, Inc., 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121.

	Number of
	Shares of Common	Percentage of
	Stock Beneficially	Common Stock
Name of Beneficial Owner	Owned(1)	Outstanding

Robert Glaser(2)	51,972,162	38.4%
Royce & Associates, LLC(3)	8,581,915	6.4
Dimensional Fund Advisors LP(4)	8,693,508	6.5
Eric A. Benhamou(5)	277,920	*
Edward Bleier(6)	405,000	*
John Chapple	1,783	*
Pradeep Jotwani(7)	45,000	*
Jonathan D. Klein(8)	310,214	*
Kalpana Raina(9)	317,343	*
Michael Eggers(10)	340,746	*
John Giamatteo(11)	734,814	*
Robert Kimball(12)	721,990	*
Michael Lunsford(13)	191,178	*
All directors and executive officers as a group (13 persons)(14)	55,676,275	40.1%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the beneficial owner exercises voting or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of July 23, 2009 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to community property laws where applicable, RealNetworks believes, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Includes 1,836,405 shares of Common Stock owned by the Glaser Progress Foundation, of which Mr. Glaser is trustee. Mr. Glaser disclaims beneficial ownership of these shares. Also includes 625,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of July 23, 2009.

(3)	Information is based on a Schedule 13G/A filed with the SEC on January 30, 2009 by Royce & Associates LLC (“Royce”). Royce reported that as of December 31, 2008, it beneficially owned an aggregate of 8,581,915 shares of Common Stock and that its address is 1414 Avenue of the Americas, New York, New York 10019.

(4)	Information is based on a Schedule 13G filed with the SEC on February 9, 2009 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reported that as of December 31, 2008, it beneficially owned an aggregate of 8,693,508 shares of Common Stock and that its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. While Dimensional possesses investment and/or voting power over these shares and therefore may be deemed to be the beneficial owner of such shares, Dimensional disclaims beneficial ownership of these shares.

(5)	Includes 32,920 shares of common stock owned by the Eric and Illeana Benhamou Living Trust. Also includes 245,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 2009.

(6)	Includes 405,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 2009.

(7)	Includes 45,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 2009.

(8)	Includes 280,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 2009.

(9)	Includes 315,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 2009.

(10)	Includes 327,264 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 2009. Also includes 7,292 shares of common stock issuable upon the vesting of restricted stock units within 60 days of July 23, 2009, of which certain shares will be withheld in satisfaction of tax withholding obligations.

(11)	Includes 700,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 2009. Also includes 4,167 shares of common stock issuable upon the vesting of restricted stock units within 60 days of July 23, 2009, of which certain shares will be withheld in satisfaction of tax withholding obligations.

(12)	Includes 696,764 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 2009. Also includes 2,813 shares of common stock issuable upon the vesting of restricted stock units within 60 days of July 23, 2009, of which certain shares will be withheld in satisfaction of tax withholding obligations.

(13)	Includes 187,500 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 2009.

(14)	Includes an aggregate of 4,184,653 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 2009. Also includes an aggregate of 14,272 shares of common stock issuable upon the vesting of restricted stock units within 60 days of July 23, 2009, of which certain shares will be withheld in satisfaction of tax withholding obligations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires RealNetworks’ executive officers, directors, and persons who own more than ten percent of a registered class of RealNetworks’ equity securities to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish RealNetworks with copies of all such reports they file. Specific due dates have been established by the SEC, and RealNetworks is required to disclose in this Proxy Statement any failure to file by those dates.

Based solely on its review of the copies of such reports received by RealNetworks, and on written representations by the executive officers and directors of RealNetworks regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, RealNetworks believes that, with respect to its fiscal year ended December 31, 2008, all of the executive officers and directors of RealNetworks, and all of the persons known to RealNetworks to own more than ten percent of the Common Stock, complied with all such reporting requirements.

Compensation Committee Interlocks and Insider Participation

From January 1, 2008 to June 3, 2008, our Compensation Committee was composed of Eric Benhamou, Jeremy Jaech, who previously served as a Class 3 director but resigned as a director effective May 1, 2009, and James Breyer, who previously served as a Class 2 director but did not stand for re-election at the 2008 annual meeting of shareholders. From June 4, 2008 to July 31, 2008, our Compensation Committee was composed of Messrs. Benhamou and Jaech. From August 1, 2008 to December 31, 2008, our Compensation Committee was composed of Messrs. Benhamou, Jaech and Jotwani. In 2008, no executive officer of RealNetworks served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of RealNetworks’ Board of Directors or Compensation Committee. In addition, no interlocking relationship existed between any member of our Compensation Committee and any member of the compensation committee of any other company.

Change-in-Control Arrangements

RealNetworks 2005 Stock Incentive Plan.  The Compensation Committee of the Board of Directors may determine at the time an award is granted under the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated (the “2005 Plan”), that upon a “Change of Control” of RealNetworks (as that term may be defined in the agreement evidencing an award), (a) options and stock appreciation rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable or may be cancelled and terminated without payment therefor if the fair market value of one share of RealNetworks’ Common Stock as of the date of the Change of Control is less than the per share option exercise price or stock appreciation right grant price, (b) restrictions and deferral limitations on restricted stock awards lapse and the restricted stock becomes free of all restrictions and limitations and becomes fully vested, (c) performance awards shall be considered to be earned and payable (either in full or pro rata based on the portion of performance period completed as of the date of the Change of Control), and any deferral or other restriction shall lapse and such performance awards shall be immediately settled or distributed, (d) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards shall lapse, and such other stock unit awards or such other awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant, and (e) such other additional benefits as the Compensation Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the agreement evidencing such award.

For purposes of the 2005 Plan, a “Change of Control” shall mean an event described in an agreement evidencing an award or such other event as determined in the sole discretion of the Board. The Compensation Committee may determine that, upon the occurrence of a Change of Control of RealNetworks, each option and stock appreciation right outstanding shall terminate within a specified number of days after notice to the participant, and/or that each participant shall receive, with respect to each share of Common Stock subject to such option or stock appreciation right, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such Change of Control over the exercise price per share of such option and/or stock appreciation right; such amount to be payable in cash, in one or more kinds of stock or property, or in a combination thereof, as the Committee, in its discretion, shall determine.

If in the event of a Change of Control the successor company assumes or substitutes for an option, stock appreciation right, share of restricted stock or other stock unit award, then such outstanding option, stock appreciation right, share of restricted stock or other stock unit award shall not be accelerated as described above. An option, stock appreciation right, share of restricted stock or other stock unit award shall be considered assumed or substituted for if following the Change of Control the award confers the right to purchase or receive, for each share subject to the option, stock appreciation right, restricted stock award or other stock unit award immediately prior to the Change of Control, the consideration received in the transaction constituting a Change of Control by holders of shares for each share held on the effective date of such transaction; provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an option, stock appreciation right, restricted stock award or other stock unit award, for each share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares in the transaction constituting a Change of Control. Notwithstanding the foregoing, on such terms and conditions as may be set forth in the agreement evidencing an award, in the event of a termination of a participant’s employment in such successor company within a specified time period following such Change in Control, each award held by such participant at the time of the Change in Control shall be accelerated as described above.

RealNetworks 1996 Stock Option Plan, 2000 Stock Option Plan and 2002 Director Stock Option Plan.  Under RealNetworks’ 1996 Stock Option Plan (the “1996 Plan”), 2000 Stock Option Plan (the “2000 Plan”) and 2002 Director Stock Option Plan (the “2002 Plan”), as any of such plans have been amended and restated (the “Plans”), each outstanding option issued under the Plans will become exercisable in full in respect of the aggregate number of shares covered thereby in the event of:

•	any merger, consolidation or binding share exchange pursuant to which shares of Common Stock are changed or converted into or exchanged for cash, securities or other property, other than any such transaction in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction the same proportionate ownership of the common stock of, and the same voting power with respect to, the surviving corporation;

•	any merger, consolidation or binding share exchange in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction less than a majority of the combined voting power of the outstanding capital stock of RealNetworks ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors;

•	any liquidation or dissolution of RealNetworks;

•	any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of RealNetworks; or

•	any transaction (or series of related transactions), consummated without the approval or recommendation of the Board of Directors, in which (i) any person, corporation or other entity (excluding RealNetworks and any employee benefit plan sponsored by RealNetworks) purchases any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, or (ii) any person, corporation or other entity (excluding RealNetworks and any employee benefit plan sponsored by RealNetworks) becomes the direct or indirect beneficial owner of securities of RealNetworks representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of RealNetworks ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

Except as otherwise provided in an agreement evidencing an award under the Plans, the administrator of the Plans may, in its discretion, determine that outstanding options issued under the Plans will not become exercisable on an accelerated basis in connection with any of the transactions described above if the RealNetworks Board of Directors or the surviving or acquiring corporation, as the case may be, has taken action to provide for (a) the substitution of outstanding options granted under the Plans for equitable options in the surviving or acquiring corporation, (b) the assumption of such options by the surviving or acquiring corporation, or (c) the cash payment to each holder of an option of such amount as the plan administrator shall determine represents the then value of such options.

Mr. Kimball.  Pursuant to an agreement dated November 30, 2005 between RealNetworks and Robert Kimball (the “Kimball Agreement”), Mr. Kimball was awarded a cash bonus in the aggregate amount of $3.25 million, of which $1.0 million was paid in November 2005, and $375,000 was paid every six months thereafter through November 2008. If Mr. Kimball had resigned his position as a result of the acquisition of RealNetworks by a third party prior to all payments being made, Mr. Kimball would have been entitled to receive all payments under the Kimball Agreement on his last day of employment.

Equity Compensation Plans

As of December 31, 2008, RealNetworks had awards outstanding under five equity compensation plans. These plans include the RealNetworks, Inc. 1995 Stock Option Plan (the “1995 Plan”), the 1996 Plan, the 2000 Plan, the

2002 Plan and the 2005 Plan. In addition, the RealNetworks, Inc. 2007 Employee Stock Purchase Plan (the “2007 ESPP”) became effective on January 1, 2008. The 1995 Plan, 1996 Plan, 2002 Plan, 2005 Plan and 2007 ESPP have been approved by RealNetworks’ shareholders. The 2000 Plan has not been approved by RealNetworks’ shareholders.

In 2005, RealNetworks’ shareholders approved the 2005 Plan and upon this approval of the 2005 Plan, the 1995 Plan, the 1996 Plan, the 2000 Plan and the 2002 Plan were terminated. In 2007, RealNetworks’ shareholders approved an amended and restated 2005 Plan, and upon this approval, the RealNetworks, Inc. Director Compensation Stock Plan was terminated. As a result of the termination of these Plans, all new equity awards will be issued under the 2005 Plan. In 2007, RealNetworks’ shareholders also approved the 2007 ESPP. The initial offering period under the 2007 ESPP commenced on January 1, 2008.

The following table aggregates the data from RealNetworks’ plans:

			Number of Securities
			Remaining Available
	Number of Securities		for Future Issuance
	to be Issued upon	Weighted-Average	under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(in 000’s)(a)	(b)	(in 000’s)(c)

Equity compensation plans approved by security holders	39,161	$7.39	7,712	(1)(2)
Equity compensation plans not approved by security holders	374	$9.90	—

Total	39,535	$7.41	7,712

(1)	On January 1, 2008, the 2007 ESPP became effective. Column (c) above excludes the 1,500,000 shares of the Company’s common stock that are authorized for issuance pursuant to the 2007 ESPP.

(2)	Includes shares available for future issuances pursuant to the Real Networks, Inc. 2007 Director Compensation Stock Plan (the “2007 Director Plan”), a sub-plan that operates and is administered under the 2005 Plan. Under the 2007 Director Plan, outside directors may elect to receive all or a portion of his or her quarterly director compensation in shares of the Company’s common stock in lieu of cash. Shares issued to directors under the 2007 Director Plan are issued from the shares reserved under the 2005 Plan.

Equity Compensation Plans Not Approved By Security Holders.  The Board of Directors adopted the 2000 Plan to enable the grant of nonqualified stock options to employees and consultants of RealNetworks and its subsidiaries who are not otherwise officers or directors of RealNetworks. The 2000 Plan has not been approved by RealNetworks’ shareholders. The Compensation Committee of the Board of Directors is the administrator of the 2000 Plan, and as such determines all matters relating to options granted under the 2000 Plan. Nonqualified stock options granted pursuant to the 2000 Plan were granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant and typically vest over five years as determined by the Compensation Committee or pursuant to delegated authority as provided in the 2000 Plan. In June 2005, the 2000 Plan was terminated and the remaining available shares were transferred to the 2005 Plan.

Executive Compensation

Compensation Discussion and Analysis

This compensation discussion and analysis discusses the principles underlying our executive compensation program and the important factors relevant to the analysis of the compensation of our executive officers. We refer to the individuals who served as our Chief Executive Officer and Chief Financial Officer, as well as the other individuals included in the Summary Compensation Table on page 33, as our “Named Executive Officers.” The Named Executive Officers are included in the group of individuals identified as “executives” or “executive officers.”

Overview of Executive Compensation Program

The Compensation Committee of the Board of Directors, which currently consists of three independent Directors, is responsible for the oversight of our executive compensation program. In establishing 2008 executive compensation, the Compensation Committee was guided by the following philosophy and objectives:

•	Attract and retain the best executives. The total compensation for executive officers should be competitive with the compensation paid by similarly situated companies in the digital media, technology and other relevant industries and the compensation packages offered by other private and public companies with which we believe we compete for talent.

•	Reward individual performance against the achievement of measurable performance targets. The compensation packages provided to our executive officers should include compensation that rewards performance as measured against established annual and strategic goals. These goals will cover both the unit for which the executive is responsible and the company as a whole.

•	Provide pay incentives that align executive compensation with the long-term interests of all of our stakeholders — shareholders, customers and employees. Executive compensation should be designed to motivate executives to build a growing, profitable and sustainable business. This can best be achieved by encouraging our executive officers to conceive, develop and market the best products and services in our chosen markets and to exceed customer expectations.

In 2008, total cash compensation, rather than specific salary and cash incentive compensation levels, was the most relevant measure considered when determining the cash portion of executive compensation. Target total cash compensation for executives was established between the 50th and 75th percentiles and long-term equity incentive compensation at approximately the median for similarly situated companies. The Compensation Committee’s approach is to design executive compensation packages in which a significant portion of the total compensation package comprises long-term incentive components that align executive incentives with the interests of our shareholders. However, given the price performance of our common stock in recent years, the Compensation Committee recognizes the need to be flexible in its policy and to emphasize short-term cash compensation in order to retain executive talent. The Compensation Committee also recognizes that the portion of an executive’s total compensation that varies with performance and is therefore at risk should increase with the level of an executive’s responsibility.

In 2008, the Compensation Committee considered the recommendations of our Chief Executive Officer and information provided by Frederic W. Cook & Co., Inc. (“Cook”), an outside compensation consultant engaged by management, when determining the appropriate level and mix of compensation elements for executives other than the Chief Executive Officer. These elements include base salary, performance-based cash incentive compensation, long-term equity incentive compensation, discretionary cash bonus awards and benefits. The Compensation Committee retained Mercer LLC (“Mercer”), an outside human resource consulting firm, to provide advice and recommendations with respect to the 2008 compensation of Robert Glaser, our Chief Executive Officer. Mercer was selected by and reported directly to the Compensation Committee on matters concerning the compensation of Mr. Glaser. Under its charter, the Compensation Committee is authorized to engage its own compensation consultant if it so desires. Mercer was also retained by management in 2008 to provide advice and guidance related to RealNetworks’ employee health, welfare and 401(k) benefit programs for 2009.

Role of Executive Officers in Compensation Decisions

In 2008, the Compensation Committee approved the final determination of compensation for our executive officers other than the Chief Executive Officer. The Compensation Committee and the other independent Directors approved the final determination of compensation for Mr. Glaser. From time to time, the Compensation Committee has discussions with Mr. Glaser concerning his own compensation. With respect to executive officers other than Mr. Glaser, the recommendations of Mr. Glaser provide the foundation for the Compensation Committee’s initial discussions regarding the compensation of these executive officers. The Compensation Committee meets without Mr. Glaser or other members of management present during deliberations concerning Mr. Glaser’s compensation.

The Compensation Committee has final authority to exercise its discretion in setting compensation amounts or awards for executives and is not bound by the recommendations of Mr. Glaser nor of any consultant.

Benchmarking

Our Human Resources department obtains executive compensation data from outside compensation consultants and/or salary surveys that reflect a peer group of other technology companies and considers this data when making recommendations to the Compensation Committee regarding employment offers to and compensation packages for our executive officers. In 2008, management engaged Cook to provide analysis and advice with respect to the compensation of our executive officers other than the Chief Executive Officer. The objective of the Cook analysis was to review the cash and long-term equity incentive compensation of our executive officers in order to ensure that our compensation practices are competitive with those of similarly situated companies with which RealNetworks competes for executive talent.

As part of its compensation analysis, Cook utilized compensation data from a peer group of 14 companies that it determined best represent the competitive labor market in which RealNetworks competes for executive talent (the “Compensation Peer Group”). The companies comprising the Compensation Peer Group are:

Avid Technologies, Inc.	Getty Images, Inc.*	Red Hat, Inc.	ValueClick, Inc.
CNET Networks, Inc.*	Interactive Data Corp.	Shutterfly Inc.	Vignette Corporation
F5 Networks, Inc.	Move Inc.	TiVo Inc.	WebMD Health Corp.
Gemstar-TV Guide International, Inc.*	Netflix, Inc.

*	acquired in 2008

In reviewing cash compensation, Cook created cash compensation benchmarks using weighted averages of data disclosed in regulatory reports by companies in the Compensation Peer Group and data from a survey of technology companies with annual revenue of between $200 million and $1 billion (the “Technology Survey”). Following its analysis, Cook determined that our executive officer salaries were established at approximately the median of the cash benchmarks in the aggregate, with some variation by position, and that target cash bonus levels established under our Executive MBO incentive program were slightly below the median of the cash benchmarks with the exception of our Chief Operating Officer, whose target cash bonus level is established at approximately the 75th percentile of the cash benchmarks.

The Cook analysis of the performance-based cash incentive plans of companies in the Compensation Peer Group and the Technology Survey determined that most of these plans had some combination of top-line and bottom-line performance measures similar to those included in our performance-based cash incentive plans. Cook also conducted a review of total target annual cash compensation consisting of annual base salary and target cash incentive compensation. Cook determined that RealNetworks’ annual total target cash compensation is generally established between the median and the 75th percentile of total target cash compensation provided by the companies comprising the Compensation Peer Group and the Technology Survey, with some variation by position. Cook also reviewed total actual annual cash compensation of our executive officers in 2007. The Cook data determined that the actual total cash compensation paid to executive officers was in the top quartile of companies in the Compensation Peer Group and the Technology Survey, with some variation by position. Excluding special bonuses paid to our Chief Operating Officer and our Executive Vice President and General Counsel in 2007, the aggregate total cash compensation paid to our executive officers was consistent with the median, with some variation by position.

Cook reviewed the long-term equity compensation of executives in the Compensation Peer Group, including carried-interest equity ownership. In conducting its review, Cook converted all equity ownership data into option equivalents in order to more accurately compare equity compensation practices among the companies in the Compensation Peer Group and Technology Survey.

The Cook data showed that the aggregate option-equivalent carried-interest equity ownership of most of our executive officers is near the median of the companies in the Compensation Peer Group and Technology Survey.

The Compensation Committee also recognizes that we compete for executive talent with companies that are significantly larger than us, and therefore, peer group data are not considered exclusively when establishing executive compensation. The Compensation Committee may also consider compensation data from larger companies when determining executive compensation.

2008 Executive Compensation

Compensation of the Chief Executive Officer

In 2008, the Compensation Committee retained Mercer as an outside consultant to provide analysis and advice with respect to the 2008 compensation of Mr. Glaser. In establishing the 2008 compensation of Mr. Glaser, the Compensation Committee recognized that he is uniquely situated as the founder of RealNetworks and as a significant equity holder. As a result, the Compensation Committee sought to establish a creative compensation package consisting of less traditional forms of compensation that would (i) effectively incent Mr. Glaser, (ii) ensure that his compensation package was competitive and aligned with company performance, and (iii) support an entrepreneurial work culture.

In 2008, Mercer analyzed the competitive market position of total direct compensation which consisted of annual base salary, performance-based cash incentive compensation and the value of long-term equity incentives for our Chief Executive Officer relative to the companies we compete with for executive talent. Data from the following ten companies (the “CEO Peer Group”) was included in this analysis:

Akamai Technologies, Inc.	F5 Networks, Inc.	Macrovision Solutions Corporation
Avid Technologies, Inc.	Getty Images, Inc.*	United Online, Inc.
CNET Networks, Inc.*	Infospace, Inc.	Vignette Corporation
drugstore.com, Inc.

*	acquired in 2008

Data from the most recent proxy statements filed by each of the CEO Peer Group companies was the basis for this analysis. Data from third party compensation surveys based on our size and scope was also used. These surveys included Mercer’s executive total compensation survey and a proprietary database of executive compensation data from technology companies. Mercer developed a market consensus for CEO total direct compensation using the CEO Peer Group data and the Mercer survey data to arrive at an appropriate representation of market practices. This was done by (a) aging the data from the CEO Peer Group to align it with the effective date of the Mercer survey data (April 2008), and (b) averaging the data from the CEO Peer Group and the Mercer survey data medians to create a benchmark for total compensation.

In comparing the compensation of Mr. Glaser to market data, Mercer found that Mr. Glaser’s (a) annual base salary was competitive with the 25th percentile of companies included in its analysis, (b) performance-based cash incentive compensation was competitive with the median of companies included in its analysis, (c) long term incentives were competitive with the Mercer survey data but below the values reported by the CEO Peer Group companies, and (d) total direct compensation was below the 25th percentile of the CEO Peer Group companies and competitive with the median of the Mercer survey data. Based on the analysis provided by Mercer, the Compensation Committee determined that changes to Mr. Glaser’s overall compensation were necessary.

In July 2008, the Compensation Committee and the independent Directors approved 2008 compensation arrangements for our Chief Executive Officer consisting of an annual base salary of $1 and performance-based cash incentive compensation targeted at $500,000, assuming 100% achievement of target goals. In addition, from time to time our Chief Executive Officer utilizes private, chartered aircraft for business travel in order to reduce travel time and to meet tight schedules for meetings and presentations in offsite locations. This enables him to avoid travel delays, work productively and efficiently while in transit, minimize time away from the office and maximize time available for other business purposes while he is traveling. In 2008, the Compensation Committee and the independent Directors approved the reimbursement of private chartered aircraft expenses paid by Mr. Glaser for RealNetworks business travel up to a maximum of $1.0 million. The reimbursement of reasonable business-related chartered aircraft expenses is conditioned upon the proper substantiation and documentation of all of Mr. Glaser’s business-related travel. Amounts reimbursed to Mr. Glaser for reasonable and substantiated business-related travel constitute tax deductible business expenses for RealNetworks and do not constitute income to Mr. Glaser. Personal travel (that is, travel without a substantiated business-related purpose) is not eligible for reimbursement.

The Compensation Committee established the 2008 management-by-objective program for Mr. Glaser (the “CEO Incentive Plan”) to provide a direct financial incentive in the form of a cash bonus with the objective of promoting the achievement of 2008 corporate performance goals. The Compensation Committee sought to establish a market-competitive incentive opportunity for Mr. Glaser to provide cash compensation that is competitive with total direct compensation in the market, and to establish a direct linkage between his cash compensation and corporate performance. Pursuant to the CEO Incentive Plan, Mr. Glaser may earn annual cash bonus awards based on RealNetworks’ annual revenue and a measure of earnings before interest, taxes, depreciation and amortization (“EBITDA”).

The target payout for Mr. Glaser under the CEO Incentive Plan is based equally on the achievement of RealNetworks’ annual consolidated revenue and EBITDA targets, and was established at $500,000 assuming 100% achievement of target goals. Under the CEO Incentive Plan, Mr. Glaser may earn a maximum of $2,000,000 in performance-based cash incentive compensation in the event of over-achievement against target goals. No portion of the revenue-based payout will be earned if less than 90% of the revenue target is achieved. For achievement of the revenue target between 90%-100%, Mr. Glaser will earn between 40%-100% of the revenue-based payout calculated on a linear basis starting at a 40% payout for achievement of 90% of the revenue target up to a 100% payout for 100% achievement of the revenue target. For achievement of over 100% to 110% of the revenue target, payouts will be earned linearly up to a maximum of 400% of the revenue-based target payout, or $1.0 million.

For achievement of the EBITDA target between 50%-100%, Mr. Glaser will earn between 25%-100% of the EBITDA-based payout calculated on a linear basis starting at 25% payout for achievement of 50% of the EBITDA target up to a 100% payout for 100% achievement of the EBITDA target. For achievement of over 100% to 150% of the EBITDA target, payouts will be earned linearly up to a maximum of 400% of the EBITDA-based target payout, or $1.0 million. No portion of the target payout that is based on EBITDA will be earned if less than 50% of the EBITDA target is achieved. The portion of any cash bonus award that exceeds 100% of the target payout will be paid in three equal installments as follows: (a) the first installment will be paid concurrently with the payment of the 100% target payout, (b) the second installment will be paid on December 31, 2009, and (c) the third installment will be paid on December 31, 2010. A summary of the payout mechanics of the CEO Incentive Plan is as follows:

Revenue		EBITDA
Attainment	Incentive Payout	Attainment	Incentive Payout

<90%	No payout	<50%	No payout
90% - 100%	40% - 100%	50% - 100%	25% - 100%
>100% - 110%	100% - 400%	>100% - 150%	100% - 400%

In establishing the maximum opportunity for performance-based cash incentive compensation under the CEO Incentive Plan, the Compensation Committee considered Mercer’s analysis using the difference between the market median total direct CEO compensation of $3.5 million and the $1.0 million reimbursement limit established for business-related travel by Mr. Glaser. The difference of $2.5 million represents the median value of long-term incentives based on the Mercer market consensus. Because amounts earned in excess of 100% achievement of target goals under the CEO Incentive Plan would be paid in cash over a two-year period rather than in equity, a discount was applied that recognized the long-term incentive value of the CEO Incentive Plan. More specifically, this discount recognized the differences in volatility, risk and term between short-term performance-based cash incentive compensation and long-term equity compensation. The Compensation Committee and independent Directors approved a discount of 20% to result in a total performance-based cash incentive opportunity for Mr. Glaser of up to $2.0 million. The maximum opportunity for performance-based cash incentive compensation for our Chief Executive Officer was calculated as follows:

$2.5 million (market median value of long-term incentives) − 20% discount ($500,000) = $2.0 million

Notwithstanding the performance and payout targets established under the CEO Incentive Plan, the Compensation Committee has discretion to adjust performance and payout targets if certain factors warrant variation from the formula established under the CEO Incentive Plan and may also increase, decrease or eliminate an award before it is paid. In the event RealNetworks terminates the employment of Mr. Glaser other than for cause, Mr. Glaser will be eligible to receive any earned but unpaid amounts under the CEO Incentive Plan. Mr. Glaser must be employed by RealNetworks on the date payments are made in order to be eligible to receive payment under the CEO Incentive Plan, except in the case of death, disability or termination of employment by RealNetworks other than for cause.

The Compensation Committee determined that the CEO Incentive Plan provided an appropriate mix of short-term performance-based cash incentive compensation in the event target goals were achieved at a level of 100%, and long-term performance-based cash incentive compensation in the event target goals were achieved at a level above 100%.

When determining the 2008 full year payout amount under the CEO Incentive Plan, the Compensation Committee approved certain discretionary adjustments in corporate revenue and EBITDA results for the second half of 2008 in connection with special items including (a) significant fluctuations in foreign currency in the second half of 2008, (b) the write-off of transaction-related costs associated with the separation of our games business from the parent company, which has been postponed and (c) losses associated with declines in the value of our goodwill and certain application service provider and other content agreements. Under the CEO Incentive Plan, corporate revenue attainment for the full year, before adjustments related to foreign currency fluctuations in the second half of 2008, was 93.25% of target goals. Following these adjustments, corporate revenue attainment for the full year was 93.54% of target goals. Corporate EBITDA attainment for the full year, before adjustments for the special items described above, was 50.07% of target goals. Following these adjustments, corporate EBITDA attainment for the full year was 80.48% of target goals. The Compensation Committee determined that taking these adjustments into account in determining payout amounts was appropriate because the special items reflected macroeconomic conditions and accounting requirements over which Mr. Glaser had no control. In addition, the Compensation Committee determined that it was appropriate to recognize the efforts of Mr. Glaser in a difficult economic environment.

In 2008, Mr. Glaser earned performance-based cash incentive compensation based on full year performance as set forth in the table below.

Performance Metric	Payout Attainment(1)	Payout Amount

Corporate Revenue	61.27%	$153,164
Corporate EBITDA	70.72%	$176,792
Total Payout	65.99%	$329,956

(1)	Reflects discretionary adjustments to revenue and EBITDA results in the second half of 2008 approved by the Compensation Committee.

Of the $329,956 earned by Mr. Glaser as performance-based cash incentive compensation in 2008, $236,671 was paid to Mr. Glaser in the form of salary between January 1, 2008 and July 2008. After the Compensation Committee determined to set Mr. Glaser’s annual salary for 2008 at $1, the amount paid to Mr. Glaser as salary in excess of $1 was applied to Mr. Glaser’s performance-based cash incentive compensation payout at the time it was determined by the Compensation Committee in March 2009. The remaining $93,285 of Mr. Glaser’s 2008 performance-based cash incentive compensation was paid in March 2009.

In considering whether to grant additional equity compensation to our Chief Executive Officer in 2008, the Compensation Committee considered the effectiveness of providing additional equity compensation in situations where an executive has significant equity ownership, particularly in relation to the potential dilution that may result from such grants. In light of Mr. Glaser’s significant equity ownership, the Compensation Committee determined that the elements of Mr. Glaser’s compensation arrangements must be determined with reference to his significant ownership position so that his overall compensation is structured to provide effective incentives while addressing potential dilution concerns. The Compensation Committee concluded that Mr. Glaser had sufficient long-term incentive compensation through the CEO Incentive Plan and the return on the value of additional equity compensation did not outweigh the impact of increased dilution. Accordingly, the Compensation Committee did not grant additional equity compensation to Mr. Glaser in 2008.

In 2009, the Compensation Committee retained Buck Consultants, a human resources consulting firm (“Buck”), to provide analysis and recommendations with respect to the 2009 compensation of our Chief Executive Officer. As part of their compensation analysis, Buck utilized compensation data from a peer group of 14 companies (the “2009 CEO Peer Group”) as set forth below:

Avid Technologies, Inc.	Getty Images, Inc.*	Red Hat, Inc.	ValueClick, Inc.
CNET Networks, Inc.*	Interactive Data Corp.	Shutterfly Inc.	Vignette Corporation
F5 Networks, Inc.	Move Inc.	TiVo Inc.	WebMD Health Corp.
Gemstar-TV Guide International, Inc.*	Netflix, Inc.

*	acquired in 2008

Buck analyzed the total compensation for chief executive officers in the 2009 CEO Peer Group who had been employed in their positions for at least 12 months. In developing its recommendations, Buck considered compensation based on several market positions, some of which were below market median and some of which were above market median. Based on the Buck analysis, in April 2009 the Compensation Committee approved an annual base salary of $275,000 for Mr. Glaser effective January 1, 2009, which is approximately 50% of competitive market rates of the 2009 CEO Peer Group. Performance-based cash incentive compensation (the “2009 CEO Incentive Plan”) was approved in the amount of $550,000 for achievement of target goals at a level of 100%, which is approximately 100% of competitive market rates of the 2009 CEO Peer Group. Total target 2009 cash compensation for Mr. Glaser has been established below competitive market rates of the 2009 CEO Peer Group. The Compensation Committee also approved the reimbursement of private chartered aircraft expenses paid by Mr. Glaser for RealNetworks business travel up to a maximum of $500,000 in 2009. Due to challenging economic conditions, the Compensation Committee expects that Mr. Glaser will travel less frequently in 2009, and therefore it determined to reduce the reimbursement limit for private chartered aircraft expenses paid by Mr. Glaser for RealNetworks business travel by 50% of the reimbursement limit established for business travel in 2008. In making this adjustment, the Compensation Committee also acknowledged that in considering Mr. Glaser’s overall compensation, the reduction in the travel reimbursement limit was partially mitigated by an increase in Mr. Glaser’s 2009 annual base salary.

The target payout for Mr. Glaser under the 2009 CEO Incentive Plan is based equally on the achievement of RealNetworks’ annual consolidated revenue and EBITDA targets in 2009. Under the 2009 CEO Incentive Plan, Mr. Glaser may earn a maximum of $2,200,000 in performance-based cash incentive compensation in the event of over-achievement against target goals. No portion of the revenue-based payout will be earned if less than 90% of the revenue target is achieved. For achievement of the revenue target between 90%-100%, Mr. Glaser will earn between 70%-100% of the revenue-based payout calculated on a linear basis starting at a 70% payout for achievement of 90% of the revenue target up to a 100% payout for 100% achievement of the revenue target. For achievement of the revenue target between 100%-110%, Mr. Glaser will earn between 100%-200% of the revenue-based payout calculated on a linear basis starting at a 100% payout for achievement of 100% of the revenue target up to a 200% payout for 110% achievement of the revenue target. For achievement of the revenue target between 110%-120%, Mr. Glaser will earn between 200%-400% of the revenue-based payout calculated on a linear basis starting at a 200% payout for achievement of 110% of the revenue target up to a 400% payout for 120% achievement of the revenue target.

For achievement of the EBITDA target between 0%-100%, Mr. Glaser will earn between 0%-100% of the EBITDA-based payout calculated on a linear basis starting at 0% payout for achievement of 0% to a 100% payout for 100% achievement of the EBITDA target. For achievement of the EBITDA target between 100%-160%, Mr. Glaser will earn between 100%-200% of the EBITDA-based payout calculated on a linear basis starting at a 100% payout for achievement of 100% of the EBITDA target up to a 200% payout for 160% achievement of the EBITDA target. For achievement of the EBITDA target between 160%-200%, Mr. Glaser will earn between 200%-400% of the EBITDA-based payout calculated on a linear basis starting at 200% payout for achievement of 160% of the EBITDA target up to a 400% payout for 200% achievement of the EBITDA target. A summary of the payout mechanics of the 2009 CEO Incentive Plan is as follows:

Revenue		EBITDA
Attainment	Incentive Payout	Attainment	Incentive Payout

<90%	No payout	0% - 100%	0 - 100%
90% - 100%	70% - 100%	100% - 160%	100% - 200%
>100% - 110%	100% - 200%	160% - 200%	200% - 400%
>110% - 120%	200% - 400%

Compensation of Named Executive Officers Other than the Chief Executive Officer

For the fiscal year ended December 31, 2008, the principal components of compensation for our Named Executive Officers other than the Chief Executive Officer were:

•	Base salary;

•	Performance-based short-term cash incentive compensation through the 2008 Executive MBO Incentive Plan (the “2008 MBO Plan”);

•	Long-term equity incentive compensation;

•	Discretionary cash bonus awards; and

•	Benefits, including severance and change in control benefits.

The following table shows the allocation of various compensation elements as a percentage of total compensation for our Named Executive Officers other than the Chief Executive Officer in 2008. The equity compensation amounts are based on the fair market value on the grant date as determined in accordance with GAAP, excluding forfeiture assumptions, and do not represent actual compensation earned or received by the Named Executive Officer.

	Base	Cash Bonus	Equity	All Other
Name and Principal Position	Salary	Awards	Compensation	Compensation

Michael Eggers	37.4%	11.9%	50.2%	*
Senior Vice President and Chief Financial Officer
John Giamatteo	24.9%	37.2%	37.8%	*
Chief Operating Officer
Robert Kimball	19.8%	52.4%	27.6%	*
Executive Vice President, Corporate Development and Law, General Counsel and Corporate Secretary
Michael Lunsford	31.5%	34.1%	28.1%	6.3%
Executive Vice President, Strategic Ventures

*	Less than 1%. Includes amounts matched under RealNetworks’ 401(k) plan and life insurance premiums.

Base Salary.  We provide Named Executive Officers and other employees with base salary to compensate them for services rendered to RealNetworks and to meet our objective of attracting and retaining executive talent needed to run our business. Base salaries provide a consistent cash flow to employees assuming acceptable levels of performance and ongoing employment. Base salaries for Named Executive Officers are determined for each executive based on position, responsibility, experience, overall company budgets and competitive market data. When determining base salaries, the Compensation Committee also considers other factors including the salaries established for comparable positions in companies in our industry and geographic region, salaries paid to executives at other companies with which we compete for comparable talent, the historical and comparative compensation levels of our executives and the executive’s performance in the preceding year. Base salaries are adjusted from time to time to recognize various levels of responsibility, individual performance, market conditions and internal equity issues, and base salary adjustments are at the discretion of the Compensation Committee.

In February 2008, the Compensation Committee approved the following merit-based increases in the annual base salaries of Messrs. Eggers, Giamatteo and Kimball as part of the annual executive performance evaluation process:

	Merit-Based
Name	Salary Increases (%)	Base Salary	Effective Date

Michael Eggers	10%	$291,500	February 2008
John Giamatteo	8%	$410,400	February 2008
Robert Kimball	10%	$330,000	February 2008

Salary increases in February 2008 for Messrs. Eggers, Giamatteo and Kimball were based on individual performance, base salary market levels and scope of responsibility.

In June 2008 and January 2009, the Compensation Committee approved the following merit-based increases in the annual base salaries of Messrs. Giamatteo, Kimball and Lunsford in connection with the promotions described below and the increased scope of their roles and responsibilities:

	Merit-Based
Name	Salary Increases (%)	Base Salary	Effective Date

John Giamatteo	6%	$435,000	June 2008
Robert Kimball	12%	$370,000	October 2008
Michael Lunsford	6%	$370,000	June 2008

• Mr. Giamatteo.  In June 2008, Mr. Giamatteo was promoted to Chief Operating Officer of RealNetworks. In connection with this promotion, the Compensation Committee approved a merit-based salary increase of approximately 6% in recognition of Mr. Giamatteo’s expanded role and responsibility for managing the overall business operations of RealNetworks. Effective upon his promotion, Mr. Giamatteo’s annual base salary was established at $435,000.

• Mr. Kimball.  In January 2009, Mr. Kimball was promoted to Executive Vice President, Corporate Development and Law, General Counsel and Corporate Secretary of RealNetworks. In connection with this promotion, the Compensation Committee approved a merit-based salary increase of approximately 12% in recognition of Mr. Kimball’s expanded role and responsibility for overseeing all corporate development and legal matters for RealNetworks. Effective October 1, 2008, Mr. Kimball’s annual base salary was established at $370,000. The Compensation Committee recognized that Mr. Kimball had assumed the increased responsibilities associated with his new role prior to the formal approval of his promotion, and therefore approved the annual base salary adjustment retroactive to October 1, 2008. The Compensation Committee also considered internal base salary data for other executive officers serving at the Executive Vice President level when establishing Mr. Kimball’s annual base salary in connection with his promotion.

• Mr. Lunsford.  In January 2008, Mr. Lunsford joined RealNetworks as Senior Strategic Advisor reporting to our Chief Executive Officer. At the commencement of Mr. Lunsford’s employment, the Compensation Committee established Mr. Lunsford’s annual base salary at $350,000. The Compensation Committee determined the amount of Mr. Lunsford’s annual base salary based on market levels for executives having similar roles and responsibilities and in recognition of his recent professional experience serving as a senior executive officer of Earthlink, Incorporated, a provider of communications services, including eight months serving as interim president and chief executive officer from November 2006 to June 2007.

In June 2008, Mr. Lunsford was promoted to Executive Vice President of Strategic Ventures of RealNetworks. In connection with this promotion, the Compensation Committee approved a merit-based salary increase of approximately 6% in recognition of Mr. Lunsford’s expanded role and responsibility for managing all of RealNetworks’ strategic venture businesses, including its music business. Effective upon his promotion, Mr. Lunsford’s annual base salary was established at $370,000.

The Compensation Committee recognizes that in light of overall economic conditions, RealNetworks must be prudent in how it utilizes resources and manages costs in order to ensure its long term success. Accordingly, for 2009, it has determined that merit-based adjustments in the annual base salaries of RealNetworks’ executive officers whose performance evaluation process typically occurs during the first quarter each year will be postponed and reassessed later in 2009. The Compensation Committee will base its reassessment on overall economic conditions and RealNetworks’ year-to-date performance.

Performance-based Cash Incentive Compensation.  In 2008, the Compensation Committee of the Board of Directors of RealNetworks approved the 2008 MBO Plan, a performance-based cash incentive plan that provides direct financial incentives in the form of semi-annual cash bonuses with the objective of promoting the achievement of corporate and/or divisional revenue and EBITDA target goals. Participants in the 2008 MBO Plan include the Named Executive Officers other than the Chief Executive Officer and Chief Financial Officer, as well as certain other officers and employees. The 2008 MBO Plan was designed to provide rewards for semi-annual financial results in 2008. Awards under the 2008 MBO Plan were paid semi-annually but were not automatic and were dependent on the achievement of identified goals and objectives. When designing the 2008 MBO Plan, the Compensation Committee determined that RealNetworks’ performance-based cash incentive program should have greater alignment with business unit performance for divisional and business unit leaders. As a result, the Compensation Committee approved new performance measures in the 2008 MBO Plan that emphasize business unit performance for divisional and business unit leaders in addition to overall corporate performance measures. Notwithstanding the performance and payout targets established under the 2008 MBO Plan, the Compensation Committee retained discretion to adjust performance and payout targets if certain factors warrant variation from the formula established under the 2008 MBO Plan, and may also increase, decrease or eliminate a participant’s award before it is paid. Under the 2008 MBO Plan, executive officers must be employed by RealNetworks as an officer on the first and last day of a quarter to be eligible to earn incentive compensation for that quarter. In addition, executive officers must be employed on the day payments are made in order to be eligible to receive payment, except in the case of death, disability or termination of employment by RealNetworks other than for cause.

Under the 2008 MBO Plan, no portion of the target payout is paid if less than 90% of the revenue target is achieved. For achievement of 90%-100% of the revenue target, participants are paid 40%-100% of the portion of the target payout based on achievement of the revenue target, and for achievement of over 100%-110% of the revenue target, participants are paid up to 160% of the target payout based on achievement of the revenue target. Payouts based on achievement of EBITDA targets will be paid out linearly from 0-100% with additional linear payouts up to a maximum of 160% for profitable units with revenue achievement at 100% or greater. There is no performance threshold for the EBITDA-based target payout, except in rare instances where the EBITDA target is a negative number.

A summary of the 2008 MBO Plan payout mechanics is as follows:

Revenue		EBITDA
Attainment	Incentive Payout	Attainment	Incentive Payout

<90%	No payout	0 - 100%	0 - 100%
90% - 100%	40% - 100%	>100% - 160%	Up to 160%
>100% - 110%	Up to 160%

Business targets for the 2008 MBO Plan were established at the beginning of the plan year and were derived from our strategic business plan. Revenue and EBITDA targets were established based on aggressive growth percentages year over year designed to align with the Compensation Committee’s philosophy to set stretch performance goals for executives, and accordingly, were generally considered difficult to achieve.

When determining the payout amounts under the 2008 MBO Plan for the second half of 2008, the Compensation Committee approved certain discretionary adjustments in corporate and divisional revenue and EBITDA results in connection with special items including (a) significant fluctuations in foreign currency in the second half of 2008, (b) the write-off of transaction-related costs associated with the separation of our games business from the parent company, which has been postponed and (c) losses associated with the decline in value of our goodwill and certain application service provider and other content agreements. The Compensation Committee determined that these adjustments were appropriate because the special items reflected macroeconomic conditions and accounting requirements over which the executives had no control. In addition, the Compensation Committee determined that it was appropriate to recognize our executives for their efforts in a difficult economic environment.

Under the 2008 MBO Plan, corporate revenue attainment in the second half of 2008 before adjustments related to foreign currency fluctuations was 87.9% of target goals. Following these adjustments, corporate revenue attainment in the second half of 2008 was 88.5% of target goals. While the minimum payout for revenue attainment under the 2008 MBO Plan is based on attainment of at least 90% of target goals, the Compensation Committee approved a payout attainment of 20% of the corporate revenue performance metric for executives whose performance-based compensation under the 2008 MBO Plan is based equally on corporate revenue and corporate EBITDA targets, including Mr. Kimball. The Compensation Committee agreed that a discretionary adjustment to corporate revenue attainment for these executives was appropriate because two out of our four business units exceeded 90% of their revenue targets in the second half of 2008 and because overall revenue attainment was very close to 90% of the corporate revenue target. Since the threshold payout associated with revenue attainment is established at 40% for an attainment level of 90% of the revenue goals under the 2008 MBO Plan, the Compensation Committee determined that a payout of 20% of the corporate revenue metric was appropriate recognition of the performance of these executives.

Under the 2008 MBO Plan, corporate EBITDA attainment in the second half of 2008, before adjustments related to the special items described above, was -7% of target goals. Following these adjustments, corporate EBITDA attainment was 48.59% of target goals. In addition, the Compensation Committee approved discretionary adjustments to Technology Products and Solutions (“TPS”) revenue, which is a component of Mr. Giamatteo’s performance-based cash incentive compensation, as a result of foreign currency fluctuations in the second half of 2008. Before these adjustments, TPS revenue attainment in the second half of 2008 was 90.5% of target goals. Following these adjustments, TPS revenue attainment in the second half of 2008 was 95.2% of target goals.

In addition, the Compensation Committee approved discretionary adjustments to EBITDA in the second half of 2008 for all business units in connection with the special items described above. Before these adjustments, EBITDA attainment in the second half of 2008 for the TPS and Media Software and Services (“MSS”) divisions, on which 25% of Mr. Giamatteo’s performance-based cash incentive compensation is based, was 22% and 70% of target goals, respectively. Following these adjustments, EBITDA attainment in the second half of 2008 for the TPS and MSS divisions was 69% and 78% of target goals, respectively. Before these adjustments, EBITDA attainment in the second half of 2008 for the Music division, on which 25% of Mr. Lunsford’s performance-based cash incentive compensation is based, was 119% of target goals. Following these adjustments, EBITDA attainment in the second half of 2008 for the Music division was 181% of target goals.

In 2008, Mr. Eggers participated in a separate discretionary cash bonus program, which is discussed further below, and was not eligible to participate in the 2008 MBO Plan. This separate program is designed to maintain appropriate independence for key control executives.

• Mr. Giamatteo.  Mr. Giamatteo serves as RealNetworks’ Chief Operating Officer, and this position entails more responsibility for strategic operating decisions and a greater direct influence on overall company performance than most executive positions. Therefore, Mr. Giamatteo has a greater percentage of his total compensation opportunity tied to short-term and long-term incentives than most executive officers.

In the first half of 2008, Mr. Giamatteo was eligible to earn a target of 100% of his annual base salary in performance-based cash incentive compensation under the 2008 MBO Plan based equally on the achievement of RealNetworks’ consolidated revenue and EBITDA targets and the revenue and EBITDA targets for the TPS division. In the first half of 2008, Mr. Giamatteo earned cash incentive compensation based on 100.14% achievement of corporate revenue targets, 126.07% achievement of corporate EBITDA targets, 97.27% achievement of revenue targets for the TPS division and 106.8% achievement of EBITDA targets for the TPS division, resulting in an incentive cash compensation payout of approximately 102.63% of the targeted payment for the measurement period.

In the second half of 2008, Mr. Giamatteo’s cash bonus opportunity pursuant to the 2008 MBO Plan was based equally on the achievement of RealNetworks’ consolidated revenue and EBIDTA targets and the revenue and EBITDA targets for the TPS and Media Software and Services (“MSS”) divisions. In the second half of 2008, Mr. Giamatteo earned cash incentive compensation based on 88.5% achievement of corporate revenue targets, 48.59% achievement of corporate EBITDA targets, 94.68% achievement of revenue for the TPS and MSS divisions and 71.8% achievement of EBITDA targets for the TPS and MSS divisions, resulting in an incentive cash compensation payout of 47.11% of the targeted payment for the measurement period. Mr. Giamatteo did not earn a corporate revenue-based payout in the second half of 2008. The achievement levels in the second half of 2008 reflect discretionary adjustments to consolidated revenue and EBITDA results as described above.

In 2008, Mr. Giamatteo earned performance-based cash incentive compensation under the 2008 MBO Plan as follows:

	First Half 2008	First Half 2008	Second Half 2008	Second Half 2008
Performance Metric	Payout Attainment	Payout Amount	Payout Attainment(1)	Payout Amount

Corporate Revenue	100.14%	$49,818	88.50%	$0
Corporate EBITDA	126.07%	$62,278	48.59%	$26,421
TPS Revenue	97.27%	$41,307	—	—
TPS EBITDA	106.8%	$49,400	—	—
TPS/MSS Revenue	—	—	94.68%	$37,002
TPS/MSS EBITDA	—	—	71.80%	$39,041
Overall Payout Attainment and Total Payout	102.63%	$202,803	47.11%	$102,464

(1)	Reflects discretionary adjustments to revenue and EBITDA results in the second half of 2008 approved by the Compensation Committee.

In each of 2007 and 2008, Mr. Giamatteo was eligible to participate in a separate performance-based cash incentive plan (the “TPS Incentive Plan”) under which he is eligible to earn up to $750,000 in each year based on the achievement of revenue targets for our WiderThan Co., Ltd. subsidiary and our TPS business that are generally considered difficult to achieve. Mr. Giamatteo may earn cash incentive compensation under this plan based on target performance ranging from 81% to 100% achievement against the established revenue targets, with proportionate payout of awards ranging from 5% to 100% depending on the achievement level. Amounts earned under the TPS Incentive Plan are paid semi-annually. The Compensation Committee has discretion to adjust performance and payout targets if certain factors warrant variation from the formula established under the TPS Incentive Plan. In 2008, Mr. Giamatteo earned cash incentive compensation under this plan at an achievement level of 88.6%, resulting in an award of performance-based cash incentive compensation to Mr. Giamatteo in the amount of $323,288. In calculating the payout of the award for performance in the second half of 2008, the Compensation Committee approved the application of the same foreign currency rate used in calculating the payout of the award for performance in the first half of 2008 due to significant fluctuations in the value of the Korean won compared to the U.S. dollar in the second half of 2008. The Compensation Committee agreed that this adjustment was appropriate because the shortfall in revenue attainment was attributable to foreign currency fluctuations over which Mr. Giamatteo had no control.

In 2008, Mr. Giamatteo earned performance-based cash incentive compensation under the TPS Incentive Plan as follows:

First Half 2008	First Half 2008	Second Half 2008	Second Half 2008
Payout Attainment	Payout Amount	Payout Attainment	Payout Amount

48%	$179,788	38%	$143,500

• Mr. Kimball.  In the first three quarters of 2008, Mr. Kimball was eligible to earn a target of 45% of his annual base salary in performance-based cash incentive compensation under the 2008 MBO Plan based equally on the achievement of consolidated revenue and EBITDA targets. Effective October 1, 2008, Mr. Kimball’s target bonus opportunity under the 2008 MBO Plan was increased to 75% of his annual base salary in connection with his promotion to Executive Vice President, Corporate Development and Law, General Counsel and Corporate Secretary. In the first half of 2008, Mr. Kimball earned cash incentive compensation under the 2008 MBO Program based on 100.14% achievement of corporate revenue targets and 126.07% achievement of EBITDA targets, resulting in a payout of approximately 113.46% of the targeted payment for the measurement period. In the second half of 2008, Mr. Kimball earned cash incentive compensation under the 2008 MBO Program based on 88.5% achievement of corporate revenue targets, and 48.59% achievement of corporate EBITDA targets, resulting in a payout of 34.3% of the targeted payment for the measurement period. The achievement levels in the second half of 2008 reflect discretionary adjustments to consolidated revenue and EBITDA results as described above.

In 2008, Mr. Kimball earned performance-based cash incentive compensation under the 2008 MBO Plan as follows:

	First Half 2008	First Half 2008	Second Half 2008	Second Half 2008
Performance Metric	Payout Attainment	Payout Amount	Payout Attainment(1)	Payout Amount

Corporate Revenue	100.14%	$35,738	88.50%	$10,650
Corporate EBITDA	126.07%	$44,675	48.59%	$25,874
Overall Payout Attainment and Total Payout	113.46%	$80,413	34.30%	$36,524

(1)	Reflects discretionary adjustments to revenue and EBITDA results in the second half of 2008 approved by the Compensation Committee.

• Mr. Lunsford.  Mr. Lunsford was eligible to earn a target of 45% of his annual base salary in performance-based cash incentive compensation under the 2008 MBO Program, as adjusted pro rata to his date of hire in January 2008. During the first half of 2008, Mr. Lunsford’s cash incentive compensation was based equally on the achievement of consolidated revenue and EBITDA targets. In the first half of 2008, Mr. Lunsford earned cash incentive compensation based on 100.14% achievement of corporate revenue targets and 126.07% achievement of corporate EBITDA targets, resulting in an incentive cash compensation payout of approximately 113.46% of the targeted payment for the measurement period. In the second half of 2008, Mr. Lunsford earned cash incentive compensation based on 88.5% achievement of corporate revenue targets, 48.59% achievement of corporate EBITDA targets, 84.41% achievement of revenue targets for the Music division and 144.8% achievement of EBITDA targets for the Music division, resulting in an incentive cash compensation payout of 37.15% of the targeted payment for the measurement period. Mr. Lunsford did not earn corporate or Music revenue-based payouts in the second half of 2008. The achievement levels in the second half of 2008 reflect discretionary adjustments to revenue and EBITDA results as described above.

In 2008, Mr. Lunsford earned performance-based cash incentive compensation under the 2008 MBO Plan as follows:

	First Half 2008	First Half 2008	Second Half 2008	Second Half 2008
Performance Metric	Payout Attainment	Payout Amount	Payout Attainment(1)	Payout Amount

Corporate Revenue	100.14%	$33,600	88.50%	$0
Corporate EBITDA	126.07%	$42,002	48.59%	$10,112
Music Revenue	—	—	84.41%	$0
Music EBITDA	—	—	144.80%	$20,813
Overall Payout Attainment and Total Payout	113.46%	$75,602	37.15%	$30,925

(1)	Reflects discretionary adjustments to revenue and EBITDA results in the second half of 2008 approved by the Compensation Committee.

In January 2009, the Compensation Committee of the Board of Directors of RealNetworks approved the 2009 Executive MBO Incentive Plan (the “2009 MBO Plan”). The 2009 MBO Plan is a performance-based cash incentive plan that pays cash awards to participants semi-annually based on the achievement of corporate and/or divisional revenue and EBITDA target goals as of the close of each calendar six-month period. Participants in the 2009 MBO Plan include the Named Executive Officers other than the Chief Executive Officer and the Chief Financial Officer, as well as certain other officers and employees of RealNetworks.

Under the 2009 MBO Plan, the target payout for Mr. Giamatteo is equal to 100% of his annual base salary, and the target payout for Messrs. Kimball and Lunsford is equal to 75% of their annual base salaries. Mr. Lunsford’s target payout was increased from 45% in connection with his promotion to Executive Vice President, Strategic Ventures in 2008. For Mr. Giamatteo, payout under the 2009 MBO Plan is based equally on the achievement of

RealNetworks’ consolidated revenue and EBITDA targets and the revenue and EBITDA targets for the TPS and MSS divisions of RealNetworks. For Mr. Kimball, the target payout under the 2009 MBO Plan is based equally on the achievement of RealNetworks’ consolidated revenue and EBITDA targets. For Mr. Lunsford, the target payout under the 2009 MBO Plan is based equally on the achievement of RealNetworks’ consolidated revenue and EBITDA targets and the revenue and EBITDA targets for the Music business of RealNetworks.

In considering ranges for target performance and target payouts for executives participating in the 2009 MBO Plan, the Compensation Committee recognized that the broader economic conditions expected to be experienced during most, if not all, of 2009 would likely significantly impact RealNetworks’ business unit and overall corporate performance. Given this expected challenging macroeconomic environment, the Compensation Committee desired to establish ranges for target performance and target payouts that would incentivize our executives to continue to work hard throughout 2009 to achieve target performance, particularly since the Compensation Committee’s philosophy is to establish stretch goals for target performance. Accordingly, the Compensation Committee changed the ranges for target performance and target payouts under the 2009 MBO Plan to smooth out and increase the maximum target payouts over a broader range of target performance, to increase the minimum target payout if target performance is achieved and to lower the performance threshold at which a target payout is made with respect to the maximum EBITDA-based payout.

In light of these changes, for Messrs. Giamatteo, Kimball and Lunsford, no portion of the target payout based on revenue goals will be earned if less than 90% of the revenue target is achieved. For achievement of 90%-100% of the revenue target, each of Messrs. Giamatteo, Kimball and Lunsford will earn 70%-100% of the portion of the target payout based on the level of achievement of the revenue target. For achievement of 100%-110% of the revenue target, each of Messrs. Giamatteo, Kimball and Lunsford will earn between 100% and 130% of the target payout based on the level of achievement of the revenue target. For achievement of 110%-120% of the revenue target, each of Messrs. Giamatteo, Kimball and Lunsford will earn between 130% and 200% of the target payout based on the level of achievement of the revenue target. Target payouts to each of Messrs. Giamatteo, Kimball and Lunsford based on achievement of EBITDA targets will be earned linearly from 0-100%, with additional linear payouts up to a maximum of 200% for profitable units with revenue achievement of 90% or greater. There is no performance threshold for the EBITDA-based target payout, except in rare instances where the EBITDA target is a negative number.

Revenue		EBITDA
Attainment	Incentive Payout	Attainment	Incentive Payout

<90%	No payout	0 - 100%	0 - 100%
90% - 100%	70% - 100%	100% - 160%	100% - 160%
>100% - 110%	100% - 130%	>160% - 200%	160% - 200%
>110% - 120%	130% - 200%

Notwithstanding the performance and payout targets established under the 2009 MBO Plan, the Compensation Committee may in its discretion adjust performance and payout targets if certain factors warrant variation from the formula established under the 2009 MBO Plan, and may also increase, decrease or eliminate a participant’s award before it is paid. Under the 2009 MBO Plan, a participant must be employed in a position that is eligible to participate in the 2009 MBO Plan on the first and last day of a quarter to be eligible to earn incentive compensation under the 2009 MBO Plan for that quarter. In addition, executive officers must be employed on the last day of each six-month period and on the date payments are made in order to be eligible to receive payment under the 2009 MBO Plan, except in the case of death, disability or termination of employment by RealNetworks other than for cause.

Long-term Equity Incentive Compensation.  In keeping with RealNetworks’ philosophy of providing a total compensation package that includes at-risk components of pay, long-term incentives consisting of stock option grants and, in certain cases, restricted stock units, comprised a component of the total compensation of the Named Executive Officers other than the Chief Executive Officer in 2008. These incentives are designed to motivate and reward executives for maximizing shareholder value and encourage the long-term employment of key employees. When stock options and restricted stock units are granted to executive officers, the executives’ levels of responsibility, experience and breadth of knowledge, individual performance criteria, previous equity awards and the compensation practices at similarly situated companies in RealNetworks’ industry are considered in evaluating total compensation. The size of equity awards is generally intended to reflect an executive’s position with and contributions to RealNetworks, and as a result, the number of shares underlying stock options and restricted stock unit awards varies. The Compensation Committee based its determination of stock option awards for the Named Executive Officers other than the Chief Executive Officer on a combination of factors including individual performance, carried-interest equity ownership and competitive market factors. Options generally have a four year vesting period to encourage retention of key employees.

All of the stock option grants to executive officers have been made with exercise prices equal to the fair market value of our Common Stock on the dates of grant, and our officers are able to profit from their stock options only if the stock price appreciates from the value on the date the stock options were granted. The use of stock options and restricted stock units is intended to focus executives on the enhancement of shareholder value over the long-term, to encourage equity ownership in RealNetworks and to retain key executive talent.

In 2008, options to purchase a total of 942,500 shares of common stock and 362,499 restricted stock units were granted to the Named Executive Officers under the RealNetworks, Inc. 2005 Stock Incentive Plan (the “2005 Plan”). The amount and other details of the long-term equity compensation awards granted to the Named Executive Officers in 2008 are set forth in the “2008 Grants of Plan-Based Awards” table on page 35.

In February 2008, the Compensation Committee granted stock option and/or restricted stock unit awards to certain executive officers including Messrs. Eggers, Giamatteo and Kimball as part of the annual performance review process. Each executive officer was given a choice of receiving the award in the form of stock options, restricted stock units, or as a combination of stock options (50%) and restricted stock units (50%), which restricted stock units were adjusted based on a ratio of one restricted stock unit for every three stock options. The executive officers were offered this choice in order to provide an opportunity for diversification with respect to their long-term incentive compensation. The Compensation Committee approved the maximum grant sizes and choices that were offered to each executive officer. Mr. Eggers received an award of 58,333 restricted stock units, Mr. Giamatteo received an award of 33,333 restricted stock units and Mr. Kimball received awards of 22,500 restricted stock units and stock options for the purchase of 67,500 shares of common stock. The stock options and restricted stock units granted to Messrs. Eggers, Giamatteo and Kimball will vest in equal increments every six months over a four year period. The exercise price of the stock options granted to Mr. Kimball was equal to the closing price of RealNetworks common stock on the grant date.

In June 2008, Mr. Giamatteo was promoted to Chief Operating Officer and was awarded 208,333 restricted stock units and stock options for the purchase of 375,000 shares of common stock in connection with this promotion. The restricted stock units vest over a four year period with 16% vesting on June 24, 2009, an additional 24% vesting on June 24, 2010, an additional 12% vesting on each of December 24, 2010 and June 24, 2011, and an additional 18% vesting on each of December 24, 2011 and June 24, 2012. The stock options vest over a four year period with 20% vesting on each of December 24, 2010 and June 24, 2011, and 30% vesting on each of December 24, 2011 and June 24, 2012. The exercise price of the stock options granted to Mr. Giamatteo was equal to the closing price of RealNetworks common stock on the grant date.

In January 2008, Mr. Lunsford joined RealNetworks and was awarded stock options for the purchase of 500,000 shares of common stock that will vest over four years in connection with his offer of employment as Senior Strategic Advisor. The exercise price of the stock options granted to Mr. Lunsford was equal to the closing price of RealNetworks common stock on the grant date. In June 2008, Mr. Lunsford was promoted to Executive Vice President, Strategic Ventures and was awarded 40,000 restricted stock units in connection with this promotion. The restricted stock units vest over a four and a half year period.

In January 2009, Mr. Kimball was promoted to Executive Vice President, Corporate Development and Law, General Counsel and Corporate Secretary and was awarded stock options for the purchase of 130,000 shares of common stock in connection with this promotion. The stock options granted to Mr. Kimball will vest in equal increments every six months over a four year period. The exercise price of the stock options granted to Mr. Kimball was equal to the closing price of RealNetworks common stock on the effective date of the grant.

We do not have any program, plan or obligation that requires the granting of stock options or other equity awards to any executive officer on specified dates. All stock options are granted with exercise prices that are equal to the last sale price of our Common Stock as reported on the Nasdaq Stock Market on the respective date of grant. The Compensation Committee typically grants equity awards to corporate and executive officers at its scheduled meetings or by unanimous written consent. From time to time, the Compensation Committee may authorize the future grant of an equity award to a corporate or executive officer in advance of the commencement of such officer’s employment by RealNetworks or when offering a corporate or executive officer the option of electing to receive an equity award in the form of stock options, restricted stock units, or a combination of stock options or restricted stock units. When authorizing the future grant of an equity award in connection with an offer of employment, the Compensation Committee’s approval of the award is subject to and effective upon the employment of such officer by RealNetworks, and the exercise price of such stock option is equal to the last sale price of our common stock as reported on the Nasdaq Stock Market on the respective date of grant, which would be the first day of our employment of such officer. When authorizing the future grant of equity award(s) that contemplate the recipient electing to receive the award in the form of stock options, restricted stock units or a combination of both, the Compensation Committee will first approve the material terms of such award(s) and establish a future effective date for the grant of the award(s) in order to allow the award recipients time to make irrevocable elections specifying the type of award they are electing to receive. In this case, the exercise price of any stock options granted is equal to the last sale price of our common stock as reported on the Nasdaq Stock Market on the effective date of the grant. Stock options are typically granted to RealNetworks employees upon hire and in connection with annual performance evaluations. Pursuant to the terms of the 2005 Plan, the Board of Directors has delegated authority to each of our Chief Executive Officer, our Senior Vice President and Chief Financial Officer and our Executive Vice President, Corporate Development and Law, General Counsel and Corporate Secretary to grant awards under the Company’s 2005 Plan to employees who are not directors or officers of RealNetworks. These authorized officers typically approve stock option grants to designated employees who are not officers or Directors of RealNetworks on a weekly basis. Awards of restricted stock units for designated employees who are not officers or Directors of RealNetworks are typically approved by the authorized officers on a quarterly basis.

Discretionary Cash Bonus Awards

• Mr. Eggers.  Mr. Eggers participates in a separate discretionary cash bonus program designed to maintain appropriate independence for key control executives. In 2008, discretionary cash bonus compensation for Mr. Eggers was targeted at 45% of annual base salary. Discretionary cash bonus payments are determined and paid semi-annually and are based on performance during each six-month measurement period. The Compensation Committee has the discretion to award cash bonuses that are greater than or less than the established target amount. In the first half of 2008, Mr. Eggers earned discretionary cash bonus compensation that resulted in a payout of 112.66% of the targeted payment based on his individual performance and contributions to the overall performance of RealNetworks during the measurement period. In the second half of 2008, Mr. Eggers earned discretionary cash bonus compensation that resulted in a payout of 33% of the targeted payment based on his individual performance and contributions to the overall performance of RealNetworks during the measurement period. The Compensation Committee determined that Mr. Eggers contributed equally to the financial success of RealNetworks in the first and second halves of 2008, as compared to executives who participated in the 2008 MBO Plan, and therefore should be comparably rewarded.

In 2008, Mr. Eggers earned discretionary cash bonus compensation as follows:

First Half 2008		Second Half 2008
Payout	First Half 2008	Payout	Second Half 2008
(% of Targeted Payment)	Payout ($)	(% of Targeted Payment)	Payout ($)

112.66%	$70,081	33%	$21,644

• Mr. Kimball.  In 2005, RealNetworks entered into agreements with Microsoft that resulted in payments of $761 million to RealNetworks in connection with the settlement of antitrust litigation and agreements relating to digital music and games. The Compensation Committee awarded special cash bonuses to certain executive officers of RealNetworks, including Mr. Kimball, in recognition of their efforts and leadership in resolving the antitrust litigation and establishing a collaborative relationship with Microsoft.

Pursuant to an agreement between RealNetworks and Mr. Kimball (the “Kimball Agreement”), Mr. Kimball was awarded a cash bonus in the aggregate amount of $3.25 million, of which $1 million was paid to Mr. Kimball in

November 2005, $750,000 was paid to Mr. Kimball in two equal payments of $375,000 in each of May 2006 and November 2006, $750,000 was paid to Mr. Kimball in two equal payments of $375,000 in each of May 2007 and November 2007, and $750,000 was paid to Mr. Kimball in two equal payments of $375,000 in each of May 2008 and November 2008. If Mr. Kimball had voluntarily terminated his employment with RealNetworks or was involuntarily terminated by RealNetworks for Cause (as defined in the Kimball Agreement) prior to November 2008, he would not have been eligible to receive cash payments under the Kimball Agreement that were due after the date he ceased to be employed by RealNetworks. In the case of death or disability, Mr. Kimball or his heirs would have received all remaining payments under the Kimball Agreement within 30 days.

• Mr. Lunsford.  In connection with his acceptance of an offer of employment by RealNetworks as Senior Strategic Advisor in January 2008, Mr. Lunsford received a discretionary signing bonus in the amount of $217,500, half of which was paid within 30 days of the commencement of his employment with RealNetworks and half of which was paid six months later. In the event of Mr. Lunsford’s resignation or termination for cause within the first six months of the date of either payment, he would have been required to repay a pro rata portion of the signing bonus. The Compensation Committee generally includes signing bonuses as part of the compensation packages offered to new executives in order to further entice them to join RealNetworks and because it is a common practice among companies with which we compete for executive talent. Mr. Lunsford also received a relocation bonus in the amount of $40,000 in connection with his relocation to Seattle, Washington from Atlanta, Georgia.

Perquisites.  In connection with his promotion to Executive Vice President, Strategic Ventures in June 2008, and in order to help facilitate Mr. Lunsford’s relocation to Seattle, Washington, we agreed to provide protection against a loss on the sale of Mr. Lunsford’s residence in Atlanta, Georgia up to a maximum of $100,000. In calculating the amount of this reimbursement and the incremental cost to RealNetworks, each of RealNetworks and Mr. Lunsford obtained a separate appraisal of the subject property, and the average of the two appraisals provided the basis on which the reimbursement was calculated. The difference between the sale price and the average of the two appraisals was equal to $65,500 and constituted the amount reimbursed to Mr. Lunsford pursuant to this arrangement. Mr. Lunsford was also reimbursed for travel and lodging expenses in the amount of $1,100 in connection with his relocation.

Benefits.  Benefits are part of a competitive compensation package to attract and retain employees, including executives. Our executive officers are eligible to participate in all of our benefit programs. These programs include medical, dental, vision, group life and disability insurance, a medical reimbursement plan, a transportation subsidy and an employee stock purchase plan that permits employees to purchase RealNetworks stock at a 15% discount from the closing sale price of our Common Stock as reported on the Nasdaq Stock Market on the last trading day of each offering period.

Our employees, including the Named Executive Officers, are also eligible to participate in our 401(k) savings plan, a tax-qualified retirement savings plan pursuant to which all U.S. based employees are able to contribute the lesser of up to 50% of their cash compensation (including base salary, bonuses, commissions and overtime pay) or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. RealNetworks will match 50% of the first 3% of pay that is contributed to the 401(k) savings plan. All employee contributions to the 401(k) savings plan are fully vested upon contribution. Matching contributions by RealNetworks become fully vested after three years.

Our executive officers participate in the benefit programs described above on the same basis as our other employees. We may offer other benefits to our employees and executive officers from time to time, including relocation packages and signing bonuses.

Since 2002, the imputed costs associated with the occupancy of vacant office space in our headquarters by the Glaser Progress Foundation, a charitable foundation of which Mr. Glaser is Trustee, and by Mr. Glaser’s personal assistant, have been reported as income to Mr. Glaser. Other than relocation reimbursement paid to Mr. Lunsford, there were no special benefits or perquisites provided to any other Named Executive Officer in 2008.

Severance and Change in Control Benefits.  It is our policy to request our executive officers, excluding Mr. Glaser, to provide a notice period of six months prior to voluntarily terminating their employment with RealNetworks for the purpose of transitioning responsibilities. The Compensation Committee believes that this is an important element of the executive compensation program, as it provides executive officers reasonable assurance of transitional employment support and it benefits RealNetworks by ensuring continuity during these transitions. In the event an executive officer provides six months’ notice prior to voluntarily terminating his or her employment, he or she will receive a severance payment equal to six months of such executive’s annual base salary, even if RealNetworks does not require the continued services of the executive officer for all or part of such six month notice period. In the event an executive officer provides notice of less than six months prior to voluntarily terminating his or her employment, he or she will receive a severance payment equal to the number of months’ notice provided, up to a maximum severance payment equal to six months of the executive’s annual base salary, even if RealNetworks does not require the continued services of the executive officer for all or part of such notice period. These severance payments are in addition to any base salary earned during these periods and are paid following the last day worked by an executive officer.

• Mr. Kimball.  In the event Mr. Kimball had resigned his position as a result of a material change in his job responsibilities, the relocation of his primary workplace by more than 15 miles, or the acquisition of RealNetworks by a third party, Mr. Kimball would have been entitled to receive all payments under the Kimball Agreement on his last day of employment. In the case of death or disability, Mr. Kimball or his heirs would have received all remaining payments under the Kimball agreement within 30 days.

• Mr. Giamatteo.  In July 2008, the Compensation Committee approved amended severance provisions for Mr. Giamatteo as part of the terms of his employment as Chief Operating Officer. In the event RealNetworks terminates the employment of Mr. Giamatteo without cause, RealNetworks will provide Mr. Giamatteo with twelve months’ notice, or it will pay Mr. Giamatteo his then-current base salary in lieu of notice through any remaining portion of the notice period.

Under our equity incentive plans, if we terminate the employment of a Named Executive Officer for any reason other than for cause, and any of such Named Executive Officer’s outstanding stock options or restricted stock units are not fully vested, the next vesting installment of such stock options or restricted stock units will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the option commenced or the last anniversary thereof, expressed in full months, provided that the Named Executive Officer executes and delivers a settlement agreement and release satisfactory to us on or before the date of such termination. If the employment of a Named Executive Officer terminates due to such executive officer’s death, any stock options or restricted stock units that are unvested as of the date of such executive officer’s death will fully vest on such date and may be exercised by the estate or legal representative of such executive officer for a period of one year following such date. The Compensation Committee has determined that all employees who hold stock options or restricted stock awards under our equity incentive plans are eligible for these benefits.

In addition, our employees and executive officers may be eligible to receive certain benefits with respect to outstanding awards granted under our equity incentive plans in the event of a change in control of RealNetworks. A change in control of a corporation is often accompanied by changes in the corporate culture and job losses due to redundancy, especially at the executive levels. If a change in control of RealNetworks were under consideration, we expect that our executives could be faced with personal uncertainties and distractions about how the transaction may affect their continued employment with us. By granting awards under our equity incentive plans that include change in control benefits before any such transaction is contemplated, we hope to focus our executives’ full attention and dedication to our shareholders’ best interests in the event of a threatened or pending change in control, and to encourage the executive to remain employed by RealNetworks through the completion of any such transaction. The change in control benefits with respect to outstanding awards granted under our equity incentive plans are further described in the section entitled “Change in Control Arrangements” on page 12.

Tax and Accounting Implications

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the federal corporate income tax deduction for compensation paid by a public company to its Chief Executive Officer and certain other executive officers to $1 million in the year the compensation becomes taxable to the executive, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. The Compensation Committee seeks to balance its objective of ensuring an effective compensation package with the need to maximize the deductibility of executive compensation, and intends to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of RealNetworks. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that we may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m). Deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Accounting for Stock-Based Compensation.  RealNetworks accounts for stock-based compensation in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). Under the fair value provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period.

Pre-Set Diversification Plans

RealNetworks has authorized its executive officers to enter into pre-set diversification plans established according to Section 10b5-1 of the Securities Exchange Act of 1934, as amended, with an independent broker-dealer. These plans include specific instructions for the broker to exercise stock options and/or sell stock on behalf of the executive on a pre-determined schedule. The purpose of such plans is to enable executive officers to recognize the value of their compensation and diversify their holdings of RealNetworks common stock during periods in which the officer would otherwise be unable to buy or sell such stock because important information about RealNetworks had not been publicly released. As of April 20, 2009, two of the Named Executive Officers had such a plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2008 with RealNetworks’ management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in RealNetworks’ annual report on Form 10-K and proxy statement relating to the 2009 annual meeting of shareholders.

The Compensation Committee
of the Board of Directors

Pradeep Jotwani, Chairman
Eric A. Benhamou

Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)		($)(3)	($)(4)	($)(5)	($)	($)(8)	($)

Robert Glaser	2008	236,672	—		—	372,858	93,285	—	35,125	737,940
Chairman of the Board and	2007	444,384	725,000		—	545,488	354,200	—	34,146	2,103,218
Chief Executive Officer	2006	400,000	2,175,000		—	821,456	325,000	—	35,747	3,757,203
Michael Eggers	2008	288,884	91,725		115,495	272,493	—	—	3,657	772,254
Senior Vice President, Chief	2007	259,055	94,982		40,278	266,747	—	—	2,502	663,564
Financial Officer	2006	224,423	144,284	(6)	5,738	158,273	—	—	2,858	535,576
and Treasurer
John Giamatteo	2008	420,172	—		228,778	409,472	628,555	—	3,736	1,690,713
Chief Operating Officer	2007	372,865	—		—	362,393	667,600	—	24,855	692,455
	2006	350,000	500,000		—	666,581	235,725	—	326	1,752,632
Robert Kimball	2008	327,038	750,000		172,774	283,485	116,937	—	3,684	1,653,918
Executive Vice President,	2007	296,433	835,725		163,687	293,763	18,225	—	61,766	1,669,599
Corporate Development	2006	225,625	857,089	(7)	9,451	147,855	—	—	5,777	1,245,797
and Law, General Counsel and Corporate Secretary
Michael Lunsford	2008	336,602	257,500		31,713	268,951	106,527	—	66,838	1,068,131
Executive Vice President,	2007	—	—		—	—	—	—	—	—
Strategic Ventures	2006	—	—		—	—	—	—	—	—

(1)	Of the $329,956 earned by Mr. Glaser as performance-based cash incentive compensation in 2008, $236,671 was paid to Mr. Glaser in the form of salary between January 1, 2008 and July 2008. After the Compensation Committee determined to set Mr. Glaser’s annual salary for 2008 at $1, the amount paid to Mr. Glaser as salary in excess of $1 was applied to Mr. Glaser’s performance-based cash incentive compensation payout at the time it was determined by the Compensation Committee in March 2009. The remaining $93,285 of Mr. Glaser’s 2008 performance-based cash incentive compensation was paid in March 2009. The amount shown for Mr. Lunsford for 2008 represents annual base salary earned from the commencement of his employment on January 28, 2008 through December 31, 2008. The amount shown for Mr. Glaser for 2007 includes $44,384 earned in 2007 as a result of a merit increase in salary awarded in April 2007 and paid retroactively in February 2008. The amount shown for Mr. Kimball for 2006 represents his annual base salary as adjusted to reflect a leave of absence in 2006.

(2)	The amounts reported in this column represent discretionary cash bonus awards. These discretionary cash bonus awards are discussed in further detail under “Compensation Discussion and Analysis” beginning on page 14.

(3)	The amounts reported in this column represent the compensation costs for financial reporting purposes for the year under FAS 123R, excluding adjustments relating to estimated forfeitures, rather than an amount paid to or realized by the executive officer for restricted stock units granted in and prior to 2008. For a discussion of valuation assumptions, see Note 2, “Stock-Based Compensation,” to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008.

(4)	The amounts reported in this column represent the compensation costs for financial reporting purposes for the year under FAS 123R, excluding adjustments relating to estimated forfeitures, rather than an amount paid to or realized by the executive officer for stock options granted in and prior to 2008. For a discussion of valuation assumptions, see Note 2, “Stock-Based Compensation,” to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008.

(5)	The amounts reported in this column represent cash incentive compensation which is based on performance in fiscal 2006, 2007 and 2008. Mr. Glaser’s cash incentive compensation for 2006 was determined by the Compensation Committee in March 2007 and was paid shortly thereafter, and for 2007, such compensation was determined by the Compensation Committee in April 2008 and paid shortly thereafter. Of the $329,956 earned by Mr. Glaser as performance-based cash incentive compensation in 2008, $236,671 was paid to Mr. Glaser in the form of salary between January 1, 2008 and July 2008. These payments were applied to Mr. Glaser’s performance-based cash incentive compensation payout at the time it was determined by the Compensation Committee in March 2009. The remaining $93,285 of Mr. Glaser’s 2008 performance-based cash incentive compensation was paid in March 2009. With respect to the named executive officers other than Mr. Glaser, cash incentive compensation was determined by the Compensation Committee (a) in July 2006 with respect to payments for the first half of 2006, (b) in January 2007 with respect to payments for the second half of 2006, (c) in August 2007 with respect to payments for the first half of 2007, (d) in February 2008 with respect to payments for the second half of 2007, (e) in August 2008 with respect to payments for the first half of 2008, and (f) in March 2009 with respect to payments for the second half of 2008, with payments made shortly after each such determination. This performance-based cash compensation is discussed in further detail under “Compensation Discussion and Analysis” beginning on page 14. The estimated possible threshold, target and maximum amounts for these awards are reflected in the “2008 Grants of Plan-Based Awards” table on page 35.

(6)	Includes $94,284 that was reported as non-equity incentive plan compensation in the proxy statement filed in connection with the 2007 annual meeting of shareholders. This amount was awarded as part of a discretionary bonus program.

(7)	Includes $107,089 that was reported as non-equity incentive plan compensation in the proxy statement filed in connection with the 2007 annual meeting of shareholders. This amount was awarded as part of a discretionary bonus program.

(8)	Amounts reported for 2006, 2007 and 2008 that represent “All Other Compensation” for each of the Named Executive Officers are described in the following table:

Detail of “All Other Compensation” in the Summary Compensation Table

				Tax Gross-Up
		Company	Term Life	Payment	Taxable		Costs Associated
		Contribution	Insurance	Related to	Relocation		With Personal Use
		401(k) Plan	Premium	Stock Awards	Costs		of Office Space	Total
Name	Year	($)(1)	($)	($)	($)		($)(2)	($)

Robert Glaser	2008	—	288	—	—		34,837	35,125
	2007	—	432	—	—		33,714	34,146
	2006	—	360	—	—		35,387	35,747
Michael Eggers	2008	3,450	207	—	—		—	3,657
	2007	2,223	279	—	—		—	2,502
	2006	2,625	215	—	—		—	2,840
John Giamatteo	2008	3,450	286	—			—	3,736
	2007	6,365	402	—	18,088	(3)	—	24,855
	2006	—	326	—	—		—	326
Robert Kimball	2008	3,450	234	—	—		—	3,684
	2007	5,610	320	55,836	—		—	61,766
	2006	5,530	247	—	—		—	5,777
Michael Lunsford	2008	—	238	—	66,600	(4)	—	66,838
	2007	—	—	—	—		—	—
	2006	—	—	—	—		—	—

(1)	Under RealNetworks’ 401(k) plan, RealNetworks matches 50% of the first 3% of pay that is contributed to the plan. Matching contributions by RealNetworks become fully vested after three years.

(2)	The amount reported in this column represents costs associated with the occupancy of office space in RealNetworks’ headquarters by the Glaser Progress Foundation, a charitable foundation of which Mr. Glaser is Trustee, and Mr. Glaser’s personal assistant. The cost per square foot of occupied space in RealNetworks’ headquarters was multiplied by the square footage of the office space occupied by the Glaser Progress Foundation and Mr. Glaser’s personal assistant to determine the costs associated with the occupancy of such office space.

(3)	The amount reported represents relocation expenses paid by RealNetworks in connection with Mr. Giamatteo’s relocation to Seattle, Washington, which expenses constitute taxable income to Mr. Giamatteo.

(4)	Of the amount reported, $65,500 represents reimbursement to Mr. Lunsford for the loss realized on the sale of his residence in Atlanta, Georgia in connection with his relocation to Seattle, Washington, pursuant to the terms of an employment offer letter between RealNetworks and Mr. Lunsford. In calculating the amount of this reimbursement and the incremental cost to RealNetworks, each of RealNetworks and Mr. Lunsford obtained a separate appraisal of the subject property, and the average of the two appraisals provided the basis on which the reimbursement was calculated. The difference between the sale price and the average of the two appraisals was equal to $65,500 and constituted the amount reimbursed to Mr. Lunsford pursuant to this arrangement. The remaining $1,100 reported for Mr. Lunsford represents taxable travel and lodging expense reimbursements associated with his relocation. These amounts constitute taxable income to Mr. Lunsford.

2008 Grants of Plan-Based Awards

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:		Date Fair
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Number of	Exercise or	Value of
			Non-Equity Incentive			Equity Incentive			Shares of	Securities	Base Price	Stock and
			Plan Awards(1)			Plan Awards			Stock or	Underlying	of Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#/sh)	(#/sh)	(#/sh)	(#)(2)	(#)(3)	($/sh)	($)(4)

Robert Glaser	—	—	200,000	500,000	2,000,000	—	—	—	—	—	—	—
Michael Eggers	02/22/08	02/07/08	—	—	—	—	—	—	58,333	—	—	350,581
John Giamatteo	02/22/08	02/07/08	83,020	415,100	751,160	—	—	—	33,333	—	—	200,331
	06/24/08	06/24/08	37,500	750,000	750,000				208,333	—	—	1,429,164
	06/24/08	06/24/08								375,000	6.86	1,033,688
Robert Kimball	02/22/08	02/07/08	35,475	177,375	283,800	—	—	—	22,500	—	—	157,768
	02/22/08	02/07/08								67,500	6.01	135,225
Michael Lunsford	02/05/08	02/05/08	29,997	149,885	239,815	—	—	—		500,000	6.09	1,184,200
	06/24/08	06/24/08							40,000	—	—	274,400

(1)	The amounts reported in this column represent the threshold, target and maximum amounts of annual performance-based cash incentive compensation that might have been paid to each Named Executive Officer for 2008 performance. Threshold, target and maximum amounts for Mr. Eggers are not presented because Mr. Eggers participated in a discretionary cash bonus program in lieu of a non-equity incentive plan in 2008. The actual amount paid for 2008 is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 33. These awards are described in further detail under “Compensation Discussion and Analysis” beginning on page 14.

(2)	The amounts reported in this column represent restricted stock unit awards granted pursuant to the RealNetworks, Inc. 2005 Stock Incentive Plan. The restricted stock unit awards vest over a period of four years, with the exception of restricted stock units granted to Mr. Lunsford, which vest over a period of four and a half years. If a Named Executive Officer’s employment terminates for any reason other than death, upon a change of control, or upon the termination of employment by RealNetworks without cause (provided that the Named Executive Officer delivers a settlement agreement and release upon such termination), the unvested portion of the restricted stock units will not vest and all rights to the unvested portion will terminate. The restricted stock units are described in further detail under “Compensation Discussion and Analysis” beginning on page 14 and in the “Outstanding Equity Awards at December 31, 2008” table on page 36.

(3)	The amounts reported in this column represent stock options granted pursuant to the RealNetworks, Inc. 2005 Stock Incentive Plan. The stock options vest over a period of four years and expire seven years after the date of grant. The exercise price of the stock options is equal to the fair market value of RealNetworks’ Common Stock on the date of grant. If an executive officer terminates for any reason other than death, upon a change of control, or upon the termination of employment by RealNetworks without cause (provided that the Named Executive Officer delivers a settlement agreement and release upon such termination), the unvested portion of the stock options will not vest and all rights to the unvested portion will terminate. The stock options are described in further detail under “Compensation Discussion and Analysis” beginning on page 14 and in the “Outstanding Equity Awards at December 31, 2008” table on page 36.

(4)	The amounts reported in this column represent the compensation costs for financial reporting purposes under FAS 123R, excluding adjustments relating to estimated forfeitures, rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions, see Note 2, “Stock-Based Compensation,” to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of RealNetworks Common Stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following the exercise of the option do not include the option exercise price.

Outstanding Equity Awards at December 31, 2008

	Option Awards						Stock Awards
												Equity
												Incentive
				Equity							Equity	Plan
				Incentive							Incentive	Awards:
				Plan							Plan	Market or
				Awards:					Market		Awards:	Payout
	Number of	Number of		Number of					Value of		Number of	Value of
	Securities	Securities		Securities			Number of		Shares or		Unearned	Unearned
	Underlying	Underlying		Underlying			Shares or		Units of		Shares, Units	Shares, Units
	Unexercised	Unexercised		Unexercised	Option		Units of		Stock That		or Other	or Other
	Options	Options		Unearned	Exercise	Option	Stock That		Have Not		Rights That	Rights That
	(#)	(#)		Options	Price	Expiration	Have Not		Vested		Have Not	Have Not
Name	Exercisable	Unexercisable		(#)	($)	Date	Vested (#)		($)		Vested (#)	Vested ($)

Robert Glaser	375,000	125,000	(1)		8.00	11/04/12
	62,500	187,500	(2)		7.69	04/06/14
Michael Eggers	5,000	—		—	3.76	08/05/22	7,083	(3)	25,003	(5)
	25,000	—		—	6.12	07/24/23	51,041	(4)	180,175	(5)
	27,000	3,000	(6)	—	6.63	10/03/23
	12,000	2,000	(7)	—	5.75	02/11/24
	32,000	8,000	(8)	—	5.84	01/18/25
	35,000	—		—	7.22	08/31/21
	700	—		—	7.22	08/31/21
	62,500	37,500	(9)	—	8.53	02/14/13
	21,252	21,248	(10)	—	11.38	11/09/13
	50,625	84,375	(11)	—	7.69	04/06/14
John Giamatteo	525,000	225,000	(12)	—	5.07	06/20/12	29,166	(13)	102,956	(5)
	50,000	—		—	5.07	06/20/12	208,333	(14)	735,415	(5)
	25,000	75,000	(15)	—	6.49	09/18/14
	—	375,000	(16)		6.86	06/24/15
Robert Kimball	10,000	—		—	3.76	08/05/22	11,666	(3)	41,181	(5)
	10,000	—		—	3.23	01/27/23	19,687	(17)	69,495	(5)
	50,000	—		—	6.12	07/24/23
	40,000	10,000	(18)	—	5.84	01/18/25
	61,450	—		—	5.94	10/12/21
	200,000	—		—	7.22	08/31/21
	15,000	—		—	7.22	08/31/21
	40,000	—		—	7.22	08/31/21
	50,000	30,000	(19)	—	8.27	03/15/13
	35,000	35,000	(20)	—	11.38	11/09/13
	50,625	84,375	(11)	—	7.69	04/06/14
	18,750	56,250	(15)	—	6.49	09/18/14
	59,062	8,438	(21)		6.01	02/22/15
Michael Lunsford	—	500,000	(22)	—	6.09	02/05/15	40,000	(23)	141,200	(5)

(1)	The options vest and become exercisable as to 12.5% of the total grant on February 1, 2006 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on August 1, 2009, subject to the recipient’s continued employment with RealNetworks.

(2)	The options vest and become exercisable in equal increments of 62,500 shares on April 6, 2008 and annually thereafter until the options become fully vested on April 6, 2011, subject to the recipient’s continued employment with RealNetworks.

(3)	Represents restricted stock units that vest in two substantially equal installments on each of November 9, 2009 and November 9, 2010, subject to the recipient’s continued employed with RealNetworks.

(4)	Represents restricted stock units that vest in equal increments of 7,292 shares on February 22, 2009 and every six months thereafter until the restricted stock units become fully vested on February 22, 2012, subject to the recipient’s continued employment with RealNetworks.

(5)	Represents the closing price of a share of our common stock on December 31, 2008 ($3.53) multiplied by the number of shares or units that have not vested.

(6)	The options vest and become exercisable as to 10% of the total grant on March 29, 2004 and upon the completion of each successive six months of employment, with vesting adjusted in connection with a leave of absence. The options will become fully vested and exercisable on January 14, 2009, subject to the recipient’s continued employment with RealNetworks.

(7)	The options vest and become exercisable as to 10% of the total grant on August 11, 2004 and upon the completion of each successive six months of employment, with vesting adjusted in connection with a leave of absence. The options will become fully vested and exercisable on May 29, 2009, subject to the recipient’s continued employment with RealNetworks.

(8)	The options vest and become exercisable as to 10% of the total grant on February 1, 2005 and upon the completion of each successive six months of employment, with vesting adjusted in connection with a leave of absence. The options will become fully vested and exercisable on November 19, 2009, subject to the recipient’s continued employment with RealNetworks.

(9)	The options vest and become exercisable as to 12.5% of the total grant on August 14, 2006 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on February 14, 2010, subject to the recipient’s continued employment with RealNetworks.

(10)	The options vest and become exercisable as to 12.5% of the total grant on May 9, 2007 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on November 9, 2010, subject to the recipient’s continued employment with RealNetworks.

(11)	The options vest and become exercisable as to 12.5% of the total grant on October 6, 2007 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on April 6, 2011, subject to the recipient’s continued employment with RealNetworks.

(12)	The options vest and become exercisable as to 30% of the total grant on December 20, 2006, and an additional 10% of the options will vest and become exercisable upon the completion of each successive six months of employment until the options become fully vested on June 20, 2010, subject to the recipient’s continued employed with RealNetworks.

(13)	Represents restricted stock units that vest in substantially equal increments of 4,167 shares on February 22, 2009 and every six months thereafter until the restricted stock units become fully vested on February 22, 2012, subject to the recipient’s continued employed with RealNetworks.

(14)	Represents restricted stock units that vest as to (i) 16% of the total grant on June 24, 2009, (ii) 24% of the total grant on June 24, 2010, (iii) 12% of the total grant on each of December 24, 2010 and June 24, 2011, and (iv) 18% of the total grant on each of December 24, 2011 and June 24, 2012, subject to the recipient’s continued employed with RealNetworks.

(15)	The options vest and become exercisable as to 12.5% of the total grant on March 18, 2008 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on September 18, 2011, subject to the recipient’s continued employment with RealNetworks.

(16)	The options vest and become exercisable as to (i) 20% of the total grant on each of December 24, 2010 and June 24, 2011, and (ii) 30% of the total grant on each of December 24, 2011 and June 24, 2012, subject to the recipient’s continued employment with RealNetworks.

(17)	Represents restricted stock units that vest in substantially equal increments of 2,813 shares on February 22, 2009 and every six months thereafter until the restricted stock units become fully vested on February 22, 2012, subject to the recipient’s continued employed with RealNetworks.

(18)	The options vest and become exercisable as to 10% of the total grant on February 1, 2005 and upon the completion of each successive six months of employment, with vesting adjusted in connection with a leave of absence. The options will become fully vested and exercisable on September 16, 2009, subject to the recipient’s continued employment with RealNetworks.

(19)	The options vest and become exercisable as to 12.5% of the total grant on July 1, 2006 and upon the completion of each successive six months of employment, with vesting adjusted in connection with a leave of absence. The options will become fully vested and exercisable on February 16, 2010, subject to the recipient’s continued employment with RealNetworks.

(20)	The options vest and become exercisable as to 12.5% of the total grant on May 9, 2007 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on November 9, 2010, subject to the recipient’s continued employment with RealNetworks.

(21)	The options vest and become exercisable as to 12.5% of the total grant on August 22, 2008 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on February 22, 2012, subject to the recipient’s continued employment with RealNetworks.

(22)	The options vest and become exercisable as to (i) 25% of the total grant on January 28, 2009, and (ii) an additional 12.5% of the total grant upon the completion of each successive six months of employment until the options become fully vested and exercisable on January 28, 2012, subject to the recipient’s continued employment with RealNetworks.

(23)	Represents restricted stock units that vest in eight equal increments of 5,000 shares on June 24, 2009 and every six months thereafter until the restricted stock units become fully vested on December 24, 2012, subject to the recipient’s continued employed with RealNetworks.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Robert Glaser	—	—	—	—
Michael Eggers	—	—	10,834	64,587
John Giamatteo	—	—	4,167	28,002
Robert Kimball	30,000	125,730	8,646	44,569
Michael Lunsford	—	—	—	—

(1)	Represents the price at which the shares acquired upon exercise of the stock options were sold net of the exercise price associated with acquiring the shares.

(2)	Represents the number of shares vesting multiplied by the fair market value of RealNetworks Common Stock on the vesting date.

2008 Director Compensation Table

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)

Eric Benhamou(2)	64,000	—	145,513	—	—	—	209,513
Edward Bleier	40,000	—	145,513	—	—	—	185,513
James Breyer(3)	17,000	—	71,012	—	—	—	88,012
Robert Glaser(4)	—	—	—	—	—	—	—
Jeremy Jaech(5)	57,000	—	145,513	—	—	—	202,513
Pradeep Jotwani(6)	16,333		51,439				67,772
Jonathan Klein(7)	36,500	—	145,513	—	—	—	182,013
Kalpana Raina(8)	47,500	—	145,513	—	—	—	193,013

(1)	The amount reported in this column for each director represents the compensation costs for financial reporting purposes for 2008 under FAS 123R, excluding adjustments relating to estimated forfeitures, rather than an amount paid to or realized by the director, for outstanding stock options granted in and prior to 2008. The full FAS 123R grant date fair value of the equity award granted in 2008 to each of Messrs. Benhamou, Bleier, Jaech and Klein and Ms. Raina is $130,734. The full FAS 123R grant date fair value of the equity award granted in 2008 to Mr. Jotwani is $122,715. For a discussion of valuation assumptions, see Note 2, “Stock-Based Compensation,” to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008. See “2008 Summary Compensation Table” on page 33 for compensation costs related to outstanding stock options granted to Mr. Glaser, our Chief Executive Officer, in and prior to 2008.

(2)	Audit Committee Chair.

(3)	Mr. Breyer served as a director from January 1, 2008 to June 3, 2008. The amount reported in the “Fees Earned or Paid in Cash” column represents the value of shares of RealNetworks Common Stock issued to Mr. Breyer in lieu of director fees earned in fiscal year 2008. Mr. Breyer elected to receive 100% of his fiscal year 2008 director fees in shares of RealNetworks Common Stock. Mr. Breyer received 1,396 shares valued at $8,000 as compensation for Board service in the first quarter of 2008 and 1,363 shares valued at $9,000 as compensation for Board service in the second quarter of 2008.

(4)	See “2008 Summary Compensation Table” on page 33 for Mr. Glaser’s compensation for services provided as Chief Executive Officer. Mr. Glaser does not receive additional compensation for his service as a member of the Board of Directors.

(5)	The amount reported in the “Fees Earned or Paid in Cash” column represents the value of shares of RealNetworks Common Stock issued to Mr. Jaech in lieu of director fees earned in fiscal year 2008. Mr. Jaech elected to receive 100% of his fiscal year 2008 director fees in shares of RealNetworks Common Stock. Mr. Jaech received (a) 2,530 shares valued at $14,500 as compensation for Board service in the first quarter of 2008, (b) 2,500 shares valued at $16,500 as compensation for Board service in the second quarter of 2008, (c) 2,657 shares valued at $13,500 as compensation for Board service in the third quarter of 2008, and (d) 3,541 shares valued at $12,500 as compensation for Board service in the fourth quarter of 2008. Mr. Jaech served as the chairperson of the Compensation Committee in 2008.

(6)	Compensation Committee Chair. Mr. Jotwani has served as a director of RealNetworks since July 31, 2008.

(7)	The amount reported in the “Fees Earned or Paid in Cash” column represents the value of shares of RealNetworks Common Stock issued to Mr. Klein in lieu of director fees earned in fiscal year 2008. Mr. Klein elected receive 100% of his fiscal year 2008 director fees in shares of RealNetworks Common Stock. Mr. Klein received (a) 1,701 shares valued at $9,750 as compensation for Board service in the first quarter of 2008, (b) 1,628 shares valued at $10,750 as compensation for Board service in the second quarter of 2008,

(c) 1,525 shares valued at $7,750 as compensation for Board service in the third quarter of 2008, and (d) 2,337 shares valued at $8,250 as compensation for Board service in the fourth quarter of 2008.

(8)	Nominating and Corporate Governance Committee Chair.

Compensation of Directors

Each director who is not an employee of RealNetworks (an “Outside Director”) is paid $5,000 per quarter for his or her services as a director. Outside Directors are also paid (i) $1,000 for participation in each meeting of the Board, (ii) $1,000 for participation in each meeting of a Board committee, and (iii) $3,000 per quarter for serving as chairperson of the Audit Committee, $1,500 per quarter for serving as chairperson of the Compensation Committee and $750 per quarter for serving as chairperson of the Nominating and Corporate Governance Committee. In addition, the lead independent director receives $1,000 for participation in each meeting between such director and the Chief Executive Officer. Directors are also reimbursed for their reasonable expenses incurred in attending Board of Directors or Committee meetings.

Pursuant to the RealNetworks, Inc. 2007 Director Compensation Stock Plan (the “Director Plan”), a sub-plan administered under the RealNetworks, Inc. 2005 Stock Incentive Plan (the “2005 Plan”), an Outside Director may make an irrevocable election prior to the commencement of each plan year to receive all or a portion of the cash compensation payable to such Outside Director for the coming year in shares of RealNetworks common stock. The number of shares issued to an Outside Director who has elected to receive all or a portion of his or her compensation in shares of RealNetworks common stock is determined by dividing the total fees to be paid in shares of RealNetworks common stock during a fiscal quarter, as elected by an Outside Director, by the fair market value of a share of RealNetworks common stock on the last trading day of such fiscal quarter, with cash paid in lieu of the issuance of fractional shares.

Outside Directors also receive stock options under the 2005 Plan. On the date an Outside Director is first appointed or elected to serve on the Board, he or she will be granted nonqualified stock options to purchase 45,000 shares of RealNetworks common stock that will become fully vested on the first anniversary of the grant date. Each Outside Director will also be granted nonqualified stock options to purchase 45,000 shares of RealNetworks common stock three business days following the date of each annual meeting of shareholders, provided that each such Outside Director has served on the Board for the preceding twelve months. These options will become fully vested on the first anniversary of the grant date.

Each option granted under the 2005 Plan has a maximum term of seven years and an exercise price equal to the fair market value of the shares subject to the option on the date of grant. If an optionee’s service on the Board of Directors is terminated due to his or her death, his or her outstanding options will immediately vest in full.

On June 6, 2008, Messrs. Benhamou, Bleier, Jaech, Klein and Ms. Raina were each granted an option to purchase 45,000 shares of Common Stock having an exercise price of $7.23 per share, and 100% of the shares subject to such options will vest on June 6, 2008. On July 31, 2008, Mr. Jotwani was granted an option to purchase 45,000 shares of Common Stock having an exercise price of $6.87 per share, and 100% of the shares subject to such options will vest on July 31, 2009.

2008 Potential Payments Upon Termination of Employment or Change-in-Control

The following table reflects the amount of compensation that would have been payable to each of the Named Executive Officers in the event of the termination of such executive’s employment under certain circumstances, assuming that (1) the triggering event took place on December 31, 2008, the last business day of the 2008 fiscal year, and (2) the price per share of our common stock was $3.53, which was the closing market price on December 31, 2008.

		Before Change in		After Change in
		Control		Control
		Termination		Termination
		Without Cause or		Without Cause or	Voluntary				Change in
Name	Benefit	Good Reason		Good Reason(1)	Termination(2)		Death	Disability	Control(3)

Robert Glaser	Severance	—		—	—		—	—	—
	Bonus(4)	—		329,956	—		329,956	329,956	329,956
	Equity award vesting acceleration	—		—	—		—	—	—
Michael Eggers	Severance	—		—	145,750		—	—	—
	Bonus	—		21,644	—		21,644	21,644	21,644
	Equity award vesting acceleration	18,201		205,178	—		205,178	—	205,178
John Giamatteo	Severance	435,000	(5)	—	217,500		—	—	—
	Bonus	—		245,964	—		245,964	245,964	245,964
	Equity award vesting acceleration	101,726		838,371	—		838,371	—	838,371
Robert Kimball	Severance	—		—	165,000	(6)	—	—	—
	Bonus	—		36,524	—		36,524	36,524	36,524
	Equity award vesting acceleration	8,335		110,676	—		110,676	—	110,676
Michael Lunsford	Severance	—		—	185,000		—	—	—
	Bonus	—		30,925	—		30,925	30,925	30,925
	Equity award vesting acceleration	15,687		141,200	—		141,200	—	141,200

(1)	Assumes outstanding options and restricted stock units are substituted or assumed by a successor entity upon a change of control, and that acceleration of vesting occurs upon the termination of the employment of the Named Executive Officer. Also assumes that discretionary bonuses and cash incentive compensation earned under the 2008 MBO Plan are paid.

(2)	Assumes that the Named Executive Officer has provided a notice period of six months prior to voluntarily terminating his employment with RealNetworks.

(3)	Assumes outstanding options and restricted stock units are not substituted or assumed by a successor entity upon a change of control, and that vesting of outstanding awards is fully accelerated upon a change of control. Also assumes that the Named Executive Officer is employed by the successor entity on the payment date with respect to performance-based cash incentive and discretionary cash bonus compensation earned in 2008 but not paid on or before December 31, 2008.

(4)	Represents 100% of the performance-based cash incentive compensation earned by Mr. Glaser in 2008, of which $93,285 had not yet been paid to Mr. Glaser as of December 31, 2008.

(5)	Assumes payment of twelve months’ base salary in lieu of providing twelve months’ notice to Mr. Giamatteo prior to terminating his employment without cause.

(6)	Amount shown is based on an annual base salary of $330,000. In January 2009, the Compensation Committee retroactively increased Mr. Kimball’s annual base salary to $370,000, effective October 1, 2008.

Severance Payments

It is our policy to request certain executive officers, excluding Mr. Glaser, to provide a notice period of six months prior to voluntarily terminating their employment with RealNetworks for the purpose of transitioning responsibilities. In the event an executive officer provides six months’ notice prior to voluntarily terminating his employment, he will receive a severance payment equal to six months of such executive’s annual base salary, even if we do not require the continued services of the executive officer for all or part of such six month notice period. In the event an executive officer provides notice of less than six months prior to voluntarily terminating his employment, he will receive a severance payment equal to the number of months’ notice provided, up to a maximum severance payment equal to six months of the executive’s annual base salary, even if we do not require the continued services of the executive officer for all or part of such notice period. Severance payments are made following the last day worked by an executive officer. Severance amounts shown in the above table under the caption “Voluntary Termination” assume that each Named Executive Officer, excluding Mr. Glaser, has provided six months’ notice prior to voluntarily terminating his employment on December 31, 2008.

In July 2008, the Compensation Committee approved amended severance provisions for Mr. Giamatteo as part of the terms of his employment as Chief Operating Officer. In the event we terminate the employment of Mr. Giamatteo without cause, we will provide Mr. Giamatteo with twelve months’ notice, or it will pay Mr. Giamatteo his then-current base salary in lieu of notice through any remaining portion of the notice period.

Bonus Payments

If the employment of a Named Executive Officer had terminated on December 31, 2008 under any of the circumstances described in the above table other than voluntary termination or termination without cause or good reason before a change of control, such Named Executive Officer would have been entitled to receive the portion of the performance-based cash incentive or discretionary bonus compensation earned in 2008 but not paid as of December 31, 2008.

Acceleration of Vesting of Equity Awards

Termination by RealNetworks Other than for Cause.  If we terminate the employment of a Named Executive Officer for any reason other than for cause, and any of such Named Executive Officer’s outstanding stock options or restricted stock units are not fully vested, the next vesting installment of such stock options or restricted stock units will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the option commenced or the last anniversary thereof, expressed in full months, provided that the Named Executive Officer executes and delivers a settlement agreement and release satisfactory to us on or before the date of such termination.

Death of Executive Officer.  If the employment of a Named Executive Officer terminates due to such executive officer’s death, any stock options or restricted stock units that are unvested as of the date of such executive officer’s death will fully vest on such date and may be exercised by the estate or legal representative of such executive officer for a period of one year following such date, but not later than the expiration date of such stock options or restricted stock units.

Change in Control.  If stock options or restricted stock units granted to a Named Executive Officer under the RealNetworks, Inc. 2005 Stock Incentive Plan are continued, assumed, converted or substituted for on substantially the same terms and conditions immediately following a change in control and within 24 months after such change in control the executive officer’s employment is terminated by RealNetworks or its successor without cause or by the executive officer for good reason, all of the shares subject to the stock options or restricted stock units will be vested immediately, and such stock options may be exercised at any time within 24 months following such termination, but not later than the expiration date of the stock options. In addition, if such stock options or restricted stock units are not continued, assumed, converted or substituted for immediately following the change in control, all of the shares subject to the stock options or restricted stock units will vest immediately upon the change in control, and such stock options may be exercised at any time within 12 months thereafter.

In addition, stock options granted to a Named Executive Officer under the 1996 Plan and the 2000 Plan (the “Plans”) will become exercisable in full in respect of the aggregate number of shares covered thereby in the event of a change of control of RealNetworks as further described in Item 12 of this report under the caption “Change-in-Control Arrangements.” The administrator of the Plans may, in its discretion, determine that outstanding options issued under the Plans will not become exercisable on an accelerated basis in connection with a change of control if our Board of Directors or the surviving or acquiring corporation, as the case may be, has taken action to provide for (a) the substitution of outstanding options granted under the Plans for equitable options in the surviving or acquiring corporation, (b) the assumption of such options by the surviving or acquiring corporation, or

(c) the cash payment to each holder of an option of such amount as the plan administrator shall determine represents the then value of such options.

Policies and Procedures With Respect to Related Person Transactions

It is the policy of RealNetworks not to enter into any related person transaction unless the Audit Committee of the Board of Directors reviews and approves such transaction in accordance with guidelines set forth in the RealNetworks, Inc. Policy Regarding Related Party Transactions, or the transaction is approved by a majority of RealNetworks’ disinterested directors. In reviewing and approving any related person transaction, the Audit Committee will satisfy itself that it has been fully informed as to the related person’s relationship and interest including all material facts of the proposed transaction, and determine that the transaction is fair to RealNetworks.

All related person transactions of which RealNetworks management is aware will be disclosed to the Audit Committee. At least annually, RealNetworks management will elicit information from RealNetworks’ executive officers and directors as to existing and potential related person transactions, and will seek to obtain such information from 5% shareholders who do not file reports with the SEC on Schedule 13G. An executive officer or director will promptly inform the Chairman of the Audit Committee when the officer or director becomes aware of a potential related person transaction in which the officer or director would be a related person.

Certain Relationships and Related Transactions

Under a voting agreement (the “Voting Agreement”) entered into in September 1997 among RealNetworks, Accel IV, L.P. (“Accel IV”), Mitchell Kapor, Bruce Jacobsen and Robert Glaser, each of Accel IV and Messrs. Jacobsen and Kapor have agreed to vote all shares of stock of RealNetworks owned by them to elect Mr. Glaser to the Board of Directors of RealNetworks in each election in which he is a nominee. The obligations under the Voting Agreement terminate with respect to shares transferred by the parties when such shares are transferred. The Voting Agreement terminates on the death of Mr. Glaser.

Pursuant to the terms of an agreement entered into in September 1997 between RealNetworks and Mr. Glaser, RealNetworks has agreed to use its best efforts to nominate, elect and not remove Mr. Glaser from the Board of Directors so long as Mr. Glaser owns a specified number of shares of Common Stock.

PROPOSAL 2 — APPROVAL OF AMENDMENTS TO THE REALNETWORKS, INC. 2005 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED, THE REALNETWORKS 2000 STOCK OPTION PLAN, AS AMENDED AND RESTATED, AND THE REALNETWORKS, INC. 1996 STOCK OPTION PLAN, AS AMENDED AND RESTATED, INCLUDING (AMONG OTHER AMENDMENTS) TO PERMIT A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR ELIGIBLE EMPLOYEES, EXCLUDING DIRECTORS AND SECTION 16 OFFICERS

The Board of Directors of RealNetworks is seeking shareholder approval of amendments to the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated (the “2005 Plan”), the RealNetworks 2000 Stock Option Plan, as amended and restated (the “2000 Plan”), and the RealNetworks, Inc. 1996 Stock Option Plan, as amended and restated (the “1996 Plan” and together with the 2005 Plan and the 2000 Plan, the “Stock Plans”), as follows: (1) to amend each of the Stock Plans to permit a one-time stock option exchange program for eligible employees, excluding our directors and Section 16 officers; and (2) to amend the 2005 Plan to (a) establish a new rate at which “full-value” awards under the 2005 Plan will be counted against the awards available for grant under the 2005 Plan, (b) clarify the Compensation Committee’s authority to cancel outstanding options in exchange for cash or other awards in connection with a change of control and (c) extend the term of the 2005 Plan to expire on the tenth (10th) anniversary of the effectiveness of the amendment of the 2005 Plan.

We are seeking shareholder approval of the amendments, including permitting the one-time exchange, in order to satisfy the terms of our stock plans and compliance with NASDAQ listing requirements, as applicable. Summaries of the Stock Plans (as amended pursuant to the amendments described in this proposal) are set forth below and the full text of the 2005 Plan as amended and restated is attached to this Proxy Statement as Appendix A. If the amendments are approved, the amended terms of the Stock Plans will become effective upon the closing of the proposed option exchange program described in this Proxy Statement. If our shareholders do not approve this proposal, the Stock Plans will continue to be administered in their current form without giving effect to any such amendments and the proposed exchange will not take place.

Overview of Amendments

Exchange Program.  If the one-time value-for-value stock option exchange program is approved and implemented, our eligible employees will be offered the opportunity to exchange certain “underwater” stock options (that is, options with exercise prices that are in excess of the current trading price of our common stock) for a lesser number of new stock options. The exchange ratios will be designed so that the value of the replacement options granted in the exchange program will be approximately equal to or less than the value of the options that are surrendered. Stock options will be eligible for exchange if they have a per share exercise price above the 52-week high trading price of our common stock (measured from the start date of the exchange program). Use of this approach seeks to avoid option holders benefiting from short-term price volatility because options are intended as a long-term incentive. Our Section 16 officers and directors will not be eligible to participate in the exchange program. As more fully described below under “Reasons for Amendments to Permit Exchange Program,” a portion of the options surrendered in the exchange program will be retired and will not be available for future grant. Our Board of Directors believes that the exchange program is in the best interests of RealNetworks and our shareholders as new stock options granted under the exchange program will provide added incentive to motivate and retain talented employees, provide an opportunity to reduce the “overhang” from our outstanding options and allow us to make better use of the compensation costs that we are already incurring from our outstanding stock option awards. If our shareholders approve this proposal, it is our current intent that the exchange program would commence within approximately 60 days following the date of our 2009 annual meeting of shareholders, or mid-November 2009; however, we may delay launch for up to 12 months from the date of shareholder approval or elect to not implement the exchange program at all.

Additional Amendments to the 2005 Plan.  Under our current 2005 Plan, full-value awards (which include stock awards such as restricted stock and restricted stock units but do not include stock options and stock appreciation rights) count against the authorized share limit under the 2005 Plan at a rate of 2.2 shares for each full-value award. Under the proposed amendments to the 2005 Plan, full-value awards will be counted against the awards available for grant under the plan at a rate of 1.6 shares for each full-value award. Additionally, the current 2005 Plan provides that our Compensation Committee may cancel options in exchange for cash or other awards only in connection with outstanding awards of a company acquired by RealNetworks that are assumed or substituted in a merger, acquisition or similar transaction. The proposed amendments to the 2005 Plan would clarify that our Compensation Committee could also take similar action in connection with a change of control of RealNetworks. Finally, the existing 2005 Plan has a ten-year term and will terminate on June 25, 2017. The proposed amendments would reset the term of the 2005 Plan so that it would not expire until the tenth anniversary of the effective date of the amendment and restatement of the 2005 Plan. Our Board of Directors believes these amendments reflect current industry practice and are in the best interest of RealNetworks.

Reasons for Amendments to Permit Exchange Program

Like many companies in the technology industry, we have been adversely affected by the national and global economic downturn. The downturn has resulted in a decline in overall consumer and corporate spending, declines in consumer and corporate access to credit, fluctuations in foreign exchange rates, declines in the value of assets and increased liquidity risks, all of which have had, and may continue to have, an adverse effect on our business and financial results. We provide digital entertainment services to consumers, and payment for our products and services may be considered discretionary on the part of many of our current and potential customers and influenced by the macroeconomic factors that affect consumer spending such as unemployment, continuing increases in fuel costs, conditions in the residential real estate and mortgage markets and access to credit. In response, we have taken actions in an effort to manage our business more efficiently and cost-effectively, including reductions in our work force to reduce our operating costs, consolidation of certain corporate vendors with the goal of driving lower costs of supplies and services and consolidation of office locations. Our efforts, however, have not had a significant impact on our stock price, which remains at a relatively low level on a historical basis. Specifically, in the last year, our stock price has declined from a 52-week high of $7.28 on July 25, 2008 to a low of $1.97 on March 9, 2009. As of July 24, 2009, the closing price of our common stock was $3.22, and approximately 92.5% of the outstanding options held by our employees (other than options held by directors and Section 16 officers) had exercise prices in excess of closing trading price.

As a result of the decline in our stock price, a significant number of stock options held by our employees have exercise prices that greatly exceed the current market price of our common stock. As a technology company facing intense competitive pressure in a market that requires constant innovation, our future prospects depend heavily on the energy, creativity, and motivation of our employees. Our Compensation Committee and Board of Directors believe that equity compensation, principally in the form of stock options, is the single most effective means to incentivize our employees and directly align the interests of our employees with those of our shareholders. Accordingly, our Board of Directors and Compensation Committee have determined that the company’s underwater options no longer provide the long-term incentive and retention objectives that were intended at grant.

In considering how best to continue to motivate, retain and reward our employees, we evaluated several alternatives, including the replacement of the intended benefits of stock options with increased cash compensation and the grant of additional equity awards at current market prices. Our Board of Directors and Compensation Committee have determined that a program under which employees could exchange eligible options for a lesser number of options would be most attractive for a number of reasons, including the following:

•	The exchange program creates meaningful employee incentive and retention value by lowering stock option exercise prices and imposing new vesting schedules on stock options for fewer shares. We believe that the exchange program will provide meaningful incentive value to our employees by lowering applicable exercise prices. Additionally, because the replacement options granted in the exchange program will be subject to new restrictions (including modification of option vesting periods, as described below under “Summary of the Material Terms of Exchange Program — Vesting of Replacement Options”) we believe the exchange program will provide additional retention value as well. As a result of the increased incentive and retention value of the new grants, we believe the exchange program could help enhance long-term shareholder value by aligning the interests of our employees more fully with the interests of our shareholders. However, the value-for-value nature of the exchange is designed so that the exchange will approximate a neutral transaction to our shareholders and avoid a windfall for participating optionholders.

•	The exchange program could meaningfully reduce our total number of outstanding options and our related stock overhang. The number of our outstanding options will be reduced, to the extent eligible employees choose to participate in the exchange program, because employees will receive a lesser number of replacement options in exchange for their surrendered eligible options. Further, our stock overhang (which includes the sum of the shares available for grant under our equity plans plus the number of shares subject to outstanding equity awards) will be reduced because under the exchange program, 30% of the net options surrendered (which for this purpose equals the number of options surrendered minus the number of options re-issued in the exchange) will be retired rather than returned to the pool of shares available for future grant and the remaining 70% of the net options surrendered in the exchange will return to the pool of shares available for future grant. Based on the assumptions described below “Summary of the Material Terms of Exchange Program — Exchange Ratios,” if all eligible options are exchanged, options to purchase approximately 28.9 million shares will be surrendered and cancelled, while replacement options covering approximately 11.6 million shares will be granted, resulting in a net reduction in the equity awards outstanding by approximately 17.3 million shares. In addition, of the 17.3 million shares that would return to the option pool, we will retire approximately 5.2 million shares (representing 30% of the net cancellations) and a total of approximately 12.1 million shares (representing 70% of the net cancellations) will be returned to the pool of shares available for future grants. As of June 30, 2009, the total number of shares of our common stock outstanding was 134,771,677. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms. We believe the overhang represented by the options granted pursuant to the exchange program will reflect an appropriate balance between our goals for our equity compensation program and our interest in minimizing our overhang and the potential dilution of our shareholders’ equity interests.

•	The exchange program helps us avoid potential increases in our cash based compensation. In order to replace the intended benefits of stock options, we may otherwise need to substantially increase cash compensation to retain employees. Any increases would substantially increase our compensation expense and reduce our cash position and cash flow from operations. We continue to believe that equity awards are an important component of our employees’ total compensation, and replacing this component with additional cash compensation to remain competitive could have a material adverse effect on our financial position.

•	The exchange program conserves the equity pool. If we are unable to conduct an option exchange program, we may need to issue additional options or other equity awards to our employees at current market prices in order to provide our employees with renewed incentive value. Any such additional grants would increase the number of shares issuable upon the exercise of stock options as well as our compensation expense and would also more quickly exhaust our current pool of shares available for future grant.

•	The exchange program recaptures value from compensation costs that we otherwise would incur from outstanding options in a manner intended to be cost-neutral to the company. The underwater stock options were granted with an exercise price equal to the fair market value of our common stock on the date of grant. Under applicable accounting requirements, we will have to recognize approximately $60.1 million in compensation expense related to these options, approximately $47.0 million of which has already been expensed as of June 30, 2009 and approximately $13.1 million of which will continue to be expensed, even if these options are never exercised. We believe it is not an efficient use of the company’s resources to recognize compensation expense on awards that are not providing value to our employees. By replacing options that have little or no retention or incentive value with equity awards that we believe will provide both retention and incentive value, the company would be making more efficient use of its resources. Additionally, by structuring the exchange program as a value-for-value exchange, the exchange program would allow the company to recognize approximately the same amount of compensation expense for the new options granted in the exchange as we would have recognized for the original options that were exchanged.

The exchange program will take place if and only if the amendments to the stock plans to permit the exchange program are approved by our shareholders. If our shareholders do not approve the amendments to the Stock Plans, options that would have been eligible for the exchange program instead will remain outstanding and in effect in accordance with their existing terms and the Stock Plans will revert back to the terms in effect immediately prior to the amendments. We will continue to recognize compensation expense for these eligible options even though the options may have little or no retention or incentive value.

Summary of the Material Terms of Exchange Program

Mechanics of the Exchange Program.  We will not implement the exchange program unless our shareholders approve this proposal. If we receive shareholder approval of the proposal, it is our current intent that the exchange program would commence approximately 60 days following the date of our 2009 annual meeting of shareholders which is currently scheduled to occur on September 21, 2009, or in mid-November 2009. However, we may delay the launch of the exchange program for up to 12 months from the date of shareholder approval or elect to not implement the exchange program at all.

Upon the start of the exchange program, eligible employees holding eligible options will receive a written offer that will set forth the precise terms and timing of the exchange program and each employee will need to voluntarily elect to participate. Eligible employees will be given at least 20 business days to elect to surrender their eligible options, on a grant-by-grant basis, in exchange for replacement option awards. Promptly following the completion of the exchange offer, surrendered eligible options will be canceled and the Compensation Committee will approve grants of replacement options to participating employees in accordance with the applicable value-neutral exchange ratios. All replacement options will be granted under the 2005 Plan and the 2005 Plan will also govern any terms or conditions of replacement options not specifically addressed within the exchange program proposal.

At the start of the exchange program, we will also file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as shareholders and members of the public, will be able to obtain the offer to exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov and from us upon written request to Investor Relations Department, RealNetworks, Inc., P.O. Box 91123, Seattle, Washington 98111-9223.

Eligible Employees.  The exchange program will be open to all active employees located in the United States and to our employees who are located outside of the United States, where permitted by local law and where we determine it would be practical to do so. As noted above, members of our Board of Directors and our Section 16 officers will not be eligible to participate. An employee will only be eligible to participate if he or she is employed as of the start date of the exchange program and remains employed by us through the date replacement options are granted under the exchange program. We will not accept tendered options from any employee holding eligible options who elects to participate in the exchange program but whose employment terminates for any reason prior to the grant of the replacement options, including voluntary resignation, retirement, involuntary termination, layoff, death or disability. Instead, any such employee will retain his or her original options subject to their original terms. Assuming options with a strike price above $4.16 are eligible for the exchange program (as further described below under “Eligible Options”), approximately 1,400 eligible employees hold options that would qualify for exchange.

It is possible that we would need to make modifications to the proposed terms of the exchange program either to comply with local requirements or for other reasons, including, for example, tax or accounting considerations. Although we intend to offer the exchange program to all or substantially all of our employees, we may exclude employees outside the United States from the exchange program based on our compensation philosophy and policies. In making such determination, we will consider whether local law, expense, complexity, administrative burden or other constraints would make their participation illegal, infeasible, impractical or inadvisable.

Eligible Options.  Options will be eligible for the exchange program only if they have a per share exercise price above the 52-week high trading price of our common stock (measured from the start date of the exchange program). Use of this approach seeks to ensure that option holders are not benefiting from short-term price volatility since options are intended as a long-term incentive. Assuming we launch the exchange program in mid-November as we currently expect, if the trading price of our Common Stock does not increase above $4.16 between the date of this Proxy Statement and the expected launch date, only those options with a strike price above $4.16 will be eligible for the exchange.

Exchange Ratios.  The exchange ratios will be designed so that the value of the replacement options granted in the exchange program will be approximately equal to or less than the value of the eligible options surrendered. The exchange program will, as of the commencement date, limit the ratio that is most favorable to employees participating in the exchange program to no better than one new option for 1.5 underwater options, even if the binomial model suggests a more favorable exchange ratio is value-neutral. As a result, employees participating in the exchange program will receive replacement options for a reduced number of shares equal to (a) the number of eligible options surrendered in the exchange divided by (b) an exchange ratio, rounded down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

The exchange ratios will be established by grouping together eligible options with similar binomial fair values, which generally correspond with exercise prices and time remaining until expiration. The exchange ratios are generally intended to be set such that the exchange program will be value-neutral to employees and essentially cost-neutral to RealNetworks. The calculation of fair value using the binomial model takes into account many variables, such as the volatility of our stock price and the remaining term of an option. Setting the exchange ratios in this manner is intended to result in the issuance of replacement options that have a fair value approximately equal to or less than the fair value of the surrendered eligible options they replace. The actual exchange ratios will be established by the Compensation Committee shortly before the start of the exchange program.

Although the exchange ratios will not be determined until the exchange program commences, we have included below a hypothetical example of how the exchange program might work. The ratios used in the illustration below are based on a third-party consultant’s binomial model, which the consultant tested to set exchange ratios that are no better than a value-for-value exchange under a model licensed from RiskMetrics Group. As indicated above, stock options will be eligible for the exchange program only if they have a per share exercise price above the 52-week high trading price of our common stock (measured from the start date of the exchange program).

If, at the time the exchange ratios are set, the fair market value of our common stock was $2.99 (which was the closing trading price for RealNetworks’ common stock on June 30, 2009), based on the binomial option valuation model for determining the exchange ratios, the value-for-value exchange ratios would range from the minimum 1.5-for-1.0 to 6.0-for-1.0 as follows:

Exchange Ratios Using Binomial Model
Exchange Ratio					Number of New Stock
(Eligible Options	Number of Shares	Weighted Average	Weighted Average		Options that May be
for New Options)	Underlying Eligible Options(1)	Exercise Price	Remaining Term		Granted(2)

1.5-for-1	7,149,956	$6.39	13.33	(3)	4,766,599
2.0-for-1	549,600	$8.96	8.42		274,800
2.5-for-1	9,685,832	$6.46	5.18		3,874,332
3.0-for-1	626,850	$8.70	4.95		208,945
3.5-for-1	3,660,215	$6.87	3.73		1,045,763
4.0-for-1	149,349	$7.11	3.50		37,336
4.5-for-1	1,058,448	$9.55	3.80		235,205
5.0-for-1	5,244,496	$10.27	3.75		1,048,989
5.5-for-1	630,200	$9.63	3.38		114,575
6.0-for-1	127,274	$10.45	3.44		21,212

Total: 2.5-for-1	28,882,220	$7.48	6.71		11,627,665

Total stock options surrendered:	28,882,200
Total stock options re-issued:	11,627,665
Total stock options surrendered and available for re-grant:	12,078,189
Total stock options retired and not available for future grant:	5,176,367

(1)	Includes options outstanding under the 1996, 2000 and 2005 stock plans with exercise prices above $4.16, based on the assumption that the exchange ends on or after November 16, 2009.

(2)	Assumes all eligible options are tendered.

(3)	Prior to June 4, 2005, RealNetworks granted options with a 20-year term.

The following table reflects the outcome of the exchange as presented in the above example (assuming all eligible options are tendered):

	Prior to the Option	Following the Option
	Exchange Program	Exchange Program

Shares issuable pursuant to all outstanding stock options	38,318,208	21,063,653
Weighted average exercise price of all outstanding stock options	$7.15	$4.40
Weighted average remaining term of all outstanding stock options	6.52 years	6.53 years
Shares issuable pursuant to outstanding restricted stock and restricted stock unit awards	680,783	680,783
Net reduction in outstanding equity award overhang		17,254,555
Shares retired in exchange and not returned to pool		5,176,367
Shares available for future grant under Plans	8,402,973	20,481,162

The above examples (including the exchange ratios) are provided for illustration purposes only. Shortly before the start of the exchange program, the Compensation Committee will establish the actual exchange ratios for the exchange program in order to approximately achieve a value-for-value exchange. No eligible options will have an exchange ratio that is better or more advantageous to an employee than value-for-value.

Election to Participate.  Participation in the exchange program is voluntary. Employees may decide whether to participate in the exchange program on a grant-by-grant basis. This means if an employee has more than one option grant, he or she may decide to fully surrender one option grant and retain any other option grant. Employees may only exchange the full number of unexercised shares issued under an option grant (whether vested or unvested) and may not elect to surrender only some of the unexercised shares covered by any particular option grant.

Eligible employees will have an election period of at least 20 business days from the start of the exchange program in which to determine whether they wish to participate. The decision whether to participate in the exchange program is completely voluntary. Therefore, we are not able to predict which or how many employees will elect to participate or how many eligible options will be surrendered for exchange and therefore how many options may be issued. As indicated above, the members of our Board of Directors and our Section 16 officers will not be eligible to participate in the exchange program.

Vesting of Replacement Options.

•	Vested Options. Replacement options granted in the exchange program for options that were vested as of the consummation of the exchange program will be scheduled to vest as follows: (a) fifty percent (50%) of such options will vest on the date that is six (6) months following the consummation of the exchange program and (b) the remaining fifty percent (50%) will vest on the one (1)-year anniversary following the consummation of the exchange program, assuming continued service to the Company through each such vesting date.

•	Unvested Options. Replacement options granted in the exchange program for options that were unvested as of the consummation of the exchange program will be scheduled to vest on the later of (a) the date that is six (6) months following the consummation of the exchange program and (b) the date that the replaced options would have vested under their original vesting schedule, subject, in each case, to continued service to the Company through each such vesting date.

Cancellation and Return of Eligible Surrendered Options.  Under the exchange program, 30% of the net options surrendered (which for this purpose equals the number of options surrendered minus the number of options re-issued in the exchange) will be retired rather than returned to the pool of shares available for future grant and the remaining 70% of the net options surrendered in the exchange will return to the pool of shares available for future grant.

Term of Replacement Options.  The replacement options will have a maximum term of seven years.

Exercise Price.  The exercise price of the replacement options will be equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant, which is currently expected to occur at the conclusion of the exchange program in mid-December 2009.

Other Terms of the Replacement Options.  Each option represents the right to purchase shares of our common stock during a prescribed period of time and as the option vests. Stock options granted pursuant to the exchange program will be nonstatutory stock options. Options issued in the exchange program will be granted pursuant to our 2005 Plan, as amended and restated (including pursuant to the amendments approved by our shareholders at our 2009 annual meeting of shareholders). Except for the terms described in this proposal, all other terms and conditions of the replacement options issued in the exchange program will be governed by the terms of the 2005 Plan. The full text of the 2005 Plan as amended and restated by the amendments described herein is attached to this Proxy Statement as Appendix A.

Terms of the Exchange Program.  The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the exchange program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program may also be required for accounting, tax or local legal requirements. It is possible that we would need to make modifications to the proposed terms of the exchange program offered to employees in countries outside the United States either to comply with local requirements or for other reasons, including tax or accounting considerations. Although we intend to offer the exchange program to all or substantially all of our employees, we may exclude employees outside the United States from the exchange program based on our compensation philosophy and policies. In making such determination, we will consider whether local law, expense, complexity, administrative burden or other constraints would make their participation illegal, infeasible, impractical or inadvisable. RealNetworks will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program. Additionally, our Board of Directors may decide to not implement the exchange program even if shareholder approval of this proposal is obtained or may terminate the exchange program once it is in progress.

Tax Consequences of Participation

The following is a summary of the anticipated material United States federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the exchange program documents. The exchange of eligible options for replacement options should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for United States federal income tax purposes upon the surrender of eligible options and the grant of replacement options. The law and regulations themselves are subject to change and the Internal Revenue Service is not precluded from adopting a contrary position. The foregoing is only a summary of the tax effects of U.S. federal income taxation upon participants of the exchange offer and the Company with respect to the surrender of eligible options and grant of new options issued under the exchange offer. It does not purport to be complete, and does not discuss the tax consequences of a service provider’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the service provider may reside.

Accounting Treatment of New Equity Awards

Under FAS 123R, on accounting for share-based payments, we will recognize incremental compensation expense, if any, resulting from the options granted in the exchange program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered eligible options, measured as of the date the options are granted, over the fair value of the eligible options surrendered in exchange for the replacement options, measured immediately prior to the exchange. Our intent is to be cost-neutral from an accounting perspective at the time of the exchange. In the event that any of the options are forfeited prior to their vesting due to termination of employment, the compensation expense for the forfeited options will not be recognized.

Plan Benefits Relating to the Option Exchange Program

Because participation in the exchange program is voluntary, the benefits or amounts that will be received by any participant if the exchange program is approved and the exchange program is implemented are not currently determinable. None of the members of our Board of Directors or Section 16 officers will be eligible to participate in the exchange program.

Impact of the Exchange Program on our Shareholders

The exchange program is intended to improve employee retention by restoring competitive and appropriate equity incentives for our employees, to meaningfully reduce our total number of outstanding equity awards and our stock overhang and to allow us to make better use of the compensation costs that we have already incurred from our outstanding stock option awards. The exchange program is also intended to have a cost-neutral or minimal cost impact. We are unable to predict the precise impact of the exchange program on our shareholders at this time because we are unable to predict how many or which employees will exchange their eligible options or how many eligible options will be surrendered for exchange.

Burn Rate during 2009, 2010 and 2011

In order to address potential shareholder concerns regarding the number of equity awards that may be granted under the 2005 Plan, on July 24, 2009, our Compensation Committee adopted a policy stating the Compensation Committee’s general intention to structure equity-based awards granted by RealNetworks during calendar years 2009, 2010 and 2011 (other than grants assumed or substituted in a merger, acquisition or similar transaction and grants made in the proposed option exchange program) such that the average annual burn rate for such three (3)-year period will not exceed 6.76%. For this purpose, the “annual burn rate” for any year means the total number of shares of our common stock issuable upon exercise or payment, as the case may be, of the equity-based awards granted by

RealNetworks in that year, divided by the weighted average shares of our common stock issued and outstanding for that particular year. In calculating the annual burn rate for the entire three (3)-year period, shares issuable upon exercise or payment, as the case may be, of awards other than options or stock appreciation rights shall be counted as equivalent to (1) 1.5 option shares if our annual stock price volatility is 53% or higher, (2) 2.0 option shares if our annual stock price volatility is between 25% and 52%, and (3) 4.0 option shares if our annual stock price volatility is less than 25%. Shares underlying performance share awards will not be included in the burn rate until the year in which such shares are earned and then only to the extent so earned. Awards settled in cash will not be included in the calculation of the burn rate.

Text of Proposed Amendments to Stock Plans

The amendments to our Stock Plans to permit the one-time stock option exchange program would add a new Section 12.5, Section 7.16 and Section 7.15 to the 2005 Plan, the 2000 Plan and the 1996 Plan, respectively, which new sections would read substantially as follows:

“Notwithstanding any other provision of the stock plan to the contrary, upon approval of the company’s shareholders of this Section, the Committee may provide for, and the company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the company for cancellation in exchange for the issuance of a lesser amount of Options with a lower exercise price, provided that such one-time-only option exchange offer is commenced within 12 months of the date of such shareholder approval.”

The full text of the 2005 Plan as amended and restated by the amendments described herein is attached to this Proxy Statement as Appendix A. The additional amendments to the 2005 Plan described herein are set forth in Sections 3.1(a), 5.3 and 13.14 of Appendix A.

Summary of the 2005 Plan

Set forth below is a summary of the principal provisions of the 2005 Plan, which is subject to and qualified by reference to the 2005 Plan. A copy of the 2005 Plan (as amended by the proposed amendments herein, is attached to this Proxy Statement as Appendix A).

Purpose.  The purpose of the 2005 Plan is to assist RealNetworks in attracting and retaining highly skilled individuals to serve as employees, directors, consultants and/or advisors of RealNetworks who are expected to contribute to RealNetworks’ success and to achieve long-term objectives which will inure to the benefit of all shareholders of RealNetworks through the additional incentives inherent in the awards offered under the 2005 Plan.

Shares Available for Issuance.  Following the closing date of the exchange program (the “Offer Closing Date”), the total number of shares of Common Stock available for issuance under the 2005 Plan after the Offer Closing Date shall be equal to the sum of (a) 8,245,000 and (b) the result of multiplying seven tenths (.7) by the difference between (x) the number of shares of Common Stock that are cancelled in connection with the exchange program (as described in this Proxy Statement) and (y) the number of shares of Common Stock subject to stock options that are issued under the exchange program. After the Offer Closing Date, the total number of shares of Common Stock authorized for issuance under the 2005 Plan shall be equal to the sum of (a) the number of shares of Common Stock authorized and available for grant under the 2005 Plan effective as of the Offer Closing Date, as calculated in the previous sentence, plus (b) the number of shares of Common Stock issued and outstanding under the 2005 Plan after the Offer Closing Date, as calculated using the share counting rules set forth below. In the event of 100% participation in the exchange program, we anticipate having a total of approximately 42.2 million shares of Common Stock authorized for the issuance of awards under the 2005 Plan after the Offer Closing Date, of which approximately 20.5 million would be available for the issuance of new awards. Any shares subject to options, stock appreciation rights or tandem stock appreciation rights shall be counted against the shares available for issuance as one (1) share for every share subject thereto. After the Offer Closing Date, any shares subject to awards other than options, stock appreciation rights or tandem stock appreciation rights shall be counted against the shares available for issuance as one and six tenths (1.6) shares for every one (1) share subject thereto. To the extent that a share that was subject to an award that counted as one (1) share against the 2005 Plan reserve is recycled back into the 2005 Plan, the 2005 Plan shall be credited with one (1) share. To the extent that a share that was subject to an award that counted as one and six tenths (1.6) shares against the 2005 Plan reserve is recycled back into the 2005 Plan, the 2005 Plan shall be credited with one and six tenths (1.6). If an award expires or becomes unexercisable without having been exercised in full, or, with respect to a performance award, restricted stock award or other stock unit award, is forfeited to or repurchased by RealNetworks, the unpurchased shares (or for awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the 2005 Plan. With respect to stock appreciation rights (“SARs”), when a stock settled SAR is exercised, the shares subject to a SAR grant agreement shall be counted against the shares available for issuance as one (1) share for every share subject thereto, regardless of the number of shares used to settle the SAR upon exercise. Shares that have been issued under the 2005 Plan under any award shall not be returned to the 2005 Plan and shall not become available for future distribution under the 2005 Plan; provided, however, that if shares issued pursuant to a performance award, restricted stock award or other stock unit award are repurchased by RealNetworks at their original purchase price or are forfeited to RealNetworks, such shares shall become available for future grant under the 2005 Plan. Shares used to pay the exercise price of an option shall not become available for future grant or sale under the 2005 Plan. Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the 2005 Plan. Shares reacquired by RealNetworks on the open market or otherwise using cash proceeds from the exercise of options shall not become available for future grants or sale under the 2005 Plan. To the extent a 2005 Plan award is paid out in cash rather than stock, such cash payment shall not reduce the number of shares available for issuance under the 2005 Plan.

Eligibility; Awards to be Granted to Certain Individuals and Groups.  Options, stock appreciation rights, performance awards, restricted stock awards and other stock unit awards may be granted under the 2005 Plan. Options granted under the 2005 Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonstatutory stock options. Options, stock appreciation rights, performance awards, restricted stock awards and other stock unit awards may be granted under the Restated 2005 Plan to any employee, non-employee member of the Board of Directors, consultant or advisor who provides services to RealNetworks or of any subsidiary of RealNetworks. Incentive stock options may be granted only to employees of RealNetworks or of any subsidiary of RealNetworks. As of July 24, 2009, approximately 1,934 employees, non-employee directors, consultants and advisors would be eligible to participate in the 2005 Plan. The Compensation Committee, in its discretion, selects the person(s) to whom options, stock appreciation rights, performance awards, restricted stock awards or other stock unit awards may be granted, the time or times at which such options, stock appreciation rights, performance awards, restricted stock awards or other stock unit awards shall be granted, and the number of shares subject to each such grant. For this reason, it is not possible to determine the benefits or amounts that will be received by any particular individual or individuals in the future. The 2005 Plan provides that no person(s) may be granted, in any 12-month period, awards for shares of Common Stock in excess of (i) options or stock appreciation rights to purchase up to a maximum of two million shares of common stock, and (ii) up to a maximum of an additional 900,000 shares of Common Stock with respect to performance awards, restricted stock awards and/or other stock unit awards that are denominated in shares. In addition to the foregoing, a person can also receive payment of up to an additional $3,000,000 during the same 12-month period with respect to cash-based performance awards.

Administration.  The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”) or a subcommittee thereof formed by the Committee.

Terms and Conditions of Options.  Each option is evidenced by a stock option agreement between RealNetworks and the optionee, and is subject to the following additional terms and conditions:

Exercise Price.  The exercise price of options granted under the 2005 Plan shall be determined by the Committee at the time the options are granted. The exercise price of an option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the date the option is granted.

Exercise of Option; Form of Consideration.  The Committee determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The 2005 Plan permits payment to be made by cash, check, other shares of Common Stock of RealNetworks, any other form of consideration approved by the Committee and permitted by applicable law, or any combination thereof.

Term of Option.  Options granted under the 2005 Plan expire no later than seven (7) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

Stock Appreciation Rights.  The Committee is authorized to grant stock appreciation rights in connection with all or any part of an option granted under the 2005 Plan, either concurrently with the grant of the option or at any time thereafter, and to grant stock appreciation rights independently of options. A stock appreciation right granted in connection with an option is exercisable only when and to the extent that the underlying option is exercisable, and expires no later than the date on which the underlying option expires. Independent stock appreciation rights are exercisable in whole or in part at such times as the Committee specifies in the grant or agreement. However, the term of an independent stock appreciation right may be no more than seven (7) years from the date of grant.

RealNetworks’ obligations arising upon the exercise of a stock appreciation right may be paid in cash, Common Stock or other property, or any combination of the same, as the Committee may determine. Shares issued upon the exercise of a stock appreciation right are valued at their fair market value as of the date of exercise.

Restricted Stock Awards.  Restricted stock awards may be issued to participants either alone or in addition to other awards granted under the 2005 Plan, and shall also be available as a form of payment of performance awards and other earned cash-based incentive compensation. Subject to the annual share limit and vesting limitations set forth above, the Committee has complete discretion to determine (i) the number of shares subject to a restricted stock award granted to any participant and (ii) the conditions for grant or for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component. Until the shares are issued, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the underlying shares.

Performance Awards.  Performance awards are awards that obligate RealNetworks to deliver shares to the participant as specified on each vesting date. Performance awards may be granted at any time and from time to time as shall be determined at the discretion of the Committee. Subject to the annual share limit set forth above, the Committee shall have complete discretion to determine (i) the number of shares of common stock subject to a performance award granted to any service provider and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component.

Other Stock Unit Awards.  Other awards of units having a value equal to an identical number of shares may be granted under the 2005 Plan, and shall also be available as a form of payment of other awards granted under the 2005 Plan and other earned cash-based incentive compensation.

Code Section 162(m) Performance Goals.  The 2005 Plan is designed to permit RealNetworks to issue awards that qualify as performance-based under Section 162(m) of the Code. Thus, the Committee may make performance goals applicable to a participant with respect to an award. At the Committee’s discretion, one or more of the following performance goals may apply: net revenue; revenue growth; pre-tax income before allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals; return on shareholders’ equity; total shareholder return; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the common stock or any other publicly-traded securities of RealNetworks; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; reductions in costs; cash flow; cash flow per share; return on invested capital; cash flow return on investment; and improvement in or attainment of expense levels on working capital levels of RealNetworks or any subsidiary, division, business segment or business unit of RealNetworks for or within which the participant is primarily employed. Such performance goals also may be based solely by reference to RealNetworks’ performance or the performance of a subsidiary, division, business segment or business unit of RealNetworks, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of RealNetworks or not within the reasonable control of RealNetworks’ management, or (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles.

No Repricing.  The 2005 Plan prohibits option or stock appreciation right repricings or exchanges (other than to reflect stock splits, spin-offs or other corporate events) unless shareholder approval is obtained.

Nontransferability of Awards.  Unless authorized by the Committee in the agreement evidencing an award granted under the 2005 Plan, an award granted under the 2005 Plan is not transferable other than by will or the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant or the participant’s estate, guardian or legal representative.

Adjustments Upon Changes in Capitalization.  In the event that the stock of RealNetworks changes by reason of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure of RealNetworks effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 2005 Plan, the number and class of shares of awards outstanding under the 2005 Plan, the fiscal year limits on the number of awards that any person may receive and the exercise price of any outstanding option or stock appreciation right.

Change in Control.  The Committee may determine at the time an award is granted under the 2005 Plan that, upon a “Change of Control” of RealNetworks (as that term may be defined in the agreement evidencing an award), (a) options and stock appreciation rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable or may be cancelled and terminated without payment therefor if the fair market value of one share of RealNetworks’ Common Stock as of the date of the Change of Control is less than the per share option exercise price or stock appreciation right grant price, (b) restrictions and deferral limitations on restricted stock awards lapse and the restricted stock becomes free of all restrictions and limitations and becomes fully vested, (c) performance awards shall be considered to be earned and payable (either in full or pro rata based on the portion of performance period completed as of the date of the Change of Control), and any deferral or other restriction shall lapse and such performance awards shall be immediately settled or distributed, (d) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards shall lapse, and such other stock unit awards or such other awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant, and (e) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the agreement evidencing such award. The Committee may determine that, upon the occurrence of a Change of Control of RealNetworks, each option and stock appreciation right outstanding shall terminate within a specified number of days after notice to the participant, and/or that each participant shall receive, with respect to each share of Common Stock subject to such option or stock appreciation right, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such Change of Control over the exercise price per share of such option and/or stock appreciation right; such amount, if any, to be payable in cash, in one or more kinds of stock or property, or in a combination thereof, as the Committee, in its discretion, shall determine.

If in the event of a Change of Control the successor company assumes or substitutes for an option, stock appreciation right, share of restricted stock or other stock unit award, then each outstanding option, stock appreciation right, share of restricted stock or other stock unit award shall not be accelerated as described above. An option, stock appreciation right, share of restricted stock or other stock unit award shall be considered assumed or substituted for if following the Change of Control the award confers the right to purchase or receive, for each share subject to the option, stock appreciation right, restricted stock award or other stock unit award immediately prior to the Change of Control, the consideration received in the transaction constituting a Change of Control by holders of shares for each share held on the effective date of such transaction; provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an option, stock appreciation right, restricted stock award or other stock unit award, for each share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares in the transaction constituting a Change of Control. Notwithstanding the foregoing, on such terms and conditions as may be set forth in the agreement evidencing an award, in the event of a termination of a participant’s employment in such successor company within a specified time period following such Change in Control, each award held by such participant at the time of the Change in Control shall be accelerated as described above.

Termination of Employment.  The Committee shall determine and set forth in each agreement evidencing an award under the 2005 Plan whether any such award will continue to be exercisable, and the terms of such exercise, on and after the date a participant ceases to be employed by or provide services to RealNetworks or any subsidiary whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise.

Amendment and Termination of the Restated 2005 Plan.  The Board may amend, alter, suspend or terminate the 2005 Plan, or any part thereof, at any time and for any reason. However, RealNetworks shall obtain shareholder approval for any amendment to the 2005 Plan to the extent necessary to comply with Section 162(m) and Section 422 of the Code, or any similar rule or statute. No such action by the Board or shareholders may alter or impair any award previously granted under the 2005 Plan without the written consent of the participant. The 2005 Plan shall terminate automatically on the tenth anniversary of its effective date, except with respect to awards then outstanding under the 2005 Plan. The expected effective date of the amendment and restatement of the 2005 Plan, in the form attached hereto as Appendix A shall be, assuming the shareholders approve this proposal, the Offer Closing Date. If we do not complete and close on the exchange program as described in this Proxy Statement, the 2005 Plan will revert back to the terms in place prior to this amendment and restatement of the 2005 Plan.

Other Provisions.  The agreement evidencing awards granted under the 2005 Plan may contain other terms, provisions and conditions not inconsistent with the 2005 Plan as may be determined by the Committee.

Federal Income Tax Consequences.  The following discussion summarizes certain federal income tax considerations for U.S. taxpayers receiving options under the 2005 Plan and certain tax effects on RealNetworks, based upon the provisions of the Code, as in effect on the date of this proxy statement, current regulations and existing administrative rulings of the Internal Revenue Service. However, it does not purport to be complete and does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different.

Incentive Stock Options.  An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon an optionee’s sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain or loss recognized on such premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss.

Nonstatutory Stock Options.  An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Stock Appreciation Rights.  No income will be recognized by a recipient in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the recipient will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of any cash received and the fair market value of any Common Stock or other property received upon the exercise.

Restricted Stock Awards and Performance Awards.  A participant will not have taxable income upon grant of a restricted stock award, performance award or other stock unit award (unless, with respect to restricted stock, he or she elects to be taxed at that time). Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the vested shares or cash received minus any amount paid for the shares.

Company Tax Deduction.  RealNetworks generally will be entitled to a tax deduction in connection with an award under the 2005 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to the Principal Executive Officer (PEO) and to each of the three most highly compensated executive officers (other than the PEO and the Principal Financial Officer). Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, RealNetworks can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met with respect to awards. These conditions include shareholder approval of the performance goals under the 2005 Plan, setting individual annual limits on each type of award, and certain other requirements. The 2005 Plan has been designed to permit the Committee to grant certain awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting RealNetworks to receive a federal income tax deduction in connection with such awards.

Accounting Treatment.  Beginning on January 1, 2006, RealNetworks began accounting for stock-based compensation in accordance with the requirements of FAS 123R. Under the fair value provisions of FAS 123R, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period.

Summary of the 1996 Plan and the 2000 Plan

The following is a summary of the principal provisions of the 1996 Plan and the 2000 Plan that are relevant for the amendments to the Stock Plans and the exchange program. However, this summary is not a complete description of all of the provisions of the 1996 Plan and the 2000 Plan, and is qualified in its entirety by the specific language of the 1996 Plan and the 2000 Plan, respectively. The 1996 Plan and the 2000 Plan were terminated in 2005. No future equity awards will be granted under the 1996 Plan or the 2000 Plan. However, the terms of the 1996 Plan and the 2000 Plan continue to govern outstanding equity awards granted under them, respectively. Capitalized terms used in this plan description have the meanings defined in the 1996 Plan and the 2000 Plan, as applicable.

Purpose.  The purpose of each of the 1996 Plan and the 2000 Plan is to enhance the long-term profitability and shareholder value of the Company by offering an opportunity to invest in the capital stock of the Company to those employees, officers, consultants and agents of the Company and its subsidiaries who are key to the growth and success of the Company, to encourage them to continue to provide services to the Company and its subsidiaries and to encourage them to acquire and maintain stock ownership in the Company.

Administration.  Each of the 1996 Plan and the 2000 Plan is administered by a committee or committees of the Board of Directors (the “Administrative Committee”). All members of the Administrative Committee serve at the discretion of the Board of Directors. The Administrative Committee is authorized to administer and interpret the 1996 Plan and the 2000 Plan, subject to their express provisions, as applicable, and to make all determinations necessary or advisable for the administration of the 1996 Plan and the 2000 Plan, as applicable.

Select Terms and Conditions of Options.  The method or methods of payment of the purchase price for the shares to be purchased upon exercise of an Option issued under the 1996 or the 2000 Plan shall be determined by the Administrative Committee and may consist of (i) cash, (ii) check, (iii) promissory note, (iv) whole shares of Common Stock already owned by the Option holder, (v) the withholding of shares of Common Stock issuable upon exercise of the Option, (vi) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price, (vii) any combination of the foregoing methods of payment, or (viii) such other consideration and method of payment as may be permitted for the issuance of shares under applicable securities and other laws. The permitted methods of payment of the amounts payable upon exercise of an Option, if other than in cash, shall be set forth in the Option Agreement evidencing the Option and may be subject to such conditions as the Administrative Committee deems appropriate. The optionee must pay to the Company applicable withholding taxes upon exercise of the Option as a condition to receiving the stock certificates. The Option term and vesting schedule, if any, will be fixed by the Administrative Committee. Options generally will be exercisable for one year after termination of services as a result of disability or death and for three months after all other terminations. An Option will not be exercisable if the optionee’s services are terminated for “cause,” as defined in the 1996 Plan and the 2000 Plan, respectively.

Amendment.  The Administrative Committee may from time to time suspend or discontinue the 1996 Plan or the 2000 Plan, or modify or amend the 1996 Plan or the 2000 Plan in such respects as it shall deem advisable; provided, however, that any such modification or amendment shall comply with all applicable laws and stock exchange listing requirements, and when required by law, any such modification or amendment shall be subject to approval by the Company’s shareholders. No termination, modification or amendment of the 1996 Plan or the 2000 Plan may adversely affect the rights of the holder of an outstanding Option in any material way unless the holder of the Option consents thereto. With the consent of the holder of an Option, and subject to the terms and conditions of the 1996 Plan or the 2000 Plan, as applicable, the Administrative Committee may amend outstanding Option Agreements with any Option holder, including, without limitation, any amendment that would (i) accelerate the time or times at which the Option may be exercised, and/or (ii) extend the scheduled expiration date of the Option.

Adjustments.  If the Company subdivides its outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock dividend, stock split, reclassification or otherwise) or combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock (by reverse stock split, reclassification or otherwise), or if the Administrative Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the 1996 Plan or the 2000 Plan, as applicable, the Administrative Committee shall, in its sole discretion and in such manner as it may deem equitable and appropriate, make adjustments to any or all of (a) the number and kind of shares with respect to which Options may thereafter be granted under the 1996 Plan or the 2000 Plan, as applicable; (b) the number and kind of shares subject to outstanding Options; and (c) the purchase price under outstanding Options.

Nontransferability.  Unless the Administrative Committee determines otherwise at the time an Option is granted, an Option granted under the 1996 Plan or the 2000 Plan shall not be transferable other than by will or the laws of descent and distribution. Options may be exercised during the lifetime of the Option holder only by such Option holder (or his or her court appointed legal representative). After an Option is granted, the Administrative Committee may release in whole or in part these restrictions on transferability at any time by giving written notice to the Option holder.

Acceleration.  Each outstanding Option under the 1996 Plan and the 2000 Plan shall become exercisable in full in respect of the aggregate number of shares covered thereby, notwithstanding any contrary vesting schedule in the Option Agreement evidencing the Option (except to the extent the Option Agreement expressly provides otherwise), in the event of (a) any merger, consolidation or binding share exchange pursuant to which shares of Common Stock are changed or converted into or exchanged for cash, securities or other property, other than any such transaction in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction the same proportionate ownership of the common stock of, and the same voting power with respect to, the surviving corporation; (b) any merger, consolidation or binding share exchange in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; (c) any liquidation or dissolution of the Company; (d) any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (e) any transaction (or series of related transactions), consummated without the approval or recommendation of the Board, in which (i) any person, corporation or other entity (excluding the Company and any employee benefit plan sponsored by the Company) purchases any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, or (ii) any person, corporation or other entity (excluding the Company and any employee benefit plan sponsored by the Company) becomes the direct or indirect beneficial owner of securities of the Company representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

Federal Tax Consequences.  The following is a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Options granted under the 1996 Plan and the 2000 Plan. Tax consequences for any particular individual may be different.

NSOs.  No income will be recognized by an Option recipient upon the grant of an NSO granted under the 1996 Plan or the 2000 Plan. On the exercise of an NSO, the optionee will generally have ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the exercise price. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding. Upon a later sale of such shares, the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. The Company generally will receive a tax deduction for any ordinary income recognized by a holder of an Option (for example, the exercise of an NSO). Special rules limit the deductibility of compensation paid to the Principal Executive Officer (PEO) and to each of the three most highly compensated executive officers (other than the PEO and the Principal Financial Officer). Under section 162(m) of the Internal Revenue Code, the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1 million. However, the Company is able to preserve the deductibility of compensation over $1 million if the conditions of section 162(m) are met. These conditions include shareholder approval of the 1996 Plan and the 2000 Plan, as the case may be, and setting limits on the number of Options that any individual may receive. The 1996 Plan has been designed to permit the Administrative Committee to grant Options that qualify as performance-based for purposes of satisfying the conditions of section 162(m).

Our Board of Directors terminated the 1996 Plan and the 2000 Plan in 2005 with respect to new Option grants.

Vote Requirement to Approve this Proposal.

The affirmative vote of a majority of the shares present in person or represented by proxy and voting on the matter is required for the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE REALNETWORKS, INC. 2005 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED, THE REALNETWORKS 2000 STOCK OPTION PLAN, AS AMENDED AND RESTATED, AND THE REALNETWORKS, INC. 1996 STOCK OPTION PLAN, AS AMENDED AND RESTATED.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of KPMG LLP as the independent registered public accounting firm for RealNetworks’ fiscal year ending December 31, 2009, and the Board of Directors recommends that shareholders vote for the ratification of such appointment. Although ratification by our shareholders is not required by law, RealNetworks has determined that it is desirable to request shareholder approval of this appointment. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such change would be in the best interests of RealNetworks and its shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee may reconsider its selection.

KPMG LLP has audited the accounts of RealNetworks since 1994. KPMG LLP performed audit services in connection with the examination of the consolidated financial statements of RealNetworks for its fiscal year ended

December 31, 2008. In addition, KPMG LLP has rendered other services, including the review of financial statements and related information in various registration statements and filings with the SEC.

Fees Billed by KPMG LLP During 2007 and 2008

The following table presents fees for professional audit services rendered by KPMG LLP, an independent registered public accounting firm, for the audit of our annual financial statements for 2007 and 2008, and fees billed for other services rendered by KPMG LLP.

	2007	2008

Audit Fees(1)	$2,300,682	$3,200,088
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$2,300,682	$3,200,088

(1)	Fees in connection with the audit of RealNetworks’ annual financial statements for the fiscal years ended December 31, 2007 and 2008, reviews of the financial statements included in RealNetworks’ quarterly reports on Form 10-Q during the 2007 and 2008 fiscal years, Sarbanes-Oxley Section 404 attestation services and statutory audits for subsidiaries of RealNetworks.

Pre-Approval Policies and Procedures

The Audit Committee approves in advance all audit and non-audit services to be performed by our independent auditors. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with its pre-approval procedures, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by KPMG LLP for up to twelve (12) months from the date of the pre-approval. If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration. In 2007 and 2008, the Audit Committee approved all fees of KPMG LLP identified in the above table in accordance with SEC requirements.

Annual Independence Discussions

The Audit Committee has determined that the provision by KPMG LLP of non-audit services to RealNetworks is compatible with KPMG LLP maintaining its independence.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009.

Report of the Audit Committee of the Board of Directors

The following is the report of the Audit Committee with respect to RealNetworks’ audited financial statements, which include the consolidated balance sheets of RealNetworks as of December 31, 2007 and 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2008, and the notes thereto.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2008 with management and has discussed those matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional

Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with KPMG LLP. The Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from RealNetworks.

Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, the internal audit function and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2008 be included in the RealNetworks Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The Audit Committee of the Board of Directors

Eric A. Benhamou, Chairman
John Chapple
Pradeep Jotwani
Kalpana Raina

INCORPORATION BY REFERENCE

The SEC allows RealNetworks to “incorporate by reference” information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to other documents that it has filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement. This Proxy Statement incorporates by reference the following documents:

1.	the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009, as amended;

2.	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 11, 2009; and

3.	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 to be filed with the SEC no later than August 10, 2009.

OTHER BUSINESS

The Board of Directors does not intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect to those proxies in accordance with the judgment of the persons voting such proxies.

The information contained above under the captions “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that RealNetworks specifically incorporates it by reference into such filing.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

Robert Kimball
Executive Vice President, Corporate Development
and Law, General Counsel and Corporate Secretary

August 12, 2009
Seattle, Washington

A COPY OF REALNETWORKS’ ANNUAL REPORT ON FORM 10-K FOR THE 2008 FISCAL
YEAR, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS
AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO:
INVESTOR RELATIONS DEPARTMENT
REALNETWORKS, INC.
P.O. BOX 91123
SEATTLE, WASHINGTON 98111-9223

Appendix A

REALNETWORKS, INC.

2005 Stock Incentive Plan
(Amended and Restated Effective as of          )

1.	PURPOSE OF THE PLAN

Purpose.  The purpose of the RealNetworks, Inc 2005 Stock Incentive Plan (the “Plan”), as amended and restated effective as of           (the “Restatement Effective Date”), is to assist RealNetworks, Inc., a Washington corporation (the “Company”), and its subsidiaries in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	DEFINITIONS

2.1. “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Other Share-Based Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2. “Award Agreement” shall mean any agreement, contract or other instrument or document, including through an electronic medium, evidencing any Award granted by the Committee hereunder.

2.3. “Board” shall mean the board of directors of the Company.

2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.5. “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of the NASDAQ Stock Market.

2.6. “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code.

2.7. “Director” shall mean a non-employee member of the Board.

2.8. “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person’s becoming an employee of the Company or any Subsidiary. Solely for purposes of the Plan, an Employee shall also mean any consultant or advisor who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.

2.9. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.10. “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of Shares as of any date shall be the per Share closing price of the Shares as reported on the NASDAQ Stock Market on that date (or if there was no reported price on such date, on the last preceding date on which the price was reported); if the Company is not then listed on the NASDAQ Stock Market but is listed on the New York Stock Exchange, the Fair Market Value of the Shares shall be the per Share closing price of the Shares as reported on the New York Stock Exchange on that date (or if there was no reported price on such date, on the last preceding date on which the price was reported); or, if the Company is not then listed on the NASDAQ Stock Market or the New York Stock Exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria.

2.11. “Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.12. “Limitations” shall have the meaning set forth in Section 10.5.

2.13. “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.14. “Other Share-Based Award” shall have the meaning set forth in Section 8.1.

2.15. “Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

2.16. “Payee” shall have the meaning set forth in Section 13.1.

2.17. “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Article 9.

2.18. “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.19. “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.20. “Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.21. “Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.22. “Prior Plans” shall mean, collectively, the Company’s 1996 Stock Option Plan, 2000 Stock Option Plan, 2002 Director Stock Option Plan, Director Compensation Stock Plan, and the 2005 Stock Incentive Plan prior to the Restatement Effective Date.

2.23. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.24. “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.25. “Shares” shall mean the shares of common stock of the Company, par value $0.001 per share.

2.26. “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

2.27. “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.28. “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.29. “Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.32. “Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

3.	SHARES SUBJECT TO THE PLAN

3.1. Number of Shares.  (a) Subject to adjustment, as provided in Section 12.2, the number of Shares authorized and available for grant under the Plan effective as of the closing date of the Company’s one-time stock option exchange program to exchange certain eligible outstanding stock options as described in the Company’s 2009 proxy statement (the “Exchange Program”) shall be equal to the sum of (i) 8,245,000 and (ii) the result of multiplying seven-tenths (0.7) by the difference between (x) the number of Shares subject to stock options that are cancelled in the Exchange Program and (y) the number of Shares subject to stock options that are issued under the Exchange Program. For example, if 29,000,000 Shares subject to stock options are tendered in the Exchange Program and 11,565,000 Shares subject to stock options are issued under the Exchange Program, for purposes of the prior sentence the difference between the number of Shares subject to stock options that are cancelled and the number of Shares subject to stock options that are issued would be 17,435,000 [29,000,000 minus 11,565,000 = 17,435,000]. As a result, 12,204,500 Shares [17,435,000 multiplied by 0.7] would be added to 8,245,000, for a total of 20,449,500 Shares authorized and available for grant under the Plan following the closing date of the Exchange Program (the “Exchange Program Closing Date”). The total number of shares authorized for grant under the Plan shall be equal to the sum of (a) the number of Shares authorized and available for grant under the Plan effective as Exchange Program Closing Date, as calculated above, plus (b) the number of Shares issued and outstanding under the Plan as of the Exchange Program Closing Date, as calculated using the Share counting rules in the next paragraph.

Any Shares that are subject to Awards of Options, Stock Appreciation Rights (other than Tandem Stock Appreciation Rights) granted on or after the Exchange Program Closing Date, shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights granted after the Exchange Program Closing Date, shall be counted against this limit as one and six-tenths (1.6) Shares for every one (1) Share granted.

(b) If, after the Exchange Program Closing Date, any Shares subject to an Award or to an award under the Prior Plans are forfeited or expire, or any Award or award under the Prior Plans is settled for cash, the Shares subject to such Award or to such award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, subject to Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or an option granted under the Prior Plans, or to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right or options or stock appreciation rights granted under the Prior Plans, and (ii) Shares subject to a Stock Appreciation Right or a stock appreciation right granted under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options granted under the Prior Plans.

(c) Substitute Awards may be issued under the Plan and such Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the Limitations applicable to a Participant under Section 10.5, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(d) Any Shares that again become available for grant pursuant to this Article on or after the Exchange Program Closing Date shall be added back as one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and as one and six-tenths (1.6) if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans.

3.2. Character of Shares.  Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or shares purchased in the open market or otherwise.

4.	ELIGIBILITY AND ADMINISTRATION

4.1. Eligibility.  Any Employee or Director shall be eligible to be selected as a Participant.

4.2. Administration.  (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, subject to Section 8.1; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings. Notwithstanding the foregoing or anything else to the contrary in the Plan, any action or determination by the Committee specifically affecting or relating to an Award to a Director shall require the prior approval of the Board.

(c) To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the NASDAQ Stock Market, the Committee may delegate to (i) a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (ii) to the extent permitted by law, to one or more executive officers or a committee of executive officers the right to grant Awards to Employees who are not Directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not Directors or executive officers of the Company.

5.	OPTIONS

5.1. Grant of Options.  Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2. Award Agreements.  All Options granted pursuant to this Article shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such

Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3. Option Price.  Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option. Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s shareholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option in exchange for cash or another Award (other than in connection with Substitute Awards or a Change of Control (as that term may be defined in an Award Agreement), and (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market.

5.4. Option Term.  The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of seven (7) years from the date the Option is granted, except in the event of death or disability.

5.5. Exercise of Options.  (a) Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation), valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement, or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

(b) Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option or a Tandem Stock Appreciation Right (if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash, rounded down to the nearest $.01.

5.6. Form of Settlement.  In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

5.7. Incentive Stock Options.  The Committee may grant Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code, to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, the maximum aggregate number of Shares with respect to which “incentive stock options” may be granted under the Plan shall be 3,000,000 Shares. In addition, and notwithstanding anything in this Section 5 to the contrary, if an incentive stock option is granted to a Participant who at the time such grant owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent corporation or of any Subsidiary (i) the option price per Share under the incentive stock option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the incentive stock option and (ii) such incentive stock option shall expire and no longer be exercisable no later than 5 years from the date of grant.

6.	STOCK APPRECIATION RIGHTS

6.1. Grant and Exercise.  The Committee may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (“Tandem Stock Appreciation Right”), (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2. Terms and Conditions.  Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such other amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, shall not be less than the Fair Market Value of one Share on such date of grant or, if applicable, the exercise price of the related Option with respect to a Tandem Stock Appreciation Right granted subsequent to the related Option (subject to the requirements of Section 409A of the Code).

(b) The Committee shall determine in its sole discretion whether payment shall be made in cash, in whole Shares or other property, or any combination thereof.

(c) Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option.

(d) Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the option price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies.

(e) Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised.

(f) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(g) The Committee may impose such other conditions or restrictions on the terms of exercise and the exercise price of any Stock Appreciation Right, as it shall deem appropriate, including providing that the exercise price of a Tandem Stock Appreciation Right may be less than the Fair Market Value on the date of grant if the Tandem Stock Appreciation Right is added to an Option following the date of the grant of the Option (subject to the requirements of Section 409A of the Code). Notwithstanding the foregoing provisions of this Section 6.2(g), but subject to Section 12.2, a Freestanding Stock Appreciation Right shall generally have the same terms and conditions as Options, including (i) an exercise price not less than Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Freestanding Stock Appreciation Right granted in exchange for an Option (subject to the requirements of Section 409A of the Code) except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, and (ii) a term not greater than seven (7) years.

(h) An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the exercise price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and neither the Stock Appreciation Right nor the Option has expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share shall be settled in cash, rounded down to the nearest $.01.

(i) Without the approval of the Company’s shareholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant (ii) cancel any Stock Appreciation Right in exchange for cash or another Award (other than in connection with a Change of Control, as defined in Section 11.3, or a Substitute Award), or (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market.

(j) The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

7.	RESTRICTED STOCK

7.1. Grants.  Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”), and such Restricted Stock Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award shall be subject to vesting restrictions during the Vesting Period as specified by the Committee. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock.

7.2. Award Agreements.  The terms of any Restricted Stock Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards need not be the same with respect to each Participant. The Committee may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award intended to comply with the performance-based exception under Code Section 162(m), waive the forfeiture period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate.

7.3. Rights of Holders of Restricted Stock.  Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. Except as otherwise provided in an Award Agreement, any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award. Notwithstanding the provisions of this Section, cash dividends with respect to any Restricted Stock Award and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash, Shares or other property has been distributed.

7.4. Issuance of Shares.  Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8.	OTHER SHARE-BASED AWARDS

8.1. Grants.  Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (collectively “Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants, in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation (including Directors’ fees). Prior to granting any Other Share-Based Awards to be settled upon a Change of Control (as that term may be defined in an Award Agreement), the Committee shall consider the implications of Section 409A of the Code on, and take any action or adopt any provision with respect to, such Other Share-Based Award that it deems necessary or appropriate in its sole discretion.

8.2. Award Agreements.  The terms of Other Share-Based Awards granted under the Plan shall be set forth in an Award Agreement, or in a sub-plan forming part of the Plan, which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant. Notwithstanding the provisions of this Section, any property (other than cash) distributed as a dividend or otherwise with respect to the number of Shares covered by an Other Share-Based Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by such Award with respect to which such cash, Shares or other property has been distributed. Other Share-Based Awards may be subject to vesting restrictions during the Vesting Period as specified by the Committee.

8.3. Payment.  Except as provided in Article 10 or as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

8.4. Deferral of Director Fees and Other Compensation.  Directors shall, if determined by the Board, receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual retainer. In addition, to the extent permitted by the Committee (i) Directors may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers and annual meeting fees and (ii) Employees may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their compensation for services to the Company. The Committee shall, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for the payment the deferred stock units, including (but not limited to) with respect to the requirements of Section 409A of the Code.

9.	PERFORMANCE AWARDS

9.1. Grants.  Performance Awards in the form of Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.2. Award Agreements.  The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents (subject to the requirements of Section 12.6). The terms of Performance Awards need not be the same with respect to each Participant.

9.3. Terms and Conditions.  The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4. Payment.  Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Performance Awards may be paid in a lump sum or in installments following the close of the Performance

Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10.	CODE SECTION 162(m) PROVISIONS

10.1. Covered Employees.  Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Performance Award or an Other Share-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.

10.2. Performance Criteria.  If the Committee determines that a Restricted Stock Award, a Performance Award or an Other Share-Based Award is subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: net revenue; revenue growth; pre-tax income before allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals; return on shareholders’ equity; total shareholder return; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings before taxes, earnings before interest and taxes earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; reductions in costs; cash flow, cash flow per share; return on invested capital; cash flow return on investment; and improvement in or attainment of expense levels on working capital levels of the Company or any Subsidiary, division, business segment or business unit of the Company for or within which the Participant is primarily employed. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

10.3. Adjustments.  Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock Award, Performance Award or Other Share-Based Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances.

10.4. Restrictions.  The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

10.5. Limitations on Grants to Individual Participant.  Subject, in each case, to adjustment as provided in Section 12.2, the Company may grant (i) Options or Stock Appreciation Rights during any 12-month period to a Participant for up to a maximum of 2,000,000 Shares and (ii) up to a maximum of an additional 900,000 Shares with respect to Restricted Stock Awards, Performance Awards and/or Other Share-Based Awards during any 12-month period that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares (collectively, the “Share-Based Limitations”). In addition to the foregoing Share-Based Limitations, a Participant may receive up to an additional $3,000,000 during any 12-month period with respect to Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash (the “Cash-Based Limitation and collectively with the Share-Based Limitations, the

“Limitations”). If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

11.	CHANGE OF CONTROL PROVISIONS

11.1. Impact on Certain Awards.  Award Agreements may provide that in the event of a Change of Control of the Company (as that term may be defined therein), (a) Options and Stock Appreciation Rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable, (b) that Options and Stock Appreciation Rights outstanding as of the date of the Change of Control may be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change of Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, (c) restrictions and deferral limitations on Restricted Stock lapse and the Restricted Stock becomes free of all restrictions and limitations and becomes fully vested, (d) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change of Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed, and (e) the restrictions and deferral limitations and other conditions applicable to any Other Share-Based Awards or any other Awards shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

11.2. Assumption or Substitution of Certain Awards.  (a) Unless otherwise provided in an Award Agreement, in the event of a Change of Control of the Company of which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), then each outstanding Option, Stock Appreciation Right, Restricted Stock Award or Other Share-Based Award shall not be accelerated as described in Sections 11.1(a), (c) and (e). For the purposes of this Section 11.2, an Option, Stock Appreciation Right, Restricted Stock Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change of Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award or Other Share-Based Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change of Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, on such terms and conditions as may be set forth in an Award Agreement, in the event of a termination of a Participant’s employment in such successor company within a specified time period following such Change in Control, each Award held by such Participant at the time of the Change in Control shall be accelerated as described in Sections 11.1(a), (c) and (e).

(b) The Committee, in its discretion, may determine that, upon the occurrence of a Change of Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine; provided, however, that if the Fair Market Value of one Share as of the date of the Change of Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, the Committee may, in its discretion, cancel and terminate each such outstanding Option and/or Stock Appreciation Right without payment.

12.	GENERALLY APPLICABLE PROVISIONS

12.1. Amendment and Termination of the Plan.  The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the NASDAQ Stock Market provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s shareholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Section 5.3 or Section 6.2(g) to eliminate the requirements relating to minimum exercise price and shareholder approval, (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Freestanding Stock Appreciation Right specified in Section 6.2(g), or (f) increase the Limitations in Section 10.5. The Board may not, without the approval of the Company’s shareholders, except as set forth in Section 12.2, (a) lower, after it is granted, the option price per Share of an Option or the grant price per Share of a Stock Appreciation Right, (b) cancel an Option or Stock Appreciation Right in exchange for cash or another Award (other than in connection with Substitute Awards or a Change of Control, as defined in Section 11.3), or (c) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market. In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

12.2. Adjustments.  In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the Limitations in Section 10.5, the maximum number of Shares that may be issued pursuant to Incentive Stock Options, and in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.

12.3. Transferability of Awards.  Except as provided below, no Award and no Shares subject to Awards described in Article 8 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.

12.4. Termination of Employment.  The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.5. One-Time Option Exchange Offer.  Notwithstanding any other provision of the Plan to the contrary, upon approval by the Company’s shareholders of this Section 12.5 in connection with the Company’s 2009 Annual Meeting, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of Options with a lower exercise price, provided that such one-time-only option exchange offer is commenced within 12 months of the date of such shareholder approval at the Company’s 2009 Annual Meeting.

12.6. Deferral; Dividend Equivalents.  The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred, subject to the requirements of Code Section 409A. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents distributed in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such cash, stock or other property has been distributed.

13.	MISCELLANEOUS

13.1. Award Agreements.  Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

13.2. Tax Withholding.  The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.

13.3. Right of Discharge Reserved; Claims to Awards.  Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Director shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Directors under the Plan.

13.4. Prospective Recipient.  The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

13.5. Substitute Awards.  Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.6. Cancellation of Award.  Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, engages in activity that violates any agreement between the Company or any Subsidiary and Participant, including any agreement not to compete with the Company, as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

13.7. Stop Transfer Orders.  All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.8. Nature of Payments.  All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan and any Stock Appreciation Rights constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.9. Other Plans.  Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.10. Severability.  The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.11. Construction.  As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.12. Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.13. Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Washington, without reference to principles of conflict of laws, and construed accordingly.

13.14. Effective Date; Termination.  This amendment and restatement of the Plan shall be effective on Exchange Program Closing Date. The amendment and restatement of the Plan shall be null and void and of no effect if the Company, for any reason, does not close the Exchange Program. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the amendment and restatement of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.15. Foreign Employees.  Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

13.16. Compliance with Section 409A of the Code.  This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

13.17. Captions.  The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

13.18. Conditions to Issuance of Shares.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be necessary or appropriate. Shares (or if applicable, cash or other property) shall not be issued pursuant to an Award unless, as determined by the Company, the issuance and delivery of the Shares (or if applicable, cash or other property) complies with all such laws, rules, regulations and approvals.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting day.

REAL NETWORKS, INC.

INTERNET
http://www.proxyvoting.com/rnwk
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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Please mark your votes as indicated in this example	☒
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED
“FOR” THE PROPOSALS.

1. ELECTION OF DIRECTORS:		FOR ALL	WITHHOLD FOR ALL	* EXCEPTIONS

Class 1 Director Nominees:	01 John Chapple	☐	☐	☐
02 Robert Glaser

Class 2 Director Nominee:	03 Pradeep Jotwani

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.
Proposal to approve amendments to the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated, the RealNetworks, Inc. 2000 Stock Option Plan, as amended and restated and the RealNetworks, Inc. 1996 Stock Option Plan, as amended and restated, including (among other amendments) to permit a one-time stock option exchange program for eligible employees other than directors and Section 16 officers.
		☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Ratification of KPMG LLP as independent registered public accounting firm.	☐	☐	☐

4.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

			Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your RealNetworks shareholder account online.
Access your RealNetworks, Inc. shareholder account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for RealNetworks, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163
Important notice regarding the Internet availability of proxy materials for the 2009 Annual Meeting of Shareholders: The 2008 Annual Report to Shareholders and Proxy Statement are available at: http://www.proxydocs.com/rnwk
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PROXY
PROXY FOR 2009 ANNUAL MEETING OF SHAREHOLDERS
RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned shareholder of RealNetworks, Inc., a Washington corporation (the “Company”), hereby appoints Robert Glaser and Robert Kimball, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of common stock of the Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held September 21, 2009, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.
     The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 3, OR AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.

Address Change/Comments	BNY MELLON SHAREOWNER SERVICES
(Mark the corresponding box on the reverse side)	P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)
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